EXHIBIT 2.4

PURCHASE AGREEMENT

by and among

SILGAN HOLDINGS LLC,

SILGAN WHITE CAP HOLDINGS SPAIN, S.L.,

SILGAN HOLDINGS B.V.,

SILGAN HOLDINGS INC.
(solely for purposes of Sections 4.8, 4.19 and 9.1 and ARTICLE 11),

WESTROCK MWV, LLC

and

WESTROCK COMPANY

(solely for purposes of Sections 4.19 and 9.2 and ARTICLE 11),

Dated as of January 23, 2017

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ii

iii

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Exhibit A:	Calculation of Net Working Capital
Exhibit B:	Calculation of True-Up Amount
Exhibit C:	Form of Transition Services Agreement
Schedule A:	Companies
Schedule B:	Subsidiaries of the Companies
Schedule C:	Applicable Buyer and Seller or Selling Entity for Shares of Each Company
Schedule D:	Required Governmental Approvals
Schedule E:	Deeds of Transfer
Schedule 1.5:	Company Allocation Schedule
Schedule 10.1:	Restructuring Transactions

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of January 23, 2017 (this “Agreement”), is made by and among Silgan Holdings LLC, a Delaware limited liability company (the “U.S. Buyer”), Silgan White Cap Holdings Spain, S.L., a Spanish company (the “Spain Buyer”), Silgan Holdings B.V., a Netherlands private company with limited liability (the “Netherlands Buyer,” and collectively with the U.S. Buyer and the Spain Buyer, the “Buyers,” and each, a “Buyer”), WestRock MWV, LLC, a Delaware limited liability company (“Seller” or “MWV Delaware”), solely for purposes of Sections 4.19 and 9.2 and ARTICLE 11, WestRock Company, a Delaware corporation (“WestRock”), and, solely for purposes of Sections 4.8, 4.19 and 9.1 and ARTICLE 11, Silgan Holdings Inc., a Delaware corporation (“Silgan”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 10.1.

R E C I T A L S:

WHEREAS, Seller owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of WestRock Foreign Holdings, Inc., a Delaware corporation, WestRock Luxembourg S.à.r.l., a company organized under the laws of Luxembourg, WestRock Packaging Systems Germany GmbH, a company organized under the laws of Germany, WestRock Packaging Systems Netherlands B.V., a company organized under the laws of the Netherlands, WestRock Packaging Systems Spain S.L., a company organized under the laws of Spain (the “Selling Subsidiaries” and each, a “Selling Subsidiary” and, together with Seller, the “Selling Entities” and each, a “Selling Entity”);

WHEREAS, subject to the completion of the Restructuring Transactions and except for the portion of the Business conducted in India by MeadWestvaco India Private Limited, a company organized under the laws of India and an indirect wholly owned Subsidiary of Seller (“WRK”), the Selling Entities conduct the Business through the Subsidiaries set forth on Schedule A (each a “Company” and collectively, the “Companies”), and each of the direct or indirect Subsidiaries of the Companies (together with the Companies, the “Transferred Entities” and each a “Transferred Entity,” each of which is listed on Schedule B);

WHEREAS, in connection with the transactions contemplated by this Agreement, Seller will initiate, or cause to be initiated, the following actions (collectively, the “India Entity Contribution”): (i) the formation of a private limited company in India that will be owned by WestRock Holdings B.V. and WestRock Packaging Systems Netherlands B.V. (each a wholly-owned Subsidiary of Seller) (such Subsidiary in India, the “India Entity”), and (ii) thereafter, WRK will contribute to the India Entity the India Entity Assets and assign to the India Entity the employees in India referenced in Schedule 10.1;

WHEREAS, upon such formation of the India Entity, WestRock Holdings B.V. and WestRock Packaging Systems Netherlands B.V. (each a wholly owned Subsidiary of Seller), as the shareholders of the India Entity, shall automatically be deemed to be a “Selling Subsidiary” and a “Selling Entity” hereunder and the India Entity shall automatically be deemed to be a “Company” and a “Transferred Entity” hereunder (and in connection therewith, Seller shall have the right to supplement Section 2.4(a) of the Seller Disclosure Letter with respect to the India Entity to reflect the accurate capitalization of the India Entity);

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WHEREAS, Mead Packaging International, Inc. has entered into employment agreements with Kevin Clark, John Taylor, John Ferro and Christopher Flater, and WestRock Dispensing Systems Vicenza S.r.l. has entered into an employment agreement with Andrea Gualdi, in each case dated as of the date hereof to become effective as of the Closing (the “New Employment Agreements”);

WHEREAS, Seller wishes to sell (or cause the Selling Subsidiaries to sell) all of the issued and outstanding shares of capital stock or other equity interests of the Companies (as further identified herein and in the Seller Disclosure Letter, the “Shares”) to Buyers, and Buyers wish to purchase the Shares from Seller and the Selling Subsidiaries, on the terms and conditions set forth in this Agreement, with the applicable Buyer and the applicable Selling Entity with respect to the Shares of each Company being sold set forth on Schedule C; and

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE 1
Sale and Purchase of Shares

Section 1.1            Sale and Purchase of Shares. Subject to Section 1.6 and subject to the terms and conditions hereof, at the Closing, Seller shall (or shall cause the applicable Selling Subsidiary to) transfer and deliver, or cause to be transferred and delivered, to Buyers the Shares as set forth on Schedule C, free and clear of any Liens (other than Liens imposed under federal, state or foreign securities laws and Liens imposed due to actions of any Buyer).

Section 1.2            Closing. Subject to Section 1.6, the closing of the sale and purchase of the Shares (the “Closing”) shall take place at the offices of Seller, 504 Thrasher Street, Norcross, Georgia 30071, at 10:00 a.m. on the date that is five (5) Business Days after the conditions set forth in ARTICLE 6 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date.” The Closing shall be deemed to have occurred for all purposes as of 12:01 a.m. (local time of each of the Transferred Entities) on the Closing Date. At the Closing:

(a)                Stock Certificates. The Selling Entities shall deliver, or cause to be delivered, to the respective Buyers certificates (where applicable) or equivalent documents representing all of the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, or to the extent required by applicable Law to effect the transfer of the Shares, notarized Deeds of Transfer in accordance with Section 1.2(d).

(b)               Estimated Purchase Price. Subject to Section 1.6, Buyers shall pay to Seller or, if designated by Seller, the Selling Subsidiaries or other Persons in the amounts so designated, by wire transfer of immediately available funds to such account(s) as Seller shall designate in writing to Buyers not less than three (3) Business Days prior to the Closing Date (the “Seller Designated Account(s)”), an amount in cash equal to the Estimated Purchase Price.

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(c)                Indebtedness. Buyers shall repay, or cause to be repaid, on behalf of the Transferred Entities, the Indebtedness (other than Assumed Debt) listed in Section 1.2(c)(i) of the Seller Disclosure Letter, in each case by wire transfer of immediately available funds to the account(s) and in the amounts set forth in the payoff letters in respect of such Indebtedness as delivered to Buyers with the Estimated Closing Statement pursuant to Section 1.3(b) hereof (it being agreed that all Assumed Debt shall remain an obligation of the Transferred Entities after the Closing). Seller shall arrange for the Transferred Entities to be released, prior to or at the Closing, from all guarantee and other obligations under any Indebtedness of the Selling Entities or their Affiliates (other than the Transferred Entities), pursuant to customary documentation (which shall include obligations to release any Liens relating thereto) reasonably acceptable to Buyers.

(d)               Notarization. At Closing:

(i)                 The Spain Buyer and each of WestRock Luxembourg, S.à.r.l. and WestRock Packaging Systems Spain S.L., as shareholders of WestRock Dispensing Systems Barcelona, S.L. shall enter into the relevant Deed of Transfer (escritura pública) before a Notary Public of the City of Madrid (Spain) in order to formalize the transfer of the Shares they hold in WestRock Dispensing Systems Barcelona S.L. to the Spain Buyer;

(ii)               the Shares held in WestRock Dispensing Systems R&D Netherlands B.V. by WestRock Packaging Systems Netherlands B.V. shall transfer to the Netherlands Buyer by means of execution of the relevant Deed of Transfer;

(iii)             the Shares (including the respective membership rights (Mitgliedschaftsrechte) represented by such Shares) held in WestRock Dispensing Systems Hemer GmbH by Seller and WestRock Packaging Systems Germany GmbH shall transfer (abtreten) to the Netherlands Buyer in accordance with the relevant Deed of Transfer which is subject to German law and is to be notarized in front of a German notary public, and the Netherlands Buyer shall accept such transfer by conclusion of the relevant Deed of Transfer;

(iv)             Seller shall deliver to the Notary a power of attorney duly executed (and to the extent required by the Notary, legalized and apostilled) on behalf of WestRock Packaging Systems Netherlands B.V. (in its capacity as Selling Subsidiary) and WestRock Dispensing Systems R&D Netherlands B.V. (in its capacity as a Company) respectively, and the Netherlands Buyer shall deliver to the Notary (with a copy to WestRock Packaging Systems Netherlands B.V. in its capacity as a Selling Subsidiary) a power of attorney duly executed (and to the extent required by the Notary, legalized and apostilled) on behalf of the Netherlands Buyer, in each case authorizing the Notary to execute the relevant Deed of Transfer; and

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(v)               The Netherlands Buyer and WestRock Luxembourg S.à.r.l., (in its capacity as a Selling Subsidiary) shall enter into the relevant Deed of Transfer (atto di cessione di quote) before an Italian notary public in order to formalize the transfer of the Shares it holds in WestRock Dispensing Systems Milano S.r.l. and WestRock Dispensing System Vicenza S.r.l. to the Netherlands Buyer and shall procure that any actions which is required to procure the registration of the Netherlands Buyer as sole shareholder of the above entities is duly and timely performed.

Section 1.3            Purchase Price.

(a)                Final Purchase Price. The aggregate purchase price for the Shares shall be an amount in cash equal to: (i) the Enterprise Value; minus (ii) the Final Closing Date Indebtedness; plus (iii) the Final Net Working Capital Adjustment Amount (which may be a positive or negative number); plus (iv) the Final True-Up Adjustment Amount (which may be a positive or negative number) (the amount resulting from the calculation of (i), (ii), (iii) and (iv), the “Final Purchase Price”).

(b)               Estimated Purchase Price. No later than three (3) Business Days prior to the Closing Date, Seller shall provide to Buyers a closing statement (the “Estimated Closing Statement”), setting forth Seller’s good faith estimates of the Closing Date Indebtedness, and based thereon an estimate of the Final Purchase Price (pursuant to the calculation of purchase price set forth in Section 1.3(a) but excluding the Net Working Capital Adjustment Amount and the True-Up Adjustment Amount) (the “Estimated Purchase Price”). Seller’s calculations set forth in the Estimated Closing Statement (collectively, the “Estimated Purchase Price Calculations”) shall be delivered with reasonable supporting detail with respect to the calculation of such amounts and the components thereof, including, without limitation, customary payoff letters (including payoff amounts and wire instructions) from each of the holders of the Closing Date Indebtedness (other than Assumed Debt).

(c)                Post-Closing Adjustments.

(i)                 As soon as practicable, but no later than ninety (90) days after the Closing Date, the U.S. Buyer, on behalf of itself and the other Buyers, shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Buyers’ calculation of: (1) the Closing Date Indebtedness; (2) the Closing Date Net Working Capital and the resulting Net Working Capital Adjustment Amount; and (3) the Closing True-Up Amount and the resulting True-Up Adjustment Amount; and based thereon, Buyers’ calculation of the Final Purchase Price (pursuant to the calculation of Final Purchase Price as set forth in Section 1.3(a)). Buyers’ calculations set forth in the Closing Statement (collectively, the “Buyer Purchase Price Calculations”) shall be delivered with reasonable supporting detail with respect to the calculation of such amounts.

(ii)               For the purpose of preparing the Closing Statement, Seller shall cause each of the Transferred Entities to conduct, on the day immediately prior to the Closing Date, a physical inventory of the inventory of each of the Transferred Entities (which physical inventory shall be valued in accordance with the rules and procedures set forth in Exhibit A of this Agreement), and Buyers and their Affiliates and their respective accountants and other representatives shall be entitled to observe such physical inventory.

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(iii)             Within sixty (60) days of receipt of the Closing Statement, Seller may provide written notice to the U.S. Buyer disputing all or a part of the Buyer Purchase Price Calculations (such notice, a “Purchase Price Dispute Notice”). If Seller does not provide a Purchase Price Dispute Notice to the U.S. Buyer within such sixty (60)-day period, then the parties agree that the Buyer Purchase Price Calculations set forth in the applicable Closing Statement shall become final and binding on the parties hereto. If a Purchase Price Dispute Notice is provided to the U.S. Buyer, then the U.S. Buyer and Seller shall use reasonable efforts to resolve the disputed items during the thirty (30)-day period commencing on the date of the U.S. Buyer’s receipt of the Purchase Price Dispute Notice.

(iv)             If Seller and the U.S. Buyer do not agree upon a final resolution with respect to any disputed items within such thirty (30)-day period, then the remaining items in dispute shall be submitted immediately to KPMG LLP, or, if such firm declines to be retained to resolve the dispute or, in the reasonable judgment of the U.S. Buyer and Seller, is conflicted, another internationally recognized, independent accounting firm reasonably acceptable to the U.S. Buyer and Seller (in either case, the “Accounting Firm”). The parties agree to instruct the Accounting Firm to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Seller and the U.S. Buyer, and any associated engagement fees shall be initially borne 50% by Seller and 50% by the U.S. Buyer; provided that such fees shall ultimately be borne by Seller and the U.S. Buyer in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the disputed items. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. In resolving the disputed items, the Accounting Firm: (1) shall be bound by the provisions of this Section 1.3; (2) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either the U.S. Buyer or Seller; (3) shall rely solely on the written submissions of the parties and shall not conduct an independent investigation; (4) shall limit its decision to such items as are in dispute and to only those adjustments as are necessary for the Buyer Purchase Price Calculations to comply with the provisions of this Agreement; and (5) shall act as an expert and not as an arbitrator. Such determination of the Accounting Firm shall be conclusive and binding upon the parties hereto.

(v)               The parties agree that they will, and agree to cause their respective independent accountants and their respective Affiliates to, cooperate and assist in the calculation of the Final Purchase Price and in the conduct of the review by the Accounting Firm of any proposed calculations of the Final Purchase Price or the components thereof, including the making available, to the extent necessary, of books, records, work papers and personnel.

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(vi)             Within three (3) Business Days after the date on which the Final Purchase Price is determined pursuant to this Section 1.3(c):

(1)               if the Final Purchase Price is greater than the Estimated Purchase Price, then the U.S. Buyer shall pay to Seller or other parties designated by Seller, a cash amount equal to such excess, by wire transfer of immediately available funds to the Seller Designated Account(s) (or such other accounts as Seller shall designate in writing to the U.S. Buyer); or

(2)               if the Estimated Purchase Price is greater than the Final Purchase Price, then Seller or its designees shall pay to the U.S. Buyer a cash amount equal to such excess, by wire transfer of immediately available funds to an account that the U.S. Buyer designates in writing to Seller, provided, however, that to the extent any portion of the amounts payable as reflected on the Closing Statement is not disputed pursuant to a Dispute Notice, such undisputed portion shall be paid by the applicable party within three (3) Business Days after receipt of the Dispute Notice.

(vii)           Any amount paid pursuant to this Section 1.3(c) shall be: (1) increased by an amount calculated as interest on such amount at the Applicable Rate from the Closing Date to and including the date of payment based on a three hundred sixty-five (365)-day year; (2) made by wire transfer of immediately available funds to an account designated by the receiving party; and (3) treated as an adjustment to the Final Purchase Price for Tax reporting purposes.

(d)               Accounting Procedures. The Buyer Purchase Price Calculations and the components thereof (as set forth in the Closing Statement), shall be determined based on consolidated balance sheets for the Transferred Entities as at the Calculation Time, and prepared in accordance with the Accounting Principles and Exhibit A or Exhibit B (as applicable); except that such statements, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (ii) shall be based on facts and circumstances as they exist as at the Calculation Time and shall exclude the effect of any act, decision or event occurring after such time; (iii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP; and (iv) shall calculate any reserves, accruals or other non-cash expense items on a daily accrual (as opposed to monthly accrual) basis to account for a Calculation Time that occurs on any date other than the last day of a calendar month. For the avoidance of doubt: (1) in the event that there is any inconsistency between the Accounting Principles, on the one hand, and the methodologies, rules, example calculations and notes reflected in Exhibit A or Exhibit B (as applicable), on the other hand, the methodologies, rules, example calculations and notes reflected in Exhibit A or Exhibit B (as applicable) shall apply; and (2) no amount shall be double-counted in calculating the amounts comprising either the Estimated Purchase Price or the Final Purchase Price.

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(e)                Value Added Tax.

(i)                 The parties acknowledge that the transactions concerning the European Transferred Entities contemplated in this Agreement are exempted from VAT in terms of Article 135(1)(f) of the Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax.

(ii)               The Selling Entities undertake not to opt in favor of VAT in terms of Article 137(1)(a) of the Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax in respect of any part of the transactions concerning the European Transferred Entities contemplated in this Agreement.

(iii)             To the extent any transaction contemplated in this Agreement concerning the European Transferred Entities is subject to VAT, the VAT amount shall be paid by Buyers in addition to the Final Purchase Price in respect of the European Transferred Entities. VAT is due for payment as soon as Buyers have received from Seller an invoice which complies with the provisions of sec. 14 German VAT Code (Umsatzsteuergesetz) or a respective other applicable foreign tax provision.

Section 1.4            Withholding Rights. Notwithstanding any other provision of this Agreement, any party making a payment under this Agreement shall be entitled to deduct and withhold from such payment the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law; provided, however, that if either party becomes aware that any amount is required to be so withheld, it shall promptly notify the other party of any such required withholding and the parties shall cooperate with each other in good faith (including by taking all reasonable actions requested by the other party to the extent such actions would not reasonably be expected to have an adverse impact on the requested party) to minimize or eliminate such withholding Taxes to the extent permitted by applicable Law; provided, further, however that Buyers shall use commercially reasonable efforts to give written notice to Seller of any actual withholding from any payment made pursuant to this ARTICLE 1 as soon as reasonably practicable.  Any amounts so withheld, to the extent paid over to the appropriate Tax Authority, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.5            Tax Allocation. The parties hereto agree that for purposes of the Code, or any provision of any U.S. federal, state, local or foreign Tax Law, the Estimated Purchase Price shall be allocated among the Companies (and any direct or indirect Subsidiary of such Company) in accordance with Schedule 1.5 (the “Company Allocation Schedule”). The parties hereto shall make appropriate adjustments to the Company Allocation Schedule to reflect changes in the Purchase Price pursuant to the methodology as reflected in Schedule 1.5. The parties hereto agree for all Tax reporting purposes to report the transactions in accordance with the agreements herein and the Company Allocation Schedule, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with the agreements as to Tax treatment or the Company Allocation Schedule, as adjusted pursuant to the preceding sentence, unless required by a determination of the applicable Governmental Authority that is final.

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Section 1.6            India Entity Closing.

(a)                Notwithstanding anything to the contrary in this Agreement, in the event that all of the conditions precedent to the parties’ obligations to effect the Closing pursuant to ARTICLE 6 have been satisfied but any of the India Approvals have not been obtained, then the parties hereto will be obligated to effect the Closing in accordance with this ARTICLE 1 and the other terms of this Agreement with respect to the sale and purchase of all of the Shares except the Shares of the India Entity (the “India Shares”). In such event: (i) the applicable Selling Entity will not be obligated to sell, and the applicable Buyer will not be obligated to purchase, any of the India Shares at the Closing; (ii) the portion of the Estimated Purchase Price indicated as being attributable to the India Shares on Schedule 1.5 shall be deducted from the Estimated Purchase Price payable at Closing; and (iii) the terms of this Section 1.6 shall govern the sale and purchase of the India Shares. During the times that WRK owns the India Assets and WestRock Holdings B.V. and WestRock Packaging Systems Netherlands B.V. own the India Entity, each of WRK and WestRock Holdings B.V. and WestRock Packaging Systems Netherlands B.V. shall continue to operate the India Assets and the India Entity, respectively, in compliance with the covenants set forth in this Agreement (including but not limited to ARTICLE 4) and at the reasonable direction of the Transferred Entities consistent with past practices for the benefit of the India Entity and not for the benefit of Seller or other Affiliates of Seller, and shall maintain a bank account through which it can receive payments and pay liabilities consistent with past practice with respect to the Business for the India Assets and the India Entity from and after the Closing; provided, that the applicable Selling Entity shall not transfer or distribute any cash or cash equivalents or other assets out of the India Entity.

(b)               Upon the applicable Selling Entity obtaining the India Approvals, WRK shall promptly contribute the India Entity Assets to the India Entity and the parties hereto shall then be obligated to close the sale and purchase of the India Shares as soon as reasonably practicable under the terms and pursuant to the provisions of this Agreement, and the applicable Buyer shall pay to the applicable Selling Entity the portion of the Estimated Purchase Price indicated on Schedule 1.5 as being attributable to the India Shares, in which case all representations, warranties, covenants (including with respect to ARTICLE 5) and indemnities (as well as ARTICLE 9) shall continue to apply to such India Shares.

ARTICLE 2
Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Letter, Seller represents and warrants to Buyers as follows:

Section 2.1            Organization and Power. Each of the Selling Entities and the Transferred Entities is a corporation, limited liability company, partnership or other legal entity duly organized, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the laws of its jurisdiction of organization and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each of the Transferred Entities is duly qualified or licensed to do business and is in good standing (or the equivalent thereof, where such concept is recognized) in the jurisdictions in which the property and assets owned, leased or operated by such Transferred Entity, or the nature of the business conducted by such Transferred Entity, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to be materially adverse, individually or in the aggregate, to the Transferred Entities or the ongoing conduct of the Business by the Transferred Entities. True and correct copies of the Organizational Documents of each of the Transferred Entities have been made available to Buyers.

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Section 2.2            Authorization.

(a)                Each Selling Entity has all requisite corporate, limited liability company or other organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Selling Entity is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which each Selling Entity is a party and the consummation of the transactions contemplated hereby and thereby by each such Selling Entity have been duly authorized by all requisite corporate, limited liability company or other organizational action of such Selling Entity. This Agreement has been (and the execution and delivery of each of the Ancillary Agreements to which each Selling Entity, as applicable, will be a party will be) duly executed and delivered by each Selling Entity, as applicable, and constitutes (and each such Ancillary Agreement when so executed and delivered by each such Selling Entity will constitute) a valid, legal and binding agreement of each such Selling Entity (assuming that this Agreement has been, and the Ancillary Agreements to which each such Selling Entity is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against each such Selling Entity in accordance with their terms, except: (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally; and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b)               No notices to, filings with or authorizations, consents or approvals of any Governmental Authority are necessary in connection with the execution, delivery or performance by any Selling Entity of this Agreement or the Ancillary Agreements to which such Selling Entity is a party or the consummation by any such Selling Entity of the transactions contemplated hereby or thereby, except for: (i) compliance with and filings under the HSR Act and any other applicable Competition Laws; (ii) those the failure of which to obtain or make would not reasonably be expected to be materially adverse, individually or in the aggregate, to the Transferred Entities or the ongoing conduct of the Business by the Transferred Entities; and (iii) as set forth in Section 2.2(b) of the Seller Disclosure Letter.

Section 2.3            Non-Contravention. The execution and delivery by each Selling Entity of this Agreement and the Ancillary Agreements to which such Selling Entity is a party and the performance of its obligations hereunder and thereunder (including the consummation of the transactions contemplated hereunder and thereunder) do not: (a) conflict with or result in any breach of or otherwise violate any provision of the Organizational Documents of any Selling Entity or any Transferred Entity; (b) assuming compliance with the matters referred to in Section 2.2(b) (disregarding any materiality qualifiers in Section 2.2(b)(ii) for purposes hereof), result in a violation by any Selling Entity or any Transferred Entity of any applicable Law; (c) require any consent of or other action by any Person under, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under or result in or cause any modification of, any of the terms, conditions or provisions of any Material Contract or any Permit; or (d) except as contemplated by this Agreement, result in the creation or imposition of any Lien other than Permitted Liens on any asset of any Transferred Entity, except, in the case of clauses (b), (c) and (d), as would not reasonably be expected to be materially adverse, individually or in the aggregate, to the Transferred Entities or the ongoing conduct of the Business by the Transferred Entities.

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Section 2.4            Capitalization; Title to Shares.

(a)                For each Transferred Entity, Section 2.4(a) of the Seller Disclosure Letter sets forth: (i) the nature and amounts of all outstanding capital stock or other equity interests of such Transferred Entity, and if applicable, the par value thereof, including, with respect to the Companies, such capital stock or equity interests constituting the Shares; (ii) the record holder(s) of such capital stock or other equity interests; (iii) the total number of such capital stock or other equity interests that are outstanding; and (iv) the percentage of the outstanding capital stock or other equity interests held by such holder(s), in such Transferred Entity, in each case subject to the completion of the Restructuring Transactions. The Shares have been duly authorized and validly issued and are fully paid and non-assessable, have not been issued in violation of any preemptive or similar rights and were issued in compliance with applicable securities Laws or exemptions therefrom and are owned free and clear of any restrictions on transfer and Liens (other than: (x) Liens arising under this Agreement; and (y) Liens imposed under federal, state or foreign securities laws).

(b)               There are outstanding: (i) no equity securities (other than those set forth in Section 2.4(a) of the Seller Disclosure Letter) of any Transferred Entity; (ii) no securities (including without limitation, debt securities) of any Transferred Entity convertible into or exchangeable or exercisable for equity securities of any Transferred Entity; (iii) no options, warrants or other rights to acquire from any Transferred Entity, and no obligations of any Transferred Entity to issue, any equity securities or securities convertible into or exchangeable or exercisable for equity securities of any Transferred Entity; and (iv) no equity appreciation, phantom equity, profit participation or similar rights with respect to any equity securities of any Transferred Entity (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Transferred Entity Securities”).

Section 2.5            Ownership Interests. Section 2.5 of the Seller Disclosure Letter lists any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person (other than a Transferred Entity) that are owned by any Transferred Entity.

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Section 2.6            Financial Statements.

(a)                Seller has delivered to Buyers complete copies of the Combined HH&B Group audited carve-out financial statements for the years ended September 30, 2014, 2015 and 2016 (the “Financial Statements”), which include the audited combined balance sheet as at September 30, 2016 (the “Balance Sheet Date”). The Financial Statements: (i) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto); (ii) are based on and consistent with, in all material respects, the information contained in the books and records of the Transferred Entities; and (iii) fairly present, in all material respects, the financial position of the Combined HH&B Group as of the dates thereof and the results of operations for the periods then ended.

(b)               Since October 1, 2014: (i) there have been no significant deficiencies or material weaknesses in the design or operation of the Transferred Entities’ internal control over financial reporting that are reasonably likely to adversely affect the Transferred Entities’ ability to record, process, summarize and report financial information; and (ii) there was no fraud that involved or involves management or other employees of the Transferred Entities who had or have a significant role in the Transferred Entities’ control over financial reporting.

(c)                The Transferred Entities have no Indebtedness other than: (i) as set forth in Section 2.6(c)(i) of the Seller Disclosure Letter, which indicates, with respect to each item thereon, whether such item of Indebtedness is to be paid off at the Closing in accordance with Section 1.2 or treated as Assumed Debt; and (ii) as incurred after the date hereof solely as permitted under, and in compliance with, this Agreement, which Indebtedness shall be set forth in the Closing Statement with an indication of whether such item of Indebtedness is to be paid off at the Closing in accordance with Section 1.2 or treated as Assumed Debt.

(d)               Section 2.6(d) of the Seller Disclosure Letter sets forth a schedule of all of the intercompany loans evidenced by written loan agreements between: (i) Seller or any of its Affiliates (other than a Transferred Entity), on the one hand, and any Transferred Entity, on the other hand; and (ii) any Transferred Entity, on the one hand, and any other Transferred Entity, on the other hand. True and correct copies of all such intercompany loan agreements have been made available to Buyers.

Section 2.7            Other Liabilities. Except for liabilities and obligations: (a) incurred in the ordinary course of business since the Balance Sheet Date; (b) incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein; or (c) that are not required to be disclosed on a combined balance sheet for the Transferred Entities prepared in accordance with GAAP in a manner consistent with the Financial Statements, since the Balance Sheet Date the Transferred Entities have not incurred liabilities or obligations that would reasonably be expected to be materially adverse, individually or in the aggregate, to the Transferred Entities or to the ongoing conduct of the Business by the Transferred Entities.

Section 2.8            Absence of Certain Changes. During the period beginning on the Balance Sheet Date and ending on the date of this Agreement: (a) there has not been any event, change, occurrence or circumstance that: (i) has had or would reasonably be expected to have a Material Adverse Effect; or (ii) would require Buyers’ consent under Section 4.1 if the provisions of Section 4.1 were in effect during such period; and (b) the Business of the Transferred Entities has been conducted in the ordinary course of business substantially consistent with past practices, except, in the case of clause (a)(ii) or clause (b), as disclosed in Section 2.8 of the Seller Disclosure Letter.

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Section 2.9            Material Contracts.

(a)                Section 2.9(a) of the Seller Disclosure Letter lists the following written Contracts that any Transferred Entity is a party to or bound by as of the date of this Agreement, except for this Agreement and any Contracts with no remaining obligations thereunder and, with respect to customer Contracts and supplier Contracts, except for purchase orders (collectively, subject to clause (i) below, and together with the IP License Agreements, the “Material Contracts”):

(i)                 any Contract relating to any incurrence, assumption or guarantee of Indebtedness in excess of $1,000,000;

(ii)               any Contract relating to joint ventures, partnerships, franchising, royalty payments or other similar agreements or arrangements and/or any Contract relating to ownership of or investments in any business or enterprise (other than, in each case, immaterial ancillary agreements relating to any of the foregoing);

(iii)             any Contract or series of related Contracts, including any option agreement, relating to the acquisition or disposition of any business or division thereof, capital stock or other equity securities or assets of any other Person (whether by merger, consolidation or other business combination, sale of stock or other securities, sale of assets or otherwise), including any indemnification agreements or any other Contracts containing outstanding indemnification rights or obligations in connection therewith (other than, in each case, immaterial ancillary agreements relating to any of the foregoing);

(iv)             any Contract that contains: (A) most favored nation clauses; (B) non-competition obligations; or (C) material exclusivity obligations or similar material restrictions, in each case, binding on any Transferred Entity or the Business that is not terminable by such Transferred Entity upon notice of thirty (30) days or less;

(v)               any Contract under which any Transferred Entity has made outstanding advances or loans to any other Person;

(vi)             any Contract restricting the ability of Seller or any of its Affiliates (including any Transferred Entity) to sell any capital stock or other equity securities or assets of any Transferred Entity;

(vii)           any Contract made by any Transferred Entity with a Governmental Authority (other than any Contract entered into with any Governmental Authority in China that is acting as a commercial enterprise);

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(viii)         any Contract with a labor union, works council or other organization representing employees of a Transferred Entity;

(ix)             the top ten (10) customer Contracts (based on aggregate total sales in U.S. dollars by the Transferred Entities for the twelve (12)-month period ended on the Balance Sheet Date);

(x)               Real Property Leases;

(xi)             the top ten (10) supplier Contracts (based on aggregate total purchases in U.S. dollars by the Transferred Entities for the twelve (12)-month period ended on the Balance Sheet Date);

(xii)           any Contract involving a remaining commitment by the Transferred Entities to pay capital expenditures in excess of $1,000,000;

(xiii)         any employment Contract with any Business Employee that provides for annual base salary in excess of $200,000, any employment Contract with any Business Employee that is included within the definition of “Knowledge of Seller,” and any change of control, retention or severance Contracts (exclusive of any generally-applicable severance policy) with (or otherwise for the benefit of) any Business Employee;

(xiv)         any Contracts with consultants or independent contractors that provide services to the Business that provide for the payment of compensation, fees or payments in excess of $200,000 for any year, or that have a term of longer than one year or are not terminable within one year or less without any penalty;

(xv)           any Contracts relating to staffing companies, temporary employment agencies or similar companies that provide services to the Business that provide for the payment of compensation, fees or payments in excess of $200,000 in any year;

(xvi)         any non-competition, non-solicitation and confidentiality Contracts with any Business Employee whose current base salary exceeds $200,000 in any year or with any Business Employee that is included within the definition of “Knowledge of Seller;” and

(xvii)       any other Contract, excluding customer or supplier Contracts, involving the expenditure of amounts in excess of $1,000,000 in any year that is not terminable by the Transferred Entities upon notice of thirty (30) days or less.

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(b)               A true and complete copy of each Material Contract, including all amendments and supplements thereto, has been made available to Buyers, except as set forth in Section 2.9(b) of the Seller Disclosure Letter. Each Material Contract is in full force and effect, a valid and binding agreement of a Transferred Entity (except to the extent that: (i) enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally; and (ii) the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought), and no Transferred Entity or, to the Knowledge of Seller, no other party thereto is in default or breach in any material respect under (or is as of the date of this Agreement alleged in writing to be in default or breach in any material respect under) the terms of any Material Contract, or as of the date of this Agreement has provided or received any written notice of any intention to terminate or cancel, or not renew or extend, any such Material Contract or otherwise modify any material terms thereof in a manner materially adverse to the Transferred Entity party thereto. To the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both: (i) would constitute an event of default under a Material Contract or result in a termination thereof; or (ii) would cause or permit the acceleration of, or other changes of or to, any right or obligation or the loss of any benefit under a Material Contract, except, in each case, as would not reasonably be expected to be materially adverse, individually or in the aggregate, to the Transferred Entities or the ongoing conduct of the Business by the Transferred Entities.

Section 2.10        Properties.

(a)                Owned Real Property. Section 2.10(a) of the Seller Disclosure Letter sets forth a list of all Owned Real Property. The Transferred Entities own good and marketable fee simple title to the Owned Real Property or, with regard to the Owned Real Property situated in Germany, the full and unrestricted ownership (volleigentum) of the Owned Real Property, which shall be free and clear of all Liens, except for Permitted Liens, at the Closing. Except as set forth in Section 2.10(a) of the Seller Disclosure Letter, no Transferred Entity has leased, subleased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof. Other than the right of Buyers pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. No Transferred Entity is a party to any agreement or option to purchase any real property or interest therein relating to the Business. The ownership, occupancy, use and operation of the Owned Real Property does not violate in any material respect any instrument of record or agreement affecting such property. There are no appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property pending or, to the Knowledge of Seller, threatened in writing.

(b)               Leased Real Property. Section 2.10(b) of the Seller Disclosure Letter sets forth a list of all leases, subleases, licenses and/or occupancy agreements for any real property pursuant to which a Transferred Entity is a tenant, subtenant, licensee, occupant, lessor or sublessor, excluding any such leases involving annual rental payments of less than $250,000 that are not for a manufacturing facility and any leases that are not for a manufacturing facility that have a term of one year or less or that are terminable by such Transferred Entity at any time upon notice within one year or less without any penalty (each, a “Real Property Lease” and collectively, the “Real Property Leases,” and the parcel of property with respect thereto, the “Leased Real Property”). With respect to each parcel of Leased Real Property:

(i)                 such Leased Real Property has been maintained in all material respects in accordance with the applicable Real Property Lease;

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(ii)               to the Knowledge of Seller, no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full;

(iii)             to the Knowledge of Seller, there are no condemnation or expropriation claims pending or threatened in writing against or affecting the Leased Real Property or any portion thereof or interest therein;

(iv)             neither Seller nor any of its Affiliates (including any Transferred Entity) owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease;

(v)               neither Seller nor any of its Affiliates (including any Transferred Entity) has collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein; and

(vi)             the Leased Real Property and each Transferred Entity’s use and operation thereof complies in all material respects with all insurance requirements applicable to said buildings and improvements.

(c)                None of the Owned Real Property or the Leased Real Property has suffered any material damage by fire or other casualty that is not covered by insurance which has not heretofore been repaired and restored in all material respects. The Owned Real Property and the Leased Real Property (together with the real property leased by any Transferred Entity and not constituting Leased Real Property hereunder) constitute all interests in real property currently used, occupied or currently held for use in connection with the Business and which are necessary for the continued operation of the Business as currently conducted by the Transferred Entities, except for any real property to be made available to Buyers pursuant to the Transition Services Agreement. There are no physical, structural or mechanical defects in any of the buildings, building systems or improvements on any of the Owned Real Property or Leased Real Property which would materially impair the current use of such Owned Real Property or Leased Real Property by the applicable Transferred Entity and the Owned Real Property and Leased Real Property and all such buildings, building systems and improvements (including the roof, HVAC, electrical, plumbing, sprinklers and fire safety systems) are in an operating condition and repair in all material respects that are sufficiently adequate for the uses to which they are currently being put.

(d)               Personal Property. The Transferred Entities have good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease or similar Contract, all of their respective tangible assets that are material, individually or in the aggregate, to the conduct of the Business by the Transferred Entities except for inventory sold in the ordinary course of business and not in violation of this Agreement, in each case, free and clear of any Liens other than Permitted Liens. The Transferred Entities are in compliance with the terms of such leases or similar Contracts, except, in each case, as would not reasonably be expected to be materially adverse, individually or in the aggregate, to the Transferred Entities or the ongoing conduct of the Business by the Transferred Entities.

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Section 2.11        Intellectual Property. Subject to completion of the Restructuring Transactions and taking into account the right to use the Seller Marks as provided hereby, each Transferred Entity owns or has the right to use all Intellectual Property that is used in and material to the operation of the Business by the Transferred Entities; provided, however, that any such right to use the Seller Software from and after the Closing shall be solely to the extent provided by the Transition Services Agreement and to the extent historically used by the Business during the Service Baseline Period (as defined in the Transition Services Agreement). Section 2.11 of the Seller Disclosure Letter lists all material issued patents, patent applications and applications and registrations for other Intellectual Property owned by a Transferred Entity as of the date hereof or that will be assigned to a Transferred Entity prior to the Closing, in each case excluding the Seller Marks. Each of the items set forth in Section 2.11 of the Seller Disclosure Letter and each of the material unregistered Intellectual Property owned by a Transferred Entity necessary for the conduct of the Business by the Transferred Entities (collectively, the “Owned Intellectual Property”) are owned free and clear of all Liens except for Permitted Liens. Other than the Seller Marks and the Seller Software, none of the Selling Entities or any Subsidiary of the Selling Entities (other than the Transferred Entities) owns, licenses or sublicenses to any Transferred Entity any Intellectual Property that is used in and material, individually or in the aggregate, to the conduct of the Business by the Transferred Entities. To the Knowledge of Seller, each of the items set forth in Section 2.11 of the Seller Disclosure Letter is valid and enforceable and there are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending or, to the Knowledge of Seller, threatened, with respect to the Owned Intellectual Property that would adversely affect the Business in any material respect. Each Transferred Entity has used reasonable efforts to protect the confidentiality of all material trade secrets (if any) used in the conduct of the Business by the Transferred Entities. In the twenty-four (24) months prior to the date of this Agreement: (a) no Transferred Entity has received any notice or claim that it is infringing on or has misappropriated or otherwise violated the Intellectual Property rights of any Person or challenging the use, ownership, validity or enforceability of any Owned Intellectual Property; and (b) to the Knowledge of Seller, there is no infringement or misappropriation material to the Business by any Person of the Owned Intellectual Property. To the Knowledge of Seller, the current and former products, services and conduct of the Business do not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person. Section 2.11 of the Seller Disclosure Letter sets forth a complete and correct list, as of the date hereof, of: (i) all written licenses to which a Transferred Entity is a party, pursuant to which a Transferred Entity permits any Person to use any of the Owned Intellectual Property; and (ii) all written licenses (or, with respect to Software, a listing of such Software) to which a Transferred Entity is a party, pursuant to which any Person permits a Transferred Entity to use any Intellectual Property (other than any Seller Software and Commercial Software, and with respect to other Software, such Section of the Seller Disclosure Letter lists only such other Software that, to the Knowledge of Seller, consists of business application Software used exclusively or primarily in the operation of the Business or for which the annual aggregate amount payable by the Transferred Entities is greater than $500,000), excluding in the case of clauses (i) and (ii) any written licenses which are not material to the Business and for which the annual aggregate amount payable to or by the Transferred Entities pursuant to such agreement is less than $100,000 and any written licenses that are only between or among the Transferred Entities (the “IP License Agreements”). Assuming receipt of all required consents, approvals and authorizations with respect to Contracts relating to Software and except for the Seller Software: (i) neither the consummation of the transactions contemplated hereby nor the execution, delivery or performance of this Agreement will result in the loss or impairment of or give rise to any right of termination or other right to impair or limit, or otherwise result in the breach of, any Transferred Entity’s rights to own or use any Owned Intellectual Property or to use any Intellectual Property licensed to the Business that is used in the conduct of the Business by the Transferred Entities; and (ii) immediately subsequent to the Closing, all such Owned Intellectual Property and such Intellectual Property licensed to the Business will be owned or available for use by the Transferred Entities on the same or substantially similar terms and conditions to those under which the Transferred Entities owned or used such Owned Intellectual Property or such Intellectual Property licensed to the Business immediately prior to the Closing without payment of any additional fees (other than fees to which the applicable Transferred Entity was otherwise subject). For the avoidance of doubt, notwithstanding anything herein to the contrary, Buyers and their Affiliates (including the Transferred Entities) shall have no right, title or interest in or to (including any license rights or rights to use) any Seller Software made available to them pursuant to the Transition Services Agreement except to the extent otherwise expressly provided in the Transition Services Agreement and to the extent historically used by the Business during the Service Baseline Period (as defined in the Transition Services Agreement). This Section 2.11, together with Section 2.9, contains the sole and exclusive representations made by Seller relating to intellectual property matters.

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Section 2.12        Litigation. As of the date hereof: (a) there is no Litigation pending or threatened in writing against a Transferred Entity or its assets or properties (or a Selling Entity or any its Affiliates or any officer, director, employee, contractor or representative of a Transferred Entity or Selling Entity or any of its Affiliates, in each case concerning the Business), except as would not reasonably be expected to be materially adverse, individually or in the aggregate, to the Transferred Entities or to the ongoing conduct of the Business by the Transferred Entities; and (b) there are no outstanding orders, writs, injunctions, rulings, awards or decrees (collectively, “Orders”) issued against or in respect of a Transferred Entity or its assets or properties (or a Selling Entity or any of its Affiliates or any officer, director, employee or representative of a Transferred Entity or Selling Entity, in each case concerning the Business).

Section 2.13        Compliance with Laws; Licenses and Permits.

(a)                Each of the Transferred Entities is in compliance in all material respects with all Laws applicable to such Transferred Entity or the Business.

(b)               Each of the Transferred Entities holds all licenses, franchises, permits, certificates, consents, approvals or other similar authorizations (the “Permits”) necessary for the operation of its Business, except as would not reasonably be expected to be materially adverse, individually or in the aggregate, to the Transferred Entities or the ongoing conduct of the Business by the Transferred Entities. The Permits are valid and in full force and effect, no Transferred Entity is in default under the Permits, and no suspension, revocation, cancellation or modification of any Permit is pending or, to the Knowledge of Seller, has been threatened in writing and none of the Permits will be terminated or adversely and materially affected as a result of the transactions contemplated hereby. Each of the Transferred Entities is in compliance, in all material respects, with the terms and conditions of all Permits owned or possessed by any of them.

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(c)                Without limiting the generality of the foregoing, since January 1, 2013, none of Seller or its Affiliates (including the Transferred Entities) or any employee, officer, director, or, to the extent that it would constitute a breach of applicable Law, any agent or representative of Seller or its Affiliates (including any Transferred Entity) has, in connection with or acting on behalf of the Business and/or a Transferred Entity: (i) made or offered any unlawful payment, or offered or promised to make any unlawful payment, or provided or offered or promised to provide anything of value (whether in the form of property or services or in any other form), to any foreign or domestic government official or employee, or to any finder, agent, or other party acting on behalf of or under the auspices of any Governmental Authority, for the purpose of: (1) influencing any act or decision of a government official in his or her official capacity; (2) inducing a government official to do or omit to do any act in violation of his or her lawful duties; or (3) inducing a government official to influence or affect any act or decision of any Governmental Authority; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (iii) taken any other action or made any omission, in each case in violation of any Law applicable to the Transferred Entities or the Business governing corrupt practices, money-laundering, anti-bribery or anticorruption or that otherwise prohibits payments to any government or public officials, including, if applicable, the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd 1, et seq., the UK Bribery Act 2010 and any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (all such Laws, “Anticorruption Laws”). Since January 1, 2013, neither Seller or its Affiliates (other than any Transferred Entity) (in connection with or relating to the Business) nor any Transferred Entity has received any written notice alleging any such violation or conducted any internal investigation with respect to any actual or alleged violation of any Anticorruption Law.

(d)               Each of the Transferred Entities is, and since January 1, 2013 has been, in compliance with all applicable statutory and regulatory requirements relating to economic sanctions or embargoes, including all Laws administered and enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC Laws”). None of the Transferred Entities is party to any Contract or is engaged in any transaction or other business: (i) in breach of OFAC Laws; or (ii) with any Person that is included, at the time of the relevant transaction, in the list of Specially Designated Nationals and Blocked Persons published by the United States Department of the Treasury, in each case to the extent OFAC Laws apply to such Transferred Entity. Since January 1, 2013, none of the Transferred Entities has received from any Governmental Authority or any other Person any written notice of any violation or alleged violation of any OFAC Laws.

(e)                Seller makes no representation or warranty in Section 2.13(a) or Section 2.13(b) with respect to environmental matters, employee benefit matters or Tax matters, which matters are exclusively addressed in Section 2.14, Section 2.15, Section 2.16 and Section 2.17.

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Section 2.14        Environmental Matters.

(a)                Except as would not reasonably be expected to be materially adverse, individually or in the aggregate, to the Transferred Entities or the ongoing conduct of the Business by the Transferred Entities or as otherwise set forth in Section 2.14(a) or Section 2.14(b) of the Seller Disclosure Letter:

(i)                 the Transferred Entities are in compliance with all applicable Environmental Laws and, to the Knowledge of Seller, there are no facts or circumstances that would reasonably be expected to result in the need for capital expenditures to continue to operate in compliance with Environmental Laws ;

(ii)               the Transferred Entities are in possession of, and in compliance with, all Permits that are required for the conduct of the Business by the Transferred Entities pursuant to applicable Environmental Laws (“Environmental Permits”) and Seller has not received any written notice that any such Environmental Permit will not be renewed or re-issued by any Governmental Authority;

(iii)             since January 1, 2015, none of the Transferred Entities has received from any Governmental Authority any written notice of a violation of any Environmental Law the substance of which has not been resolved;

(iv)             as of the date hereof, no claim by any Governmental Authority or other third party is pending or, to the Knowledge of Seller, has been threatened in writing against any of the Transferred Entities alleging a violation of or liability under any Environmental Law applicable to the Business;

(v)               there has been no Release of Hazardous Substances caused by Seller or any of its Affiliates (including the Transferred Entities) in amounts or concentrations in violation of applicable Environmental Laws or Environmental Permits at any Owned Real Property or Leased Real Property and, to the Knowledge of Seller, there has otherwise been no Release of Hazardous Substances in amounts or concentrations in violation of applicable Environmental Laws or Environmental Permits at any Owned Real Property or Leased Real Property; and

(vi)             to the Knowledge of Seller, there has been no Release of Hazardous Substances in amounts or concentrations in violation of applicable Environmental Laws or Environmental Permits at any facility formerly owned or leased by any Transferred Entity during the time when such facility was owned or used by the Business or at any third-party off-site location used by the Business.

(b)               Except as set forth in Section 2.14(b) of the Seller Disclosure Letter, Seller has provided or made available complete copies of all material environmental assessments, investigations, reports, audits and data related to the environmental condition of the Owned Real Property and the Leased Real Property prepared by or on behalf of Seller or any of its Affiliates since July 1, 2015.

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(c)                This Section 2.14 contains the sole and exclusive representations made by Seller relating to matters arising under Environmental Laws.

Section 2.15        Employees, Labor Matters, Etc.

(a)                Prior to the date hereof, Seller has provided to Buyers a true, accurate and complete list, current as of ten (10) or fewer days prior to the date hereof, of the name of each Business Employee, including such employee’s employing entity, identification number, position, union affiliation, date of hire, start date of services, work location, wage rate, current base compensation, cash and equity bonus opportunity for the current year, actual cash and equity grants in the prior year (including with Seller, a Selling Entity, a Transferred Entity or any of their respective Affiliates) and title or position (the “Employee List”). At least three (3) Business Days prior to the Closing Date, Seller shall provide Buyers with a revised version of the Employee List that reflects information that is current as of ten (10) or fewer Business Days prior to the Closing Date. Notwithstanding the foregoing, Seller may anonymize or aggregate the foregoing data to the extent that Seller reasonably determines is necessary to comply with any applicable Laws relating to data privacy.

(b)               Prior to the date hereof, Seller has provided to Buyers a true, accurate and complete list, current as of ten (10) or fewer days prior to the date hereof, of each Business Employee who is on or has accepted an international assignment or transfer, identifying the name of each such Business Employee, the country of each such Business Employee’s international assignment or transfer and the benefits under any international assignment and transfer policies of Seller being provided to each such Business Employee (the “International Transferee List”).

(c)                Neither Seller nor its Affiliates, including the Selling Entities and Transferred Entities, as each relates to the Business Employees, is a party to, currently negotiating in connection with entering into, or is otherwise bound by any collective bargaining agreement, collective agreement, works council or other similar agreements with a union, trade union, council of trade unions, employee bargaining agency, affiliated bargaining agent or other labor organization, and there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any employees employed by any of the Transferred Entities, including by way of certification, interim certification, voluntary recognition or succession rights, except as set forth in Section 2.15(c) of the Seller Disclosure Letter. To the Knowledge of Seller, there is no pending or threatened strike, concerted refusal to work overtime, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to any employees of a Transferred Entity, except as would not reasonably be expected to be materially adverse, individually or in the aggregate, to the Transferred Entities or the ongoing conduct of the Business by the Transferred Entities.

(d)               Except as would not reasonably be expected to be materially adverse, individually or in the aggregate, to the Transferred Entities or the ongoing conduct of the Business by the Transferred Entities, each Transferred Entity, and each other Affiliate of Seller with respect to the Business Employees not employed by a Transferred Entity: (i) is in compliance with all applicable Laws respecting labor, employment, employee safety, occupational health, fair employment practices, employee classification and terms and conditions of employment, including those relating to labor management relations, wages, hours, overtime, vacation pay, discrimination, sexual harassment, human rights, pay equity, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans; and (ii) there are no actions, suits, claims, investigations, grievances, arbitration proceedings, unfair labor practice charges or other legal proceedings against any Transferred Entity or Affiliate thereof pending or, to the Knowledge of Seller, threatened to be brought, initiated or filed, in connection with any employee or former employee of a Transferred Entity or the Business or applicant for employment with, or independent contractor or consultant of any Transferred Entity or the Business, including, without limitation, any claim or allegation relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, improper classification or any other employment related matter arising under applicable Law.

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Section 2.16        Employee Benefit Plans and Related Matters; ERISA.

(a)                Section 2.16(a) of the Seller Disclosure Letter lists all material Benefit Plans, including the sponsor of each such Benefit Plan, and indicates whether such Benefit Plan is a Non-U.S. Benefit Plan as well as whether such Benefit Plan is an Assumed Benefit Plan. With respect to each such Benefit Plan, Seller has made available to Buyers copies, to the extent applicable, of: (i) the plan documents, as well as all amendments thereto (or a description if such plan is not written); (ii) the most recent annual report (Form 5500 series), including all schedules thereto; (iii) the most recent actuarial valuation or financial statements; (iv) the most recent IRS determination letter; (v) all material reports, letters or other communications received in the past three (3) years from any Governmental Authority regarding any Assumed Benefit Plan; (vi) all trust agreements, insurance contracts and other funding agreements (including group annuity contracts, insurance policies, administrative services contracts and investment management agreements) related to any Assumed Benefit Plan; and (vii) the most recent summary plan description, including any summary of material modifications, and for each unwritten Benefit Plan, a description of the material terms.

(b)               Except as set forth in Section 2.16(b) of the Seller Disclosure Letter, no Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, or Section 412 of the Code, and no Benefit Plan provides health or other welfare benefits to former employees of the Business other than health continuation coverage pursuant to Section 4980B of the Code. Any Multiemployer Plan set forth in Section 2.16(b) of the Seller Disclosure Letter shall not be included as an Assumed Benefit Plan by any Buyer.

(c)                Each Benefit Plan has been maintained and administered in compliance in all material respects with its terms, the applicable requirements of ERISA, the Code and any other applicable Law. Each Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and, to the Knowledge of Seller, there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or a change to, such determination letter.

(d)               Each Assumed Benefit Plan that is a Non-U.S. Benefit Plan has, to the extent intended or required to be qualified, approved or registered by or with a Governmental Authority, has been so qualified, approved or registered by or with such Governmental Authority and, to the Knowledge of Seller, no condition exists that would reasonably be expected to jeopardize such qualification, approval or registration, as applicable.

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(e)                Except as would not reasonably be expected to be materially adverse, individually or in the aggregate, to the Transferred Entities or the ongoing conduct of the Business by the Transferred Entities, other than routine claims for benefits, there are no pending or, to the Knowledge of Seller, threatened claims by or on behalf of any participant in any of the Benefit Plans, or otherwise involving any Benefit Plan or the assets of any Benefit Plan.

(f)                Except as set forth in Section 2.16(f) of the Seller Disclosure Letter, the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with any other event (where such other event would not alone have an effect described in this sentence), will not give rise to any payment under any Benefit Plan, or accelerate the time of payment or vesting, increase or require the funding of any amount of compensation or benefits due to, or result in forgiveness of any debt of, in each case, any Business Employee or other individual service provider of the Transferred Entities. No amount that could be received (whether in cash or property or the vesting of the property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director or other service provider of any Transferred Entity under any Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. The consummation of the transactions contemplated by this Agreement will not trigger any payments or severance under the MW CIC Plan or any severance under any other Benefit Plan.

(g)               With respect to each Assumed Benefit Plan that is subject to Title IV of ERISA: (i) Seller, the Transferred Entities and their respective ERISA Affiliates have satisfied the minimum funding standards of Section 430 of the Code; (ii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred in the last six (6) years, other than any such event for which the thirty (30)-day notice period has been waived by the Pension Benefit Guaranty Corporation (the “PBGC”); (iii) in the last six (6) years, all premiums required to be paid to the PBGC have been timely paid in full; (iv) no cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA has occurred; (v) all notices related to reportable events, annual funding notices, notices required under Sections 204(h), 4010, 4062 and 4063 of ERISA, and notices related to unpaid contributions required to be provided to the PBGC and participants have been made; and (vi) Seller, the Transferred Entities and their respective ERISA Affiliates have no unsatisfied liabilities under Title IV of ERISA, other than for PBGC premiums or plan contributions that are due but not delinquent under Section 4007 of ERISA. Except as set forth in Section 2.16(g) of the Seller Disclosure Letter, with respect to each Multiemployer Plan, except as would not reasonably be expected to result in liability to the Transferred Entities: (i) neither Seller nor any of its ERISA Affiliates has completely or partially withdrawn from, or incurred any “withdrawal liability” (pursuant to Part I of Subtitle E of Title IV of ERISA), to any such plan which has not been satisfied in full; (ii) none of the Transferred Entities nor any of their ERISA Affiliates has received any notification that any such plan is in reorganization, has been terminated, is insolvent, or has experienced a mass withdrawal or is reasonably expected to be in reorganization, to be insolvent, to be terminated or to experience a mass withdrawal; (iii) neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated in this Agreement will result in Buyers or the Transferred Entities incurring any “withdrawal liability” (pursuant to Part I of Subtitle E of Title IV of ERISA) to any such plan (including any contingent liability incurred on account of Seller or any of its ERISA Affiliates); (iv) all contributions required to be made to such a Multiemployer Plan have been timely paid in full; and (v) Seller, the Transferred Entities and each of their respective ERISA Affiliates have performed all obligations required to be performed by them under, and are not in violation or default under, any Multiemployer Plan.

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(h)               There are no pending, promised or committed undertakings to increase post-employment health, life and welfare benefits to Business Employees or former employees of the Transferred Entities and their dependents or to extend such benefits to new classes of Business Employees or former employees of the Transferred Entities and their dependents.

Section 2.17        Tax Matters.

(a)                Filing and Payment. All material Tax Returns required to be filed by the Transferred Entities have been duly and timely filed and are complete and correct. All Taxes shown as due on such Tax Returns and all other material Taxes required to be paid with respect to, or that could give rise to a Lien on the assets of, the Transferred Entities have been duly and timely paid. All material Taxes required to be withheld by the Transferred Entities have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(b)               Financial Records. All accounting entries (including charges and accruals) for Taxes with respect to the Transferred Entities reflected on the books and records of the Transferred Entities (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover any material Tax liabilities accruing through the end of the last period for which the Transferred Entities ordinarily record items on their respective books and records maintained in the ordinary course of business.

(c)                Procedure and Compliance. As of the date hereof: (i) no written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material Taxes, in each case, currently in effect, of the Transferred Entities, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority; (ii) no material Taxes or Tax Returns of the Transferred Entities are under audit, examination or investigation by any Governmental Authority, and no such audit, examination or investigation has been threatened in writing, in each case except for audits, examinations or investigations with respect to the Taxes or Tax Returns of the Transferred Entities set forth in Section 2.17(c) of the Seller Disclosure Letter; (iii) no Governmental Authority has asserted in writing any deficiency, adjustment or claim with respect to material Taxes against the Transferred Entities with respect to any taxable period for which the period of assessment or collection remains open, except for the asserted deficiencies, adjustments or claims with respect to the Transferred Entities set forth in Section 2.17(c) of the Seller Disclosure Letter; and (iv) none of the Transferred Entities has received in the past five (5) years a written notice from a Governmental Authority that such Transferred Entity does not pay Taxes or file Tax Returns in a jurisdiction in which such Transferred Entity is required to pay Taxes or file Tax Returns.

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(d)               Closing Agreements. None of the Transferred Entities has received or applied for a material Tax ruling or entered into a material closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law), in either case that would be binding upon any of the Transferred Entities after the Closing Date, except as set forth in Section 2.17(d) of the Seller Disclosure Letter.

(e)                Certain Events. None of the Transferred Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Income Tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) any material prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized on or prior to the Closing Date; (iv) the application of Section 263A of the Code (or any similar provision of state, local or non-U.S. Laws); or (v) an election (including a protective election) pursuant to Section 108(i) of Code.

(f)                Listed Transactions. None of the Transferred Entities has participated in a transaction that could affect the Tax liability for any taxable year not closed by the applicable statute of limitations which is a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(g)               There are no Liens for Taxes on any assets of the Transferred Entities, other than Permitted Liens.

(h)               None of the Transferred Entities has ever been a member of an Affiliated Group (other than a Seller Affiliated Group or Transferred Entity Affiliated Group). None of the Transferred Entities is liable for Taxes of any other Person (other than other members of a Transferred Entity Affiliated Group) as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Laws) or otherwise. None of the Transferred Entities is party to any Tax Sharing Agreements (other than Ordinary Course Tax Sharing Agreements).

(i)                 None of the Transferred Entities has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting or any other request pending with any Governmental Authority that relates to the Taxes or Tax Returns of the Transferred Entities.

(j)                 None of the Transferred Entities has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. None of the Transferred Entities has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constitute a distribution of shares under Section 355(i) of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

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(k)               None of the Transferred Entities has agreed to pay, gross up or otherwise indemnify any employee or contractor for any employment or income Taxes, including potential Taxes imposed under Section 409A of the Code or Section 4999 of the Code.

(l)                 None of the Transferred Entities engages (or has engaged) in a trade or business in a country other than the country in which such Transferred Entity is incorporated or otherwise organized.

(m)             No Transferred Entity organized under the Laws of a non-U.S. jurisdiction owns any interest in “United States real property” with the meaning of Section 897 of the Code or “United States property” for purposes of Section 956 of the Code.

(n)               None of the Transferred Entities is subject to any gain recognition agreement under Section 367 of the Code.

(o)               None of the Transferred Entities that is a United States person within the meaning of Section 7701(a)(30) has an “overall foreign loss” within the meaning of Section 904(f) of the Code.

(p)               Except as would not reasonably be expected to be materially adverse, individually or in the aggregate, to the Transferred Entities or the ongoing conduct of the Business by the Transferred Entities, the Transferred Entities have complied in all material respects with all transfer pricing rules (including maintaining appropriate documentation for all transfer pricing arrangements for purposes of Section 482 of the Code (or any similar provision of non-U.S. Law)).

(q)               This Section 2.17 (Tax Matters) and Section 2.16 (Employee Benefit Plans and Related Matters; ERISA) contain the sole and exclusive representations made by Seller relating to Taxes.

Section 2.18        Insurance. Section 2.18(i) of the Seller Disclosure Letter sets forth a list of material insurance policies maintained by (or for the benefit of) the Transferred Entities as of the date hereof. All such insurance policies covering the Transferred Entities are in full force and effect, the Transferred Entities are in compliance, in all material respects, with all such insurance policies, all premiums due and payable thereon have been paid in full on a timely basis (covering all periods up to and including the Closing Date), and, as of the date hereof, no written notice of cancellation, termination or revocation has been received by any Transferred Entity. Since January 1, 2014 through the date hereof, none of the Transferred Entities has been denied any material insurance coverage.

Section 2.19        Finders’ Fees. No broker, finder, financial advisor or investment banker, other than Lazard Frères & Co., LLC and Wells Fargo Securities, LLC, in each case, whose fees shall be treated as Transaction Expenses and paid by Seller (or other Selling Entity), is entitled to any fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of WestRock, Seller, any other Selling Entity or any Transferred Entity.

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Section 2.20        Contracts with Affiliates. Section 2.20 of the Seller Disclosure Letter lists all Contracts to which a Transferred Entity, on the one hand, and Seller or any of its Affiliates (other than any Transferred Entity but including any director, officer or direct or indirect equityholder of Seller or any of its Affiliates (other than any Transferred Entity)), on the other hand, are parties or are otherwise bound or affected. Since the date that the Contracts listed in Section 2.20 of the Seller Disclosure Letter were entered into, there have been no material changes to the financial or commercial terms contained therein.

Section 2.21        Sufficiency of Assets.

(a)                Upon: (i) the consummation of the transactions contemplated hereby, including the purchase and acquisition of the Shares in accordance with this Agreement; (ii) the receipt by Buyers of the services and benefits available or otherwise offered by Seller to Buyers under the Ancillary Agreements; (iii) receipt of any necessary third-party consents; and (iv) replacement of cash, debt financing, insurance, letters of credit, guarantee and credit support arrangements that are not included in the transaction, Buyers shall have or have the right to use, directly or indirectly, immediately following the Closing the assets and properties (tangible or intangible) and services sufficient for the ongoing conduct in all material respects of the Business by the Transferred Entities immediately following the Closing.

(b)               Subject to the completion of the Restructuring Transactions, neither WestRock nor any Affiliate of WestRock, other than the Transferred Entities, is engaged in the conduct of the Business except for WRK (until the consummation of the India Entity Contribution) and the India Entity (after the consummation of the India Entity Contribution).

Section 2.22        Product Liabilities and Warranties.

(a)                Except as set forth in Section 2.22(a) of the Seller Disclosure Letter, there has not been any Litigation in the three (3) years prior to the date hereof alleging any material liability of any Transferred Entity as a result of any defect or other deficiency, product return and/or warranty obligations with respect to any product or service sold, manufactured, developed, rendered and/or distributed by any Transferred Entity. In the three (3) years prior to the date hereof, no products or services sold, manufactured, developed, rendered and/or distributed by any Transferred Entity have been the subject of any recall Litigation or similar Litigation (including any action undertaken by any Transferred Entity on a voluntary basis).

(b)               To the Knowledge of Seller, all products and services sold, manufactured, developed, rendered and/or distributed by any Transferred Entity during the twelve (12) calendar months prior to the date hereof have been in conformity in all material respects with all applicable contractual commitments, all express and implied warranties and all applicable Laws, and, to the Knowledge of Seller, none of the Transferred Entities has any liability for replacement thereof or other damages in connection therewith that would reasonably be expected to exceed the greater of $250,000 and the amount of any applicable reserves specific therefor, and the aggregate amount of any such liabilities of the Transferred Entities not specifically reserved for by the Transferred Entities does not exceed $1,000,000.

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Section 2.23        Customers and Suppliers. Except as set forth in Section 2.23 of the Seller Disclosure Letter, during the period since October 1, 2015 through the date hereof: (a) none of the customers of the Transferred Entities referred to in Section 2.9(a)(ix) of the Seller Disclosure Letter has canceled, terminated or otherwise materially modified or, to the Knowledge of Seller, threatened in writing to cancel, terminate or otherwise materially modify its relationship with the Transferred Entities; and (b) none of the Transferred Entities has received any written notice that any such customer has ceased or will cease to use the products or services of the Transferred Entities or has materially reduced or will materially reduce the use of products or services of the Transferred Entities. During the period since October 1, 2015 through the date hereof: (a) none of the suppliers of the Transferred Entities referred to in Section 2.9(a)(xi) of the Seller Disclosure Letter has canceled, terminated or otherwise materially modified or, to the Knowledge of Seller, threatened in writing to cancel, terminate or otherwise materially modify its relationship with the Transferred Entities; and (b) none of the Transferred Entities has received any written notice that any such supplier has ceased or will cease to sell products or provide services to the Transferred Entities or has materially reduced or will materially reduce the sale of products or provision of services to the Transferred Entities.

ARTICLE 3
Representations and Warranties of BuyerS

Buyers represent and warrant to Seller as follows:

Section 3.1            Organization and Power. Each Buyer is a company duly organized, validly existing and in good standing under the laws of its jurisdiction and has all requisite corporate, limited liability company, or other equivalent power and authority to carry on its business as now conducted.

Section 3.2            Authorization.

(a)                Each Buyer has all requisite corporate, limited liability company, or other equivalent power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which each Buyer is a party by such Buyer and the consummation of the transactions contemplated hereby and thereby (including the consummation of the transactions contemplated hereunder and thereunder) have been duly authorized by all requisite corporate, limited liability company, or other equivalent action of such Buyer. This Agreement has been (and the Ancillary Agreements to which each Buyer is a party will be) duly and validly executed and delivered by each Buyer and constitutes (and each such Ancillary Agreement when so executed and delivered by such Buyer will constitute) a valid, legal and binding agreement of such Buyer (assuming this Agreement has been, and the Ancillary Agreements to which such Buyer is a party will be, duly authorized, executed and delivered by the other parties thereto), enforceable against such Buyer in accordance with its terms, except: (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally; and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

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(b)               No material notices to, filings with or authorization, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement by each Buyer or the Ancillary Agreements to which such Buyer is a party or the consummation by such Buyer of the transactions contemplated hereby or thereby, except for compliance with and filings under the HSR Act and any other applicable Competition Law.

Section 3.3            Non-Contravention. The execution and delivery by each Buyer of this Agreement and the Ancillary Agreements to which such Buyer is a party, and the performance of its obligations hereunder and thereunder do not: (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of such Buyer; (b) assuming compliance with the matters referred to in Section 3.2(b), violate any provision of any applicable Law; or (c) require any consent of or other action by any Person under, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which such Buyer is a party or by which such Buyer or any of its properties or assets may be bound.

Section 3.4            Financing.

(a)                Buyers have delivered to Seller true and complete copies, including all exhibits, schedules or amendments thereto, of the fully executed commitment letter, dated as of the date hereof, (the “Debt Commitment Letter”), by the lenders party thereto (collectively, the “Lenders”), in favor of Silgan, pursuant to which, subject to the terms and conditions set forth therein, the Lenders have committed to provide debt financing in the aggregate amounts described therein, the proceeds of which shall be used in part to consummate the transactions contemplated herein (the “Debt Financing”) and any fee letters related thereto (the “Fee Letters”) (it being understood that such Fee Letters have been redacted to omit the fee amounts and flex provisions provided therein).

(b)               The Debt Commitment Letter is in full force and effect and is a valid and binding obligation of the parties thereto, enforceable against the parties thereto in accordance with their terms, except to the extent that: (i) enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally; and (ii) the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. The aggregate proceeds contemplated to be provided by the Debt Commitment Letter, together with Silgan’s and Buyers’ cash on hand and funds available to Silgan and Buyers under their existing revolving credit facility, will be sufficient to consummate the transactions contemplated by this Agreement and to pay all of Silgan’s and Buyers’ related fees and expenses. The obligations of the Lenders to fund the commitments under the Debt Commitment Letter are not subject to any conditions other than as expressly set forth in the Debt Commitment Letter or any contingencies that would permit the Lenders to reduce the total amount of the Debt Financing. There are no side letters, understandings or other agreements, contracts or arrangements relating to the funding of the full amount of the Debt Financing other than as expressly set forth in or contemplated by the Debt Commitment Letter or the Fee Letters. Silgan and Buyers have fully paid any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter and the Fee Letters, to the extent the same are due and payable. As of the date of this Agreement: (i) the Debt Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, and the respective commitments have not been withdrawn, rescinded or terminated in any way; and (ii) no event has occurred that (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent to funding under the Debt Commitment Letter by Silgan or Buyers. As of the date of this Agreement, Buyers have no knowledge of any facts or circumstances that are reasonably likely to result in: (i) any of the conditions set forth in the Debt Commitment Letter not being satisfied; or (ii) the funding contemplated in the Debt Commitment Letter not being made available to Silgan or Buyers on a timely basis in order to consummate the transactions contemplated by this Agreement.

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Section 3.5            [Reserved].

Section 3.6            Solvency. Assuming the satisfaction of the conditions to Buyers’ obligation to consummate the transactions set forth herein, or the waiver of such conditions, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Debt Financing), Buyers and their respective Subsidiaries will be Solvent. For purposes of this Section 3.6, “Solvent” means, with respect to any Person, that the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, as applicable, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), such Person shall be able to pay its debts and obligations in the ordinary course of business as they become due, and such Person shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

Section 3.7            Purchase for Investment. The Buyers are purchasing the Shares for investment for their own account and not with a view to, or for sale in connection with, any distribution thereof. The Buyers (either alone or together with its advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and are capable of bearing the economic risks of such investment. Buyers acknowledge that the Shares have not been registered under the Securities Act or any state or non-U.S. securities Laws, and agree that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state and non-U.S. securities Laws, in each case, to the extent applicable.

Section 3.8            Litigation. There is no Litigation pending against or, to the knowledge of the Buyers, threatened against any Buyer before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.9            Finders’ Fees. Except for TN Capital Advisors, whose fees and expenses will be paid by Buyers, no broker, finder, financial advisor or investment banker is entitled to any fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyers or any of their Affiliates for which Seller or any of its Affiliates may become liable.

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ARTICLE 4
Certain Covenants

Section 4.1            Conduct of the Business. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as expressly permitted by this Agreement or the Ancillary Agreements, the Restructuring Transactions or as set forth in Section 4.1 of the Seller Disclosure Letter or otherwise requested or consented to in writing by Buyers, which consent shall not be unreasonably conditioned, withheld or delayed, Seller shall cause the Transferred Entities to conduct the Business in all material respects in the ordinary course and consistent with past practice, including maintaining insurance policies and assets (including the Owned Intellectual Property) and maintaining levels of inventory (including components of inventory), in each case, in the ordinary course and consistent with past practice and no Selling Entity and/or any of its Affiliates shall, with respect to the Transferred Entities or their assets or properties, and no Selling Entity shall permit any of the Transferred Entities to:

(a)                amend its Organizational Documents, except as is reasonably necessary to effectuate the transactions contemplated by this Agreement;

(b)               consolidate, restructure or reorganize any of the Transferred Entities and/or the ownership thereof by any Selling Entity or engage in any carve-out activities with respect to the Transferred Entities (including transferring any liabilities to the Transferred Entities) in order to effect the transactions contemplated by this Agreement, in each case, except for the Restructuring Transactions;

(c)                adopt, enter into, terminate or amend any Benefit Plan except in the ordinary course of business or as required pursuant to the terms of the applicable plan or agreement or applicable Law;

(d)               issue, sell, pledge, transfer, grant or enter into any arrangement or Contract with respect to the issuance, sale, pledge, transfer or grant of: (i) any Transferred Entity Securities; (ii) options, warrants, other securities convertible into or exercisable or exchangeable for or rights to purchase or subscribe to any Transferred Entity Securities; or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or other securities the value of which is derived from the price or value of Transferred Entity Securities, except as is necessary for Seller and the Transferred Entities to complete the Restructuring Transactions;

(e)                redeem, purchase or otherwise acquire any outstanding Transferred Entity Securities, except as is necessary for Seller and the Transferred Entities to complete the Restructuring Transactions;

(f)                to the extent that any such action would have any effect on a Transferred Entity in a Post-Closing Tax Period (including, without limitation, an effect on the Taxes of a Transferred Entity in a Post-Closing Tax Period), and except as required by Law: (i) change any method of accounting of the Transferred Entities for Tax purposes; (ii) enter into any agreement with any Governmental Authority with respect to Taxes of the Transferred Entities (including a “closing agreement” under Section 7121 of the Code); (iii) surrender any right of the Transferred Entities to a material Tax refund; (iv) change any accounting period of the Transferred Entities with respect to any Tax; (v) file an amended Tax Return; (vi) change or revoke any material election with respect to Taxes; (vii) make any material election with respect to Taxes inconsistent with past practice; or (viii) enter into any agreement to extend or waive the applicable statute of limitations with respect to any material Taxes;

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(g)               consummate or effect a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Transferred Entity or effect any reclassification, stock split, stock combination or like change in its capitalization or declare, issue, make or pay any dividend or other distribution in respect of any Transferred Entity Securities, except as is necessary for Seller and the Transferred Entities to complete the Restructuring Transactions, provided, however, that distributions of Cash shall be permitted without Buyers’ prior written consent to the extent that such distributions do not result in adverse tax consequences to the Transferred Entities or Buyers in respect of the Transferred Entities;

(h)               (i) amend (in whole or in part, including by substitution or replacement thereof with a new Contract), modify, grant any waiver or release any right under or in respect of, or terminate, any Material Contract except: (A) in the ordinary course of business consistent with past practice or as required by applicable Law; or (B) any such activity otherwise permitted pursuant to another clause of this Section 4.1; provided, however, that any such amendment, modification or termination of an existing Material Contract which, individually or together with any other such amendment, modification or termination of existing Material Contracts, could reasonably be expected to result in a reduction in the profits of the Transferred Entities (taken as a whole) in excess of $1,000,000 during any 12-month period, shall be deemed to be not in the ordinary course of business consistent with past practice for purposes of this subclause (i); (ii) adopt or enter into a new Contract (with a new customer or an existing customer for a new product) that would have been a Material Contract if such Contract had been in effect as of the date hereof except in the ordinary course of business consistent with past practice; or (iii) adopt or enter into a Contract that would have been disclosed in Section 2.20 of the Seller Disclosure Letter if such Contract had been in effect as of the date hereof;

(i)                 incur, create, assume or otherwise become liable for any Indebtedness or incur any Lien other than Permitted Liens in excess of $1,000,000, other than: (i) replacements of local working capital facilities in amounts that do not exceed the amount of facilities in effect on the date hereof; (ii) Indebtedness arising under Capital Leases entered into in the ordinary course of business and consistent with past practice; or (iii) any Indebtedness that will be repaid in full and/or as to which the Transferred Entities shall be released from any and all obligations thereunder pursuant to Section 1.2;

(j)                 make any capital expenditures or commitments for capital expenditures, other than in the ordinary course of business consistent with past practice or pursuant to the Transferred Entities’ current capital expenditures budgets which budgets have been made available to Buyers in the Merrill Corporation electronic data room entitled “Project Oak” prior to the date hereof;

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(k)               sell, assign, transfer, convey, lease or otherwise dispose of or encumber (other than pursuant to Permitted Liens) any properties, rights or assets of any Transferred Entity, if such properties, rights or assets, in the aggregate, have a fair market value in excess of $1,000,000, except as otherwise in each case in the ordinary course of business or except as is necessary for Seller and the Transferred Entities to complete the Restructuring Transactions;

(l)                 acquire, by merger, consolidation, acquisition of stock or assets or otherwise, any Person, business or division thereof, except as is necessary for Seller and the Transferred Entities to complete the Restructuring Transactions;

(m)             outside of the ordinary course of business consistent with past practices, make any material changes to the collection of receivables, payment of payables or any other credit, collection or payment policies, procedures or practices;

(n)               enter in any joint venture, partnership or similar arrangement;

(o)               make any loans or advances to, or guarantees for the benefit of, any other Person (other than loans to employees that are de minimis in number and amount in the ordinary course of business consistent with past practices to the extent such loans are not prohibited by applicable Law or any policy of WestRock, any Selling Entity or any Transferred Entity);

(p)               materially increase the compensation or benefits of any Business Employee other than in the ordinary course of business consistent with past practice or as required by applicable Law or the current terms of any Benefit Plan or collective bargaining or other labor agreement;

(q)               engage in any reduction in force with respect to the Business Employees, or enter into, adopt, amend or terminate any employment agreement covering any Business Employee identified in the definition of “Knowledge of Seller” in this Agreement, or terminate (other than for “cause”) any Business Employee identified in the definition of “Knowledge of Seller” in this Agreement; or

(r)                 agree or commit to do any of the foregoing.

Section 4.2            Access to Information; Confidentiality; Books and Records.

(a)                From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, Seller shall provide to Buyers and their authorized representatives during normal business hours reasonable access to all officers, key employees, advisers, properties, offices, facilities and books and records of the Transferred Entities (in a manner so as to not interfere with the normal business operations of the Transferred Entities).

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(b)               Notwithstanding anything to the contrary in Section 4.2(a), Seller may withhold any document (or portions thereof) or information: (i) that is subject to the terms of a non-disclosure agreement with a third party; (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by Seller’s counsel, constitutes a waiver of any such privilege; (iii) if the provision of access to such document (or portion thereof) or information, as determined by Seller’s counsel, would reasonably be expected to conflict with applicable Laws; (iv) that Seller reasonably determines in good faith is competitively sensitive (provided that such information may be made available for review by Buyers’ external counsel only in accordance with and subject to the restrictions contained in an agreed upon “clean room” agreement); or (v) relating to the sale process regarding the Transferred Entities or any alternative transaction with respect to all or a portion of the Business, bids received from others in connection with such sale process or alternative transactions and information and analysis (including financial analysis) relating to such bids or alternative transactions. If any material is withheld pursuant to clauses (i) - (iv) of the preceding sentence, Seller shall inform Buyers as to the general nature of what is being withheld and, to the extent permissible without violating any obligations of Seller or the Transferred Entities thereunder or without waiving any privilege in respect thereof, make appropriate substitute disclosure arrangements to provide any such information in a manner that will not result in the violation of such agreement or Law or the loss of such privilege, as applicable.

(c)                All information provided to Buyers pursuant to this Section 4.2 prior to the Closing shall be held by Buyers as confidential under the terms of that certain Confidentiality Agreement, dated as of October 7, 2016, between Silgan and WestRock (the “Confidentiality Agreement”) and shall be subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. The parties agree that, if the Closing occurs, the Confidentiality Agreement shall automatically terminate effective upon the Closing. For a period of five (5) years following the Closing Date, Seller shall, and shall cause its Affiliates to, keep confidential, and not disclose or use, except as otherwise expressly permitted herein, Confidential Information; provided, however, that Seller and its Affiliates shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to applicable securities Law disclosure requirements or legal or regulatory process (by interrogatories, subpoena, civil investigative demand or similar process); provided, that, in the event of any disclosure pursuant to legal process or Law, Seller shall: (i) promptly notify Buyers in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure; and (ii) exercise commercially reasonable efforts to preserve the confidentiality of the Confidential Information disclosed, including by cooperating with Buyers to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information required to be disclosed.

(d)               Buyers acknowledge and agree that Seller and its respective Affiliates shall have the right to retain copies of all books, data, files, information and records in any media of the Transferred Entities relating to periods ending on or prior to the Closing Date: (i) relating to information (including employment and medical records) regarding the Transferred Employees; (ii) as may be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request; or (iii) as may be necessary for Seller or its Affiliates to perform their respective obligations pursuant to this Agreement or any of the Ancillary Agreements, in each case subject to compliance with all applicable privacy Laws.

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(e)                After the Closing Date, Buyers shall, and shall cause the Transferred Entities to, until the later of the seventh (7th) anniversary of the Closing Date and the end of any retention period required by applicable Law: (i) retain all material books, records and other documents pertaining to the Business in existence on the Closing Date and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours and in a manner so as to not interfere with the normal business operations of the Transferred Entities to the extent that such inspection and copying is reasonably necessary for Seller with respect to its defense of any Third-Party Claims for which Buyers are entitled to indemnification hereunder or in order to comply with any tax reporting obligation of Seller or its Affiliates under applicable Law or for other valid business reasons; and (ii) cause the employees, counsel and financial advisors of Buyers and their respective Affiliates to reasonably cooperate with Seller and its Affiliates in connection with their ongoing financial reporting, accounting or other purposes (including complying with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) related to Seller’s ownership of the Business (including the provision of relevant parts of the books and records of any of the Transferred Entities), during normal business hours, upon reasonable request and upon reasonable notice; provided, that in each case, Buyers and the Transferred Entities will not be required to provide access to any books, records and other documents if: (x) doing so could violate any Contract or Law to which any Buyer or any of the Transferred Entities are party or subject; or (y) Buyers or any of the Transferred Entities believe in good faith based on advice of counsel that doing so could result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges); provided, further that, except as provided pursuant to Section 4.2(c), Seller shall, and shall cause its Affiliates to, keep confidential, and not disclose or use, except as otherwise expressly permitted herein, any such books, records and other documents. Buyers shall, and shall cause the Transferred Entities to, use commercially reasonable efforts to notify Seller prior to the destruction of any material books, records or documents by any Buyer or any of the Transferred Entities and give Seller a reasonable opportunity to obtain possession thereof after the seventh (7th) anniversary of the Closing Date.

(f)                For a period of one (1) year after the Closing Date (or, if longer, for the time periods, if any, for which pro forma financial information relating to the Business is required to be disclosed pursuant to Regulation S-X under the U.S. Securities Exchange Act of 1934, as amended), each Buyer and Seller shall, and shall cause each of its respective Affiliates to, and shall request each of its respective independent auditors to, cooperate with the other party in providing information relating to the Business or any of the Transferred Entities for the purpose of preparing any financial statements or other financial reports that are required to be filed by such party or its Affiliates with the U.S. Securities and Exchange Commission. The requesting party shall reimburse the other party for its reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 4.2(f).

(g)               Notwithstanding anything to the contrary in this Section 4.2, Seller shall have no obligation to provide Buyers or their respective representatives access to the properties or assets of the Transferred Entities to conduct any subsurface or Phase II environmental investigation or sampling or testing of any environmental medium and no such investigation or sampling or testing shall be undertaken by or on behalf of Buyers before the Closing Date without Seller’s prior written consent.

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Section 4.3            Governmental Approvals; Third-Party Consents.

(a)                Subject to the terms and conditions herein provided, from the date hereof until the Closing or the termination of this Agreement in accordance with its terms, each Buyer and Seller shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the conditions precedent set forth in ARTICLE 6). Each Buyer and Seller shall use reasonable best efforts to promptly obtain consents of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each party hereto shall ensure that filings pursuant to the HSR Act and all other filings required by applicable Competition Laws with respect to the transactions contemplated by this Agreement are submitted promptly (and in any event, within ten (10) Business Days for a filing pursuant to the HSR Act and within twenty (20) Business Days for all other filings, if any, required by applicable Competition Laws) after the date of this Agreement and shall resubmit any such filings as soon as is reasonably practicable in the event such filings are rejected for any reason whatsoever by the relevant Governmental Authority. Each party shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or other Competition Laws. Notwithstanding anything to the contrary in this Section 4.3, Buyers agree to use their best efforts to take promptly and/or to permit all actions that are necessary to avoid or eliminate each and every impediment under any Competition Laws that may be asserted by any relevant Governmental Authority or any other Person with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur expeditiously, but in no case later than the End Date, including, but not limited to: (i) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets, businesses or facilities of any of the Transferred Entities or any entity, asset, business or facility of any Buyer or its Affiliates; (ii) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party); and (iii) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements.

(b)               Notwithstanding anything to the contrary in this Agreement, Buyers shall take the lead in directing strategy, subject to reasonable consultation with Seller, in connection with all matters relating to obtaining clearances, approvals and the expiration of waiting periods under or in connection with the HSR Act or any other applicable Competition Law, and Buyers shall take the lead in all meetings or discussions with any Governmental Authority in connection therewith. Seller shall not discuss, negotiate or commit to any divestiture transaction, or discuss or commit to alter its businesses or commercial practices in any way, or otherwise take or commit to take any action that limits any Buyer’s freedom of action with respect to its assets, properties or businesses or the assets, properties or businesses being acquired pursuant to this Agreement. Buyers, on the one hand, and Seller, on the other hand, will promptly notify the other of any oral or written communication received by either Buyers and/or Seller, as the case may be, from any Governmental Authority regarding any of the transactions contemplated hereby, and Seller shall allow Buyers to review in advance any proposed written communication to any such Governmental Authority and incorporate all of Buyers’ reasonable comments. Neither party shall participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other party hereto in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

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(c)                Buyers shall use their best efforts to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby or that would make the consummation of the acquisition of the Transferred Entities in accordance with the terms of this Agreement unlawful. Buyers shall take the lead in defending against any Litigation brought or threatened by any Governmental Authority or any other Person which challenges or questions the legality or validity of the transactions contemplated hereby or seeks damages in connection therewith. The parties hereto agree to reasonably cooperate and use best efforts to defend against such Litigation and, if an Order is issued in any such Litigation, to use reasonable best efforts to have such an Order lifted, and to reasonably cooperate regarding any other impediment to the consummation of the transactions contemplated hereby.

(d)               Each party to this Agreement agrees to reasonably cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate Seller or any Affiliate of Seller to make, or to cause to be made, any payment to any third party in order to obtain the consent or approval of such third party under any Material Contract and neither Seller nor any of the Transferred Entities shall offer or grant any accommodation or amendment or modification in connection with obtaining such consent or approval, except with the prior written consent of Buyers.

(e)                With respect to Multi-party Contracts all of which are listed in Section 4.3 of the Seller Disclosure Letter, Seller shall use all commercially reasonable efforts to obtain prior to the Closing or, if not obtained, will use all commercially reasonable efforts to obtain within six (6) months following the Closing Date, from the counterparty to each Multi-party Contract any needed consent to separate the portion of such contract that relates to the goods or services purchased from or supplied to the Business under such Multi-party Contract (a “Multi-party Contract Consent”), it being agreed that Seller shall not be required to provide any consideration to any counterparty to such a Multi-party Contract in order to obtain such Multi-party Contract Consent. The contract constituting the separated portion of any Multi-party Contract that relates to the Business as described in the preceding sentence shall be assumed by and become the responsibility of the applicable Buyer. Notwithstanding the foregoing, however, with respect to any Multi-party Contract for which Seller is unable to obtain a Multi-party Contract Consent, in each case for the remainder of the term under such Multi-party Contract: (i) Seller shall, or shall cause any applicable Affiliate to, purchase from the applicable Buyer such goods or services to be purchased from the Business by the third party under such Multi-party Contract pursuant to the same terms provided for in such Multi-party Contract, and Seller shall supply such goods or services to such third party pursuant to the same terms provided for in such Multi-party Contract; and (ii) Seller and its Affiliates shall obtain such goods or services supplied to the Business by the third party under such Multi-party Contract and Seller and its Affiliates shall supply the same to the applicable Buyer or to any Transferred Entity as such Buyer may direct pursuant to the same terms provided for in such Multi-party Contract.

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(f)                Prior to the Closing, Seller will assign all Seller Contracts to the applicable Transferred Entity, and cause such Transferred Entity to assume the obligations thereunder, on or prior to the Closing Date, provided, with respect to those Seller Contracts listed in Section 4.3 of the Seller Disclosure Letter (the “Listed Seller Contracts”), if such Listed Seller Contract may only be assigned with the consent of the counterparty thereto, then Seller will only be required to so assign such Listed Seller Contract if, after the use of commercially reasonable efforts prior to the Closing Date, Seller has obtained such consent to assignment (it being understood that the Listed Seller Contracts includes all Contracts described in subsections (i), (ii) and (iii) of the definition of Seller Contracts and all Contracts described in subsection (iv) of the definition of Seller Contracts that are material to the Business of the Transferred Entities). If any such consent to assignment is not obtained prior to the Closing Date, then Seller will use commercially reasonable efforts to obtain such consent within six (6) months following the Closing Date and, if so obtained, Seller shall thereupon assign such Listed Seller Contract to the applicable Buyer or an Affiliate of such Buyer so designated by such Buyer, and such Buyer or such Affiliate of Buyer will assume the obligations thereunder. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate Seller or any Affiliate of Seller to make, or to cause to be made, any payment to any third party in order to obtain the consent or approval of such third party under any Seller Contract. Notwithstanding the foregoing, however, with respect to any Listed Seller Contract (other than any Contracts relating to Software from third parties) for which Seller is unable to obtain any necessary consent to assignment, in each case for the remainder of the term under such Listed Seller Contract: (i) Seller shall, or shall cause any applicable Affiliate to, purchase from the applicable Buyer such goods or services to be purchased from the Business by the third party under such Listed Seller Contract pursuant to the same terms provided for in such Listed Seller Contract, and Seller shall supply such goods or services to such third party pursuant to the same terms provided for in such Listed Seller Contract; and (ii) Seller and its Affiliates shall obtain such goods or services supplied to the Business by the third party under such Listed Seller Contract and Seller and its Affiliates shall supply the same to the applicable Buyer or to any Transferred Entity as such Buyer may direct pursuant to the same terms provided for in such Listed Seller Contract. For the avoidance of doubt, Seller will assign all Seller Contracts, not just Listed Seller Contracts, to the applicable Buyer (subject to the proviso in the second sentence of this Section 4.3(f)); however, nothing herein shall obligate Seller to obtain consent in respect of the assignment of any Seller Contract that is not a Listed Seller Contract. At any time prior to Closing, Seller shall have the right to add (upon delivery of written notice to Buyers including the revised schedule, and in each case subject to Section 4.15) additional Seller Contracts to Section 4.3 of the Seller Disclosure Letter, without the consent of Buyers except in the case where the assignment to a Transferred Entity of any such additional Seller Contract would constitute the entry into a Material Contract in violation of Section 4.1(h).

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Section 4.4            Employees and Employee Benefits.

(a)                From and after the date hereof until the Closing Date, Buyers shall consult with Seller and obtain Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) before distributing any communications to any Business Employee, whether relating to employee benefits, post-Closing terms of employment or otherwise. Buyers shall provide Seller with advance copies of, and a reasonable opportunity to comment on, all such communications. At the request of Buyers, Seller shall cooperate with Buyers and use commercially reasonable efforts to make available for discussion at reasonable times for purposes of preparing for the consummation of the transactions contemplated hereby members of Seller’s transition team established in connection with the transactions contemplated hereby.

(b)               To the extent permitted by applicable Law, prior to the Closing Date, Seller, at its sole cost and expense, shall use its best efforts to transfer from Seller or one of its Affiliates, as applicable, to a Transferred Entity each Business Employee who is not employed by a Transferred Entity as of the date of this Agreement. Seller shall provide at least ten (10) Business Days prior to the Closing Date a list of each such Business Employee. Seller shall comply with all applicable Laws in effectuating such transfer, including obtaining any consent from such employees to the extent required by applicable Law, and complying with any notice and consultation or consent obligations as required of any collective bargaining agreement, collective agreement, works council or other similar agreements with a union, trade union, council of trade unions, employee bargaining agency, affiliated bargaining agent or other labor organizations. Seller shall in no event be liable to Buyers for any transfer which cannot be effected due to a Business Employee objecting to such proposed transfer, but Seller shall remain responsible for any liabilities, including severance, owing to or in respect of any such objecting Business Employee as provided in Sections 4.4(f) and 4.4(n)(ii) below.

(c)                In the event the employment of any Business Employee will not automatically transfer to the applicable Buyer or its Affiliates upon the occurrence of the Closing pursuant to the transfer of the Shares as a result of the Transferred Entities becoming Affiliates of such Buyer (each, an “Offer Employee”), not less than five (5) Business Days prior to the Closing, such Buyer will or will cause one of its Affiliates to offer employment, effective at 12:01 a.m., local time, on the Closing Date (the “Transfer Time”), to such Business Employee in accordance with this Agreement, subject to Seller providing such Buyer with information necessary to make such offers of employment. Offers pursuant to this Section 4.4(c) shall: (i) be for a comparable position at the same or a nearby geographic work location, in each case, to those as of the Closing Date; (ii) be sufficient to avoid statutory or common Law severance obligations (but other than those severance obligations that are payable regardless of the terms of the offer) or severance obligations under the arrangements set forth in Section 4.4(c) of the Seller Disclosure Letter; and (iii) otherwise comply in all respects with applicable Law (including with respect to compensation and benefits). With respect to any Offer Employee who, as of the Closing Date, is on approved leave of absence from work with Seller or its Affiliates (each, an “Inactive Employee”), the applicable Buyer shall offer employment to such individual on the earliest practicable date following the return of such individual to work with Seller and its Affiliates and otherwise on terms and conditions consistent with this Section 4.4; provided that such employee returns to work within one hundred eighty (180) calendar days following the Closing Date or such later time as required by applicable Law or the terms of any applicable Labor Contract upon presenting themselves for duty to the Business. No later than ten (10) Business Days prior to the Closing, to the extent permitted by applicable Law, Seller shall provide Buyers a list of all Inactive Employees and the projected end date of each such leave of absence. Following the Closing and while any applicable Buyer has obligations pursuant to this Section 4.4(c), Seller shall promptly notify such Buyer of the occurrence of the end of any such leave of absence. In the case of any Inactive Employee who becomes a Transferred Employee on a date following the Closing Date, all references in this Agreement to: (1) the day following the Closing Date shall be deemed to be references to the date on which such individual becomes a Transferred Employee; and (2) the Transfer Time shall be deemed to be references to 12:01 a.m., local time, on the date that such individual becomes a Transferred Employee. For the avoidance of doubt, the twelve (12)-month period immediately following the Closing Date referred to in Section 4.4(g) shall not be extended by operation of the preceding sentence, except as may be required by applicable Law.

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(d)               As soon as practicable after the date of this Agreement, but in no event later than thirty (30) calendar days after the date of this Agreement, Seller shall provide Buyers with a true and complete list containing each individual identified by Seller as expected to be an Offer Employee (and such list shall include the then-current employing entity, identification number, position, union affiliation, date of hire, start date of services, work location, wage rate, current base compensation, cash and equity bonus opportunity for the current year, actual cash and equity grants in the prior year, as applicable, of each identified individual to the extent different from the information provided for such identified individual in the Employee List provided by Seller to Buyers pursuant to Section 2.15(a)), and Seller shall update such information periodically prior to the Closing Date to reflect new hires, leaves of absence and employment terminations and provide copies of such updated lists to Buyers (which updated lists shall contain an identification number, employing entity, date of hire, start date of services, title or position, union affiliation, work location, wage rate, current base compensation, cash and equity bonus opportunity for the current year, actual cash and equity grants in the prior year, as applicable, for each individual identified as a new hire or on a leave of absence and expected to be an Offer Employee).

(e)                To the extent permitted by applicable Law, prior to the Closing Date, Seller, at its sole cost and expense, shall transfer from any Transferred Entity to Seller or one of its Affiliates (other than a Transferred Entity) all employees who are not primarily dedicated to the operation of the Business (“Non-Transferred Entity Employee”). Seller shall comply with all applicable Laws in effectuating such transfer, including obtaining any consent from those employees to the extent required by applicable Law, and complying with any notice and consultation or consent obligations as required of any collective bargaining agreement, collective agreement, works council or other similar agreements with a union, trade union, council of trade unions, employee bargaining agency, affiliated bargaining agent or other labor organization representing such employees. In the event the employment of any Non-Transferred Entity Employee does not transfer to Seller or its Affiliates prior to the Closing, Seller will or will cause one of its Affiliates (other than a Transferred Entity) prior to the Closing Date to offer employment, effective at 12:01 a.m., local time, on the Closing Date, to such Non-Transferred Entity Employee on the same terms of employment then in effect.

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(f)                Seller and Buyers intend that, except as required by applicable Law, the transactions contemplated hereby should not constitute a separation, termination or severance of employment of any Business Employee, other than Refusal Employees, prior to or upon the occurrence of the Transfer Time, including for purposes of any Benefit Plan that provides for separation, termination or severance benefits, and that such employee will have continuous and uninterrupted employment immediately before and immediately after the Transfer Time, and Seller and Buyers shall, and shall cause their respective Affiliates to, comply with any requirements under applicable Law to ensure the same. Other than as specifically set forth in this Agreement and subject to the representations and warranties of Seller set forth herein, Buyers or their respective Affiliates shall bear all the liabilities, obligations and costs relating to, and shall indemnify and hold harmless Seller and its Affiliates (other than the Transferred Entities) from and against: (i) any claims made by any Business Employee for any statutory or common law severance obligations, any other related legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the parties hereto), and severance obligations under the arrangements set forth in Section 4.4(c) of the Seller Disclosure Letter, and for any other claim, cost, liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of or in connection with: the failure of Buyers or their respective Affiliates to make an offer of employment to anyone designated by Seller as an Offer Employee pursuant to this Agreement, or to continue the employment of, any Business Employee or any other individual who is entitled to automatically transfer to any Buyer or its Affiliates upon the occurrence of the Closing pursuant to the transfer of the Shares as a result of the Transferred Entities becoming Affiliates of such Buyer, in each case, in accordance with this Agreement or applicable Law; and (ii) any claims relating to the employment of any Transferred Employee after the Transfer Time in respect of any act or omission relating to the employment of any Transferred Employee after the Transfer Time. Seller or its Affiliates (other than the Transferred Entities) shall bear all the liabilities, obligations and costs relating to, and shall indemnify and hold harmless Buyers and their respective Affiliates from and against any claims made by any Refusal Employee or Non-Transferred Entity Employee for any statutory or common law severance obligations, any other related legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the parties hereto), and severance obligations under the arrangement set forth in Section 4.4(c) of Seller Disclosure Letter, and for any other claim, cost, liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of or in connection with the Refusal Employee’s refusal to accept an offer of employment from (or to commence employment with), or objection to the automatic transfer of employment to, the applicable Buyer or its Affiliates, or a Non-Transferred Entity Employee refusing to transfer or not accepting an offer of employment from Seller or an Affiliate of Seller (other than a Transferred Entity) or the termination of any such Non-Transferred Entity Employee by such Buyer after the Closing Date. For the avoidance of doubt, Buyers and their respective Affiliates shall be responsible for all benefits under the MW CIC Plan through June 30, 2017 with respect to any Transferred Employees that are covered by such plan.

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(g)               With respect to each Transferred Employee, for the twelve (12)-month period immediately following the Closing Date (except as otherwise provided below) or such longer period required by applicable Law (such period, the “Benefits Continuation Period”), Buyers and their respective Affiliates shall (or shall cause any other Person providing compensation and benefits on their behalf to) provide to each such Transferred Employee: (i) no less favorable base salary or wage rates, as applicable, than the base salary or wage rates, as applicable, provided by Seller and its Affiliates (or any other Person providing compensation and benefits on their behalf) immediately prior to the Closing; (ii) cash incentive compensation opportunities that when considered together with the base salary or wage rates, as applicable, provided under clause (i) provide such Transferred Employee with compensation that is substantially comparable in the aggregate to the base salary or wage rates, as applicable, and cash incentive compensation opportunities provided by Seller and its Affiliates (or any other Person providing compensation and benefits on their behalf) immediately prior to the Closing, but excluding the impact of any equity-based or phantom equity award; (iii) at the applicable Buyer’s sole discretion, and subject to any applicable collective bargaining agreements and the terms of Section 4.4(j) below, either employee benefits under plans, programs and arrangements that will provide benefits to such U.S. Transferred Employees that are substantially similar to the employee benefits of similarly situated employees of such Buyer and its Affiliates (other than the Transferred Entities), or substantially comparable in the aggregate to the employee benefits provided by Seller and its Affiliates (or any other Person providing compensation or benefits on their behalf) immediately prior to the Closing, excluding equity or phantom equity plans and programs, change in control severance benefits, defined benefit pension plans (other than as required by applicable law or a collective bargaining agreement), and retiree medical and retiree life insurance plans; (iv) employee benefits under plans, programs and arrangements that will provide benefits to such non-U.S. Transferred Employee that are substantially comparable in the aggregate to the employee benefits provided by Seller and its Affiliates (or any other Person providing compensation or benefits on their behalf) immediately prior to the Closing, excluding equity or phantom equity plans and programs, change in control severance benefits, defined benefit pension plans (other than as required by applicable law or a collective bargaining agreement), and retiree medical and retiree life insurance plans; and (v) for the period through June 30, 2017, an office within a commute of no more than forty (40) miles from his or her office as of immediately prior to the Closing Date, in each case subject to applicable Law; provided that if a relocation beyond that distance is required and such employee’s employment terminates as a result of his desire not to accept such a relocation, such employee shall receive from the applicable Buyer the severance benefits at the level set forth in Section 4.4(j); provided further that, in the case of clauses (i) through (iv), such Buyer shall, or shall cause an Affiliate to, use reasonably commercial efforts to comply with any additional customary and reasonable requirements in order to avoid a claim of separation, termination or severance of employment under applicable Law or any Labor Contract. Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as requiring any Buyer or any of its Affiliates to continue the employment of any Transferred Employee for any period after the Closing Date.

(h)               As of immediately prior to the Closing, Seller shall assume and honor, or cause its Affiliates (excluding the Transferred Entities) to assume and honor, all obligations with respect to the bonus amounts payable under the 2016 WestRock Short-Term Incentive Plan to Business Employees who will become Transferred Employees as of the Closing (the “Short-Term Incentive Amounts”). The Short-Term Incentive Amounts shall be calculated for each Business Employee who shall become a Transferred Employee as of the Closing by multiplying the target bonus for the performance period for such individual by the total number of days from the beginning of the performance period through the Closing Date, divided by 365. All Short-Term Incentive Amounts shall be paid immediately prior to the Closing by Seller or its Affiliates (excluding the Transferred Entities) to such Business Employees who shall become Transferred Employees upon the Closing. As of the Closing, the applicable Buyer shall assume and honor or cause its Affiliates to assume and honor, in accordance with their terms, all obligations with respect to the bonus amounts payable to Transferred Employees under each incentive plan maintained by Seller or its Affiliates as described in Section 4.4(h) of the Seller Disclosure Letter with respect to the performance period in which the Closing occurs, provided that, with respect to the portion of any such bonus amounts related to periods on or prior to the Closing Date, solely to the extent taken into account as a current liability included in the calculation of the Final Closing True-Up Amount (the “Assumed Payments”). Such Assumed Payments shall be determined in accordance with the terms of Section 4.4(h) of the Seller Disclosure Letter, provided that the employer portion of any employment Tax related to the portion of the Assumed Payments that relate to periods on or prior to the Closing Date shall also be taken into account as a current liability included in the calculation of the Final Closing True-Up Amount. Buyers and Seller agree that for Tax purposes: (i) Assumed Payments that are taken into account as a current liability included in the calculation of the Final Closing True-Up Amount, and the employer portion of any employment Tax related to such Assumed Payments, shall be deemed to be paid by Buyers acting on behalf of Seller; (ii) Seller rather than any Buyer shall be the party that will take a Tax deduction in respect of such amounts; and (iii) such amounts do not represent an adjustment to the Final Purchase Price for Tax purposes. Following the date hereof and until the Closing, Seller shall, and shall cause its Affiliates to, pay in the ordinary course and consistent with past practices all Business Employees’ bonuses, incentives, commissions and other similar payments when due.

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(i)                 In connection with the transactions contemplated hereby and effective as of the Closing, each equity award relating to WestRock common stock granted to a Transferred Employee in 2016 shall, to the extent such award is not vested in accordance with its terms, become vested (with respect to the service-based vesting requirements under such award) on a pro-rata basis determined by multiplying the number of unvested shares subject to such award by a fraction, the numerator of which is the number of full completed months between January 1, 2016 and the Closing Date, and the denominator of which is 36, provided that such awards shall remain subject to the satisfaction of the performance goals stated therein.

(j)                 With respect to each Transferred Employee who is covered by the MW CIC Plan and terminated on or before June 30, 2017 (other than for cause, as reasonably determined by the applicable Buyer or any of its Affiliates), the applicable Buyer or its Affiliates shall provide severance or termination benefits to each such Transferred Employee that are no less favorable than those severance or termination benefits applicable to each such Transferred Employee as of immediately prior to the Closing Date, as set forth in Section 4.4(j) of the Seller Disclosure Letter.

(k)               With respect to each Transferred Employee, effective from and after the Transfer Time, the applicable Buyer and its Affiliates shall use commercially reasonable efforts to: (i) recognize, for all purposes (other than benefit accrual under a defined benefit pension plan or scheme, and other than any retiree medical or retiree life insurance plan) under all plans, programs and arrangements established or maintained by the applicable Buyer or its Affiliates for the benefit of such Transferred Employees, service with Seller and its Affiliates prior to the Closing to the extent such service was recognized under the corresponding Benefit Plan covering such Transferred Employee, including for purposes of eligibility, vesting and benefit levels and accruals (other than benefit accrual under a defined benefit pension plan or scheme, and other than any retiree medical or retiree life insurance plans), in each case, except where it would result in a duplication of benefits; (ii) use commercially reasonably efforts to waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by the applicable Buyer or its Affiliates for the benefit of the Transferred Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Benefit Plan; and (iii) use commercially reasonably efforts to provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing for the plan year in which the Closing occurs. To the extent any Transferred Employee receives compensation or benefits from another Person on behalf of the applicable Buyer and its Affiliates, the applicable Buyer and its Affiliates will use commercially reasonable efforts to cause such Person to comply with the requirements of this Section 4.4(k) as if such compensation or benefits were provided pursuant to plans, programs or arrangements established or maintained by the applicable Buyer and its Affiliates.

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(l)                 For the Benefits Continuation Period, the applicable Buyer shall assume and honor, in accordance with the terms of the applicable policy (or other applicable arrangement) of Seller or its applicable Affiliate, all vacation days and other paid time off to which the Transferred Employees are entitled under the applicable policy (or any such other arrangement) in or prior to the applicable period in which the Closing Date occurs and, with respect to hourly employees, that are included as a current liability in the calculation of the Final Closing True-Up Amount, and in all cases, which have not yet been taken by the Transferred Employees (collectively, the “Accrued Vacation Days”). To the extent that a Transferred Employee is entitled under applicable Law to be paid for any Accrued Vacation Days in connection with the Closing, the applicable Buyer and its Affiliates shall pay any such required amounts to such Transferred Employee that are included as an “other current liability” in the calculation of the Final Closing True-Up Amount.

(m)             Except as otherwise provided for in this Agreement, each applicable Buyer shall, or shall cause each of its Affiliates to, assume, honor and fulfill all of the obligations of the Transferred Entities and Seller and its other Affiliates, if any, under the collective bargaining agreements set forth in Section 2.15(c) of the Seller Disclosure Letter (the “Labor Contracts”) in accordance with and subject to their terms. Without limiting the generality of the forgoing, each applicable Buyer shall, or shall cause an Affiliate to, employ each Transferred Employee whose terms of employment are covered by a Labor Contract on all of the terms and conditions of employment of the applicable Labor Contract on the Closing Date, including wages, benefits, severance protection (if any), provision of pension, health and other benefit plans, vacation, leave, hours or work and other terms and conditions of employment in effect with respect to such Transferred Employee on the Closing Date, and honor and fulfill all applicable obligations under the applicable Labor Contract in respect to such Transferred Employee, except as the same may be modified consistent with applicable Law. Buyers and Seller shall each cooperate for the purposes of providing the relevant representative of any group covered by a Labor Contract with required notices, bargaining with the representative, if required by the terms of the Labor Contract or any applicable Law, and taking any other necessary actions in connection with negotiating any changes in the terms of employment of the Transferred Employees covered by such Labor Contract necessary or appropriate to effectuate the employment of such Transferred Employees on terms and conditions consistent with this Section 4.4. Each applicable Buyer and its Affiliates shall be exclusively responsible for any liability incurred in connection with any change negotiated by or at the direction of or with the prior written consent of such Buyer or its Affiliates in respect of such Labor Contracts.

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(n)               (i) From and after the Closing Date, Buyers shall or shall cause one of its Affiliates to assume all employment, labor, compensation, employee welfare and employee benefits related liabilities, commitments, claims and Losses that are current liabilities included in the calculation of the Final Closing True-Up Amount or that relate to each: (1) Transferred Employee (or any dependent or beneficiary of any Transferred Employee) that: (A) arise as a result of an event or events that occur after the Transfer Time; (B) Buyers or their respective Affiliates have specifically agreed to assume, fulfill, bear, honor or be responsible for pursuant to this Agreement; or (C) transfer to Buyers or their respective Affiliates under applicable Law (or pursuant to the transfer of the Shares) (except for such liabilities, commitments, claims and Losses described in the definition of Excluded HR Liabilities) and only to the extent such liabilities are included in the Final Closing True-Up Amount; (2) any Business Employee (or any dependent or beneficiary of any such employee) who does not become a Transferred Employee as contemplated by this Agreement as a result of a breach by any Buyer or any of its Affiliates of applicable Law, any Labor Contract or this Agreement that arise as a result of such breach; or (3) Assumed Benefit Plan (such liabilities, commitments, claims and Losses, the “Transferred HR Liabilities”);

(ii)               Except as specifically provided in this Agreement (including with respect to the Transferred HR Liabilities), neither Buyers nor any of their respective Affiliates shall assume or be obligated to pay, perform or otherwise discharge, and Seller and its Affiliates (other than the Transferred Entities), as the case may be, will remain liable to pay, perform and discharge when due all employment, labor, compensation, pension, employee welfare and employee benefits (including defined benefit pension and retiree welfare benefits) related liabilities, commitments, claims and Losses, including with respect to any Benefit Plan, and shall indemnify and hold harmless Buyers and their respective Affiliates, including the Transferred Entities, relating to: (1) each employee of Seller and its Affiliates, including all former Business Employees (or any dependent or beneficiary of any such employee), other than the Transferred Employees and their dependents and beneficiaries, in each case, that arise out of an event or events that occur at any time; (2) each Offer Employee (or any dependent or beneficiary of any Offer Employee) that arise as a result of an event or events that occur as of or prior to the Transfer Time; (3) Benefit Plans that are not Assumed Benefit Plans; (4) all Controlled Group Liabilities; (5) with respect to defined benefit pension, retiree welfare benefits and non-U.S. termination indemnities, each Transferred Employee (or any dependent or beneficiary of any Transferred Employee) that arise out of any event or events that occur as of or prior to the Transfer Time; and (6) each Transferred Employee (or any dependent or beneficiary of any Transferred Employee) that arise out of any event or events that occur as of or prior to the Transfer Time (such liabilities, commitments, claims and Losses, the “Excluded HR Liabilities”);

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(iii)             To the extent permitted by applicable Law, Seller shall be permitted to make and retain copies of any personnel files or other records relating to the Excluded HR Liabilities. Without limiting the generality of Section 4.2(e), after the Closing Date, Buyers shall, and shall cause each of their respective Affiliates (including the Transferred Entities) to, reasonably cooperate with, and provide reasonable assistance to, Seller and its Affiliates in connection with, or in preparation for, existing or future actions, investigations or claims by a third party with respect to the Excluded HR Liabilities; and

(iv)             For the avoidance of doubt, Seller or one of its Affiliates (other than the Transferred Entities) shall retain all assets and liabilities relating to the WestRock Company Deferred Compensation Plan and the MeadWestvaco Corporation Deferred Income Plan.

(o)               No later than the Closing Date or as otherwise provided under the Transition Services Agreement, Buyers shall establish or cause to be established, at their own expense, all employee benefit plans for Transferred Employees as are necessary to comply with Buyers’ obligations pursuant to this Section 4.4, as applicable. Effective as of the Closing, each Transferred Employee shall cease to participate in any Benefit Plan (other than any Assumed Benefit Plan) as an active employee. Seller shall be responsible for providing or causing the applicable Selling Entity to provide benefits in respect of claims incurred under any Benefit Plan for Transferred Employees and their beneficiaries and dependents prior to the Closing whether any such claim is made before, on or after the Closing Date. Nothing contained herein, express or implied, is intended to confer upon any Transferred Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any Assumed Benefit Plan. Buyers agrees that Buyers shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(p)               Effective as of the Closing Date or as otherwise provided under the Transition Services Agreement, Buyers shall maintain or establish a qualified defined benefit pension plan (“Buyer’s Defined Benefit Plan”) which plan shall provide, at a minimum, the defined benefit plan benefits required to be provided under the WestRock Company Consolidated Pension Plan (the “WestRock Pension Plan”) pursuant to the terms of the Labor Contract with the Graphic Communications Conference of the International Brotherhood of Teamsters, Local 508-M of District Council 3 set forth in Section 2.15(c) of the Seller Disclosure Letter (the “Washington Courthouse Bargaining Agreement”). For purposes of eligibility to participate in Buyer’s Defined Benefit Plan, vesting in benefits accrued under such plan, and for all other purposes other than for purposes of determining benefit accruals, Buyer’s Defined Benefit Plan shall give credit to employees subject to the Washington Courthouse Bargaining Agreement in a manner consistent with how such service was counted under the WestRock Pension Plan. Buyers shall have no responsibility for and shall not assume any liability or obligation arising under the WestRock Pension Plan.

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(q)               To the extent applicable, the parties hereto acknowledge the application of the European Council Directive of March 12, 2001 (2001/23/EC) (the “Directive”), relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses and any country legislation implementing the Directive and any other similar Law (collectively, the “Transfer Regulations”). Buyers and Seller shall take all such actions that may be necessary or required in order to cause the Transfer Regulations to apply to the transactions contemplated hereby, and Buyers and Seller shall refrain from taking any action that could cause the Transfer Regulations not to apply to such transactions. The parties hereto acknowledge and agree that they shall, and shall cause their respective Affiliates to, comply with the Transfer Regulations to the extent applicable.

(r)                 Seller shall, and shall cause its Affiliates to, undertake all provision of information and documentation to, and notice to, and consultations, discussions or negotiations with, any unions, work councils and other employee representatives which represent Business Employees (collectively, the “Employee Representatives”) to the extent required by applicable Law in connection with the transactions contemplated hereby. To the extent required by applicable Law, Buyers and their respective Affiliates shall cooperate with respect to the foregoing, including by providing such information and documentation as Seller and its Affiliates or any Employee Representative may reasonably request.

(s)                Seller shall be liable for the provision of notice or payment in lieu of notice and any applicable penalties under the Worker Adjustment and Retraining Notification Act (“WARN”), any similar applicable Law or any similar provision in a collective bargaining agreement related to terminations for which the required initial provision of notice occurs on or before the Closing Date. Buyers shall be liable for the provision of notice or payment in lieu of notice and any applicable penalties under WARN, any similar Applicable Law or any similar provision in a collective bargaining agreement related to: (i) terminations for which the required initial provision of notice occurs after the Closing Date; and (ii) assuming that the schedule provided by Seller pursuant to the terms of the following sentence is accurate, any terminations by any Buyer on or after the Closing Date that trigger notice requirements under WARN, any similar applicable Law, or any similar provision in a collective bargaining agreement with respect to employees that were terminated prior to the Closing Date and have not received any such notice as of the Closing Date. Prior to the Closing, Seller shall provide Buyers a schedule which shall, as of the Closing Date, set forth a list of each former employee of the Business whose employment has been terminated involuntarily within the ninety (90)-day period immediately preceding the Closing Date, together with such former employee’s work location.

(t)                 Seller hereby indemnifies each Buyer, its Affiliates, including the Transferred Entity, and agrees to hold each of them harmless from any and all liabilities, including attorney’s and consulting fees, claims and causes of actions, that relate to the “withdrawal liability” (pursuant to Part I of Subtitle E of Title IV of ERISA) of any Multiemployer Plan in connection with events occurring prior to the Closing or in connection with the transactions contemplated by this Agreement.

(u)               To the extent permitted by applicable Law and not in the possession of the Transferred Entities, Seller shall use commercially reasonable efforts to transfer the originals of all personnel records for Transferred Employees to each applicable Buyer or its Affiliates, it being understood and agreed that Seller may retain copies of such records. To the extent Seller reasonably determines is permitted by applicable Law and could not otherwise result in material liability to, or otherwise negatively impact, Seller or any of its Affiliates, following the Closing Date, Seller shall use commercially reasonable efforts to provide in a timely manner to Buyers such information and documents relating to the Benefit Plans, employee policies, payroll data, service crediting data, performance data and other employment-related information as may reasonably be requested by any Buyer to facilitate the transition of Transferred Employees to new or existing employee benefit plans or programs of such Buyer or its Affiliates.

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(v)               Effective as of the Closing (or such later date as may be applicable to an Offer Employee), Seller shall have assigned to each applicable Buyer or a Transferred Entity all of rights and interests of Seller in any confidentiality, non-solicitation of clients, non-solicitation of employees or consultants, noninterference, non-competition or non-disparagement agreement between Seller, on the one hand, and each Transferred Employee, former employee, contractor and former consultant of the Business, on the other hand, to the extent such rights and interests protect the interest of the Business and to the extent such assignment is permitted under applicable Law and under the terms of such agreement.

(w)             With respect to each Transferred Employee who is on, or has accepted, an international assignment or transfer as of the Closing Date, each applicable Buyer and its Affiliates shall establish and maintain an international assignment or transfer policy that provides substantially the same benefits as provided to such Transferred Employee under the applicable international assignment or transfer policy of Seller set forth in Section 4.4(w) of Seller Disclosure Letter. At least three (3) Business Days prior to the Closing Date, Seller shall provide Buyers an updated version of the International Transferee List, with information that is current as of ten (10) or fewer Business Days prior to the Closing Date, showing each Business Employee who is on, has accepted or will have accepted, an international assignment or transfer as of the Closing Date, identifying the name of any such Business Employee, the country of such Business Employee’s international assignment or transfer and the benefits under any international assignment and transfer policies of Seller being provided to such Business Employee.

(x)               The provisions contained in this Agreement with respect to any Business Employee are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person, including any Business Employee (or dependent or beneficiary of any of the foregoing). Nothing herein shall be deemed an amendment of any plan providing benefits to any employee of any Transferred Entity, any Buyer or any of their respective Affiliates.

Section 4.5            Public Announcements. Neither Buyers nor Seller shall make, or permit any of their Affiliates or representatives to make, any public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required: (a) to obtain consents and approvals, and to provide such notices and make such filings, necessary to consummate the transactions contemplated by this Agreement; (b) by Law, rule or regulation applicable to any Buyer or Seller or any of their respective Affiliates (and only to the extent so required); or (c) in the case of Seller, pursuant to internal announcements to employees, provided, in the case of this clause (c) that any such disclosure is generally consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby, and, to the extent practicable, is made after such prior notice to Buyers. It is understood that the foregoing shall not restrict WestRock or Silgan from making such disclosure as WestRock or Silgan deems appropriate in its reasonable judgment in light of its status as the issuer of publicly traded securities, including to securities analysts and institutional investors and related public disclosures, or pursuant to its reporting obligations under applicable securities Laws or stock exchange regulations.

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Section 4.6            D&O Indemnification and Insurance.

(a)                From and after the Closing Date until six (6) years from the Closing Date, Buyers shall, and shall cause each of the Transferred Entities to, indemnify, defend and hold harmless to the fullest extent permitted under Law and the applicable Organizational Documents of such Transferred Entity (subject to applicable Law), in each case, as in effect immediately prior to the Closing, the individuals who on or prior to the Closing Date were directors, officers or managers of any Transferred Entity with respect to all acts or omissions by them in their capacities as such or taken at the request of any Transferred Entity at any time on or prior to the Closing Date. In addition, from and after the Closing Date until six (6) years from the Closing Date, Buyers shall or shall cause the Transferred Entities to reimburse any expenses of any directors, officers or managers entitled to indemnification hereunder as incurred to the fullest extent permitted under Law and applicable Organizational Documents of such Transferred Entity (subject to applicable Law), in each case, as in effect immediately prior to the Closing, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by such Organizational Documents.

(b)               The provisions relating to indemnification, exculpation, reimbursement and advancement of expenses as set forth in the Organizational Documents of the Transferred Entities shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or at any time prior to the Closing Date were directors, officers, managers, agents or employees of any Transferred Entity or otherwise entitled to indemnification pursuant to any Transferred Entity’s Organizational Documents.

(c)                Buyers shall, or shall cause the Companies to, obtain with effect from the Closing Date and shall, or shall cause the Companies to, maintain in effect for six (6) years after the Closing Date a “run-off” or “tail” directors’ and officers’ liability insurance policy to the current policy in respect of the Companies and their respective Subsidiaries with respect to matters occurring prior to the Closing and having coverage limits in the same aggregate amount as provided in the current policy for such six (6)-year period and terms and conditions substantially similar to the terms and conditions of the current policy for the Transferred Entities; provided, however, that Buyers shall not be obligated to pay more than 150%, in the aggregate, of the annual premium costs of such policies of the Transferred Entities in effect as of the date hereof.

(d)               The provisions of this Section 4.6 are intended to be for the benefit of, and shall be enforceable by, each director, officer and manager entitled to indemnification under this Section, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

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Section 4.7            Conduct of Incidents Subject to Parent Insurances.

(a)                Buyers acknowledge that coverage for the Business under the insurance policies of Seller and its Affiliates (the “Parent Insurances”) will cease as of the Closing Date, and that neither Seller nor any of its Affiliates will purchase any “tail” policy or other additional or substitute coverage for the benefit of Buyers relating to the Parent Insurances or the Business applicable in any period after the Closing Date. Notwithstanding this provision, Seller agrees that Seller or one of its Affiliates shall, with respect to any claim or incident that arises or that relates to any Transferred Entity, that is potentially covered by an occurrence-based insurance policy (each, a “Parent Occurrence Policy”) in effect prior to the Closing Date and as set forth in Section 4.7 of the Seller Disclosure Letter: (i) upon request of Buyers, report such claim or incident to the appropriate insurer as promptly as practicable and in accordance with the terms and conditions of the Parent Occurrence Policy; (ii) include, and consult with, Buyers on all correspondence and possible litigation proceedings relating to such claim or incident; and (iii) instruct that such proceeds are paid directly to the injured party in settlement of any claims, rather than to Seller or its Affiliates, or, if such proceeds are received by Seller or any of its Affiliates, pay such proceeds over to (or as designated by) Buyers; provided that Buyers shall notify Seller promptly of any potential claim, shall reasonably cooperate in the investigation and pursuit of any claim, shall have the right to effectively associate in the pursuit of any claim, including but not limited to the ability to withhold its consent to any proposed claim settlement (such consent not to be unreasonably conditioned, withheld or delayed) and shall bear all reasonable out-of-pocket expenses incurred by Seller or its Affiliates in connection with the foregoing; and provided further that, if requested by Buyers, Seller and its Affiliates shall be obligated to use commercially reasonable efforts, at Buyers’ sole cost, to pursue any claims that are potentially covered by available Parent Insurance and shall not, for the avoidance of doubt, have any obligation to commence (or participate in) any arbitration, litigation or other proceeding with respect to any matter potentially covered by any Parent Occurrence Policy. Buyers shall bear responsibility for any deductible or retention payments required to be made under the Parent Occurrence Policies in connection with claims made by (or on behalf of) Buyers.

(b)               Notwithstanding the foregoing, Seller makes no representation or warranty as to whether any recovery under any Parent Insurance will be received with respect to any particular incident arising before or after the Closing Date. Buyers agree that Seller shall not have any liability under this Agreement or otherwise for any liabilities for failure by Buyers or their respective Affiliates to report in a timely manner or for delays in reporting by Buyers or their respective Affiliates that void any available coverage under Parent Insurance.

Section 4.8            Financing.

(a)                Silgan shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter (including any flex provisions), including by using reasonable best efforts to: (i) maintain in effect the conditionality provisions of the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter (or on terms not materially less favorable, in the aggregate, to Silgan than the conditionality provisions of the Debt Commitment Letter); (ii) negotiate and enter into definitive agreements with respect to the Debt Financing (the “Debt Financing Agreements”) with conditionality provisions that are not materially less favorable, in the aggregate, to Silgan than those contained in the Debt Commitment Letter; (iii) ensure the accuracy of all representations and warranties of Silgan set forth in the Debt Commitment Letter or Debt Financing Agreements; (iv) comply with all covenants and agreements of Silgan set forth in the Debt Commitment Letter or Debt Financing Agreements; (v) satisfy on a timely basis all conditions set forth in the Debt Commitment Letter or Debt Financing Agreements that are within its control; (vi) upon satisfaction of such conditions and the other conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), consummate the Debt Financing at or prior to the Closing (and in any event prior to the End Date); and (vii) seek to enforce its rights under the Debt Commitment Letter. Silgan shall use its reasonable best efforts to cause the parties to the Debt Commitment Letter to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement, including borrowing notwithstanding the fact that any “flex” provisions in the Debt Commitment Letter are exercised. Silgan will furnish to Seller correct and complete copies of any Alternative Commitment Letters and ancillary documents thereto. The terms and conditions of the Debt Commitment Letter and any Alternative Commitment Letters shall be reasonably satisfactory in form and substance to Seller.

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(b)               Silgan shall promptly inform Seller in reasonable detail regarding all material activity and timing considerations concerning the Debt Financing, including any material adverse change with respect to the Debt Financing. Without limiting the foregoing, Silgan agrees to notify Seller promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date: (i) the Debt Commitment Letter expires or is terminated for any reason; (ii) a counterparty indicates in writing that it will not provide, or it refuses to provide, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms set forth therein; or (iii) for any reason Silgan no longer believes in good faith that it will be able to obtain on a timely basis all or any portion of the Debt Financing on substantially the terms described in the Debt Commitment Letter. Silgan shall not, and shall not permit any of its Affiliates to, without the prior written consent of Seller (not to be unreasonably withheld, delayed or conditioned), take any action or enter into any transaction that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing. Without the prior written consent of Seller (not to be unreasonably withheld, delayed or conditioned), Silgan shall not permit any amendment, modification or joinder to be made to, or any termination or waiver of any provision under, the Debt Commitment Letter if such amendment, modification, joinder, termination or waiver: (1) reduces the aggregate amount of the Debt Financing; (2) imposes additional conditions precedent to the availability of the Debt Financing or amends or modifies any of the existing conditions to the funding of the Debt Financing in a manner that would reasonably be expected to materially delay or prevent the funding of the Debt Financing on the Closing Date; or (3) materially adversely impacts the ability of Silgan to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto. Notwithstanding anything herein to the contrary, Silgan may, in its discretion and without the consent of Seller, in lieu of obtaining the Debt Financing pursuant to the Debt Commitment Letter, obtain the Debt Financing by amending Silgan’s existing senior secured credit agreement or replacing Silgan’s existing senior secured credit agreement on or prior to the Closing Date so long as, in each case, such amended or replaced credit agreement: (w) includes a valid and binding commitment by lenders thereunder (except to the extent that: (i) enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally; and (ii) the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought) to provide the Debt Financing in an amount not less than the amount of the Debt Financing specified in the Debt Commitment Letter; (x) does not impose additional conditions precedent to the availability of the Debt Financing from those set forth in the Debt Commitment Letter; (y) does not amend, modify or expand any of the existing conditions to the funding of the Debt Financing set forth in the Debt Commitment Letter in a manner that would reasonably be expected to: (i) delay or prevent the funding of the Debt Financing on the Closing Date; or (ii) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur; and (z) does not adversely impact the ability of Silgan to enforce its rights against the other parties to such agreements with respect to the Debt Financing, the ability of Silgan to consummate the transactions contemplated by this Agreement or the likelihood of consummation of the purchase transactions contemplated by this Agreement. Silgan shall promptly deliver to Seller copies of any amendment, modification, waiver, joinder, termination or replacement of the Debt Commitment Letter or any amended credit agreement or replacement credit agreement described in the immediately preceding sentence.

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(c)                If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Silgan shall use its reasonable best efforts: (i) to arrange to promptly obtain such Debt Financing from alternative sources with conditionality terms not materially less favorable, in the aggregate, to Silgan in an amount sufficient, when added to the portion of the Debt Financing that is available and Silgan’s cash on hand and funds available to Silgan under its existing revolving credit facility, to pay in cash all amounts required to be paid by Buyers in connection with the transactions contemplated by this Agreement (“Alternative Financing”); and (ii) to obtain a new financing commitment letter (the “Alternative Commitment Letter”) and a new definitive agreement with respect thereto (the “Alternative Financing Agreement”). In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing, the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include any Alternative Commitment Letter, and the term “Debt Financing Agreement” as used in this Agreement shall be deemed to include any Alternative Financing Agreement.

(d)               Notwithstanding anything herein to the contrary and for the avoidance of doubt, Buyers acknowledge and agree that the obtaining of the Debt Financing or any Alternative Financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any Alternative Financing, subject to fulfillment or waiver of the conditions set forth in ARTICLE 6.

Section 4.9            Cooperation with Financing.

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(a)                Prior to the Closing, Seller shall cause the Transferred Entities and their respective officers, employees and advisors (including legal and accounting) to provide such cooperation to Buyers as may reasonably be requested by Buyers in connection with obtaining the Debt Financing necessary to complete the transactions contemplated hereby, including the following: (i) providing to Buyers and their Financing Sources the Required Financial Information; (ii) at reasonable times and upon reasonable notice, participating in a reasonable number of road shows, meetings, due diligence sessions and similar presentations to and with prospective lenders, investors and rating agencies; (iii) using reasonable best efforts to facilitate the pledging of collateral as required under the Debt Financing; (iv) taking all actions reasonably requested to facilitate arrangements for the termination and discharge as of the Closing Date of any Indebtedness of the Transferred Entities of the type described in Section 1.2(c), including obtaining customary release letters and lien terminations; (v) furnishing Buyers and their Financing Sources promptly (but in any event at least five (5) Business Days prior to the Closing Date) with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested by the Financing Sources in connection with securing the Debt Financing; and (vi) causing the taking of corporate and other actions by the Companies necessary or reasonably advisable to permit the consummation of the Debt Financing on the Closing Date and to permit the proceeds thereof to be made available to Buyers as of the Closing Date, it being understood and agreed that no such corporate or other action shall take effect prior to Closing; it being understood that Seller shall have satisfied its obligations set forth in this sentence, other than with respect to its obligations to deliver the Required Financial Information, if Seller shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. Seller consents to the reasonable use of the Transferred Entities’ logos in connection with any Debt Financing in a manner customary for such financing transactions, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage any Transferred Entity or the reputation or goodwill of any Transferred Entity or any of such Transferred Entity’s Affiliates. Notwithstanding the foregoing: (1) nothing contained in this Section 4.9 shall require cooperation with Buyers to the extent it would interfere unreasonably with the Business and operations of Seller or the Transferred Entities, encumber any of the assets of Seller or, prior to the Closing, the Transferred Entities, require Seller or, prior to the Closing, the Transferred Entities to pay any commitment or other fee or make any other payment in connection with the Debt Financing prior to the Closing Date (unless simultaneously reimbursed by Buyers pursuant to the terms of this Agreement), result in a breach of any contract in effect as of the date hereof, or impose any liability on Seller or, prior to the Closing, any of the Transferred Entities; and (2) none of Seller, any Transferred Entity or any of their respective directors, officers, managers or employees, shall: (A) be required to take any action in the capacity as a member of the board of directors of any of the Transferred Entities to authorize or approve the Debt Financing; (B) have any liability or any obligation under any Debt Financing Agreement or any other agreement or document related to the Debt Financing; or (C) be required to incur any other liability in connection with the Debt Financing, provided that clauses (B) and (C) shall only apply to the Transferred Entities prior to the Closing.

(b)               In the event that this Agreement is terminated in accordance with Section 7.1 (other than Section 7.1(c)), Buyers shall promptly, upon request by Seller, indemnify and hold harmless the Seller Indemnitees for and against any and all out-of-pocket Losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Buyers pursuant to this Section 4.9 and any information utilized in connection therewith (other than information provided by Seller and its respective Affiliates).

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Section 4.10        Resignations. On the Closing Date, Seller shall cause to be delivered to Buyers duly signed resignations, effective immediately after the Closing, of all of the directors, statutory auditors (to the extent possible in accordance with applicable Law) or managers of the relevant Transferred Entities and the officers thereof, including those who are named in Section 4.10 of the Seller Disclosure Letter, except as otherwise consented to by Buyers, or shall take such other action as is necessary to cause such persons to no longer be directors or managers of any relevant Transferred Entity or officers thereof, as the case may be, immediately after the Closing.

Section 4.11        Replacement Letters of Credit; Replacement Guarantees and Replacement Credit Support.

(a)                Buyers covenant and agree that they shall use best efforts to obtain new letters of credit to substitute for and replace the letters of credit extended under any financing of Seller or its Affiliates from which the Transferred Entities are to be released at the Closing, on behalf of a Transferred Entity or the Business (“Seller Letters of Credit”) effective as of the Closing Date that have been identified to Buyers for substitution or replacement prior to the date hereof in Section 4.11(a) of the Seller Disclosure Letter, or that have been entered into in the ordinary course of business, and identified to Buyers as such, after the date hereof.

(b)               Buyers further covenant and agree that they shall use best efforts to obtain the release of the guarantees extended by Seller or its Affiliates (other than a Transferred Entity) on behalf of a Transferred Entity or the Business (“Seller Guarantees”) effective as of the Closing Date that have been identified to Buyers for release prior to the date hereof in Section 4.11(b) of the Seller Disclosure Letter, or that have been entered into in the ordinary course of business, and identified to Buyers as such, after the date hereof.

(c)                Buyers further covenant and agree that they shall use best efforts to put in place replacement credit support arrangements acceptable to the relevant counterparties to substitute for the credit support currently provided by Seller and its Affiliates on behalf of a Transferred Entity or the Business (“Seller Credit Support”) effective as of the Closing Date that have been identified to Buyers for replacement prior to the date hereof in Section 4.11(c) of the Seller Disclosure Letter, or that have been entered into in the ordinary course of business, and identified to Buyers as such, after the date hereof.

(d)               It is the intention and understanding of Buyers and Seller that such Seller Letters of Credit, Seller Guarantees and Seller Credit Support will be replaced, canceled and terminated in accordance with this Section 4.11 as of the Closing Date; however, notwithstanding anything herein to the contrary, no Seller Letters of Credit, Seller Guarantees or Seller Credit Support shall be cancelled or terminated until Buyers shall have obtained replacements thereof pursuant to the terms of this Section 4.11.  Following the Closing, Buyers shall indemnify and hold Seller and its Subsidiaries and Affiliates harmless from any and all payments required to be made under, and costs and expenses incurred in connection with, any such Seller Letters of Credit, Seller Guarantees or Seller Credit Support that have not been replaced as of the Closing Date.  From and after the date on which Buyers have obtained replacements thereof or releases therefrom in each case pursuant to and in accordance with this Section 4.11, Seller and its Affiliates shall have no further obligation or liability (contingent or otherwise) under such Seller Letters of Credit, Seller Guarantees and Seller Credit Support.

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(e)                For purposes of this Section 4.11, “best efforts” shall include Buyers providing, to the extent necessary, cash collateral acceptable to the relevant counterparty to obtain the replacement of any Seller Letter of Credit, Seller Guarantee or Seller Credit Support with a letter of credit, guarantee or grant of security or other form of credit support, as applicable, provided by Buyers or the Transferred Entities, and the release of Seller and its Affiliates in accordance with this Section 4.11.

Section 4.12        Workers’ Compensation Matters. Seller and its Affiliates shall retain all liability related to all Workers’ Compensation Claims incurred for all periods prior to the Transfer Time (the “Pre-Transfer Time Workers’ Compensation Claims”) and all receivables relating to such Pre-Transfer Time Workers’ Compensation Claims. Buyers and their respective Affiliates shall be liable for all Workers’ Compensation Claims with respect to the Transferred Employees incurred on or after the Transfer Time. A Workers’ Compensation Claim is deemed to be incurred at the time of the injury, illness or other event that gives rise to a claim for such benefits, provided that, with respect to any Workers’ Compensation Claims that are reported to Seller (or any of its Affiliates) or Buyers (or any of their respective Affiliates) on or after the Transfer Time and that arise out of continuing work place exposures or repetitive injuries or occurrences occurring both before and after the Transfer Time, Buyers shall retain all liability for such Workers’ Compensation Claims. Notwithstanding anything herein to the contrary, Seller shall have the right to administer all Workers’ Compensation Claims for which Seller is liable under this Section 4.12 in accordance with Seller’s workers’ compensation claims administration arrangements which are subject to review and approval by the Parent Insurance carriers prior to the implementation of such claims administration arrangements, and the Pre-Transfer Time Workers’ Compensation Claims shall be otherwise satisfied in accordance with Section 4.7. Seller and Buyers shall use commercially reasonable efforts to effectuate the provisions of this Section 4.12.

Section 4.13        Affiliate Agreements. Prior to the Closing Date, Seller shall cause all Contracts or other transactions (including, without limitation, each written intercompany indebtedness arrangement set forth in Section 2.6(d) of the Seller Disclosure Letter and all intercompany indebtedness not evidenced by written agreement) between Seller and its Affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other, to be settled or terminated prior to the Closing without any liability on the part of any Buyer or any of its Affiliates including any Transferred Entities (including liability arising from such termination), except for this Agreement, the Ancillary Agreements, those Contracts or other transactions set forth in Section 4.13 of the Seller Disclosure Letter and other than accounts receivable and accounts payable related to ordinary course trading activities between Seller and its Affiliates and any of the Transferred Entities, which shall be included in the calculation of the Closing Date Net Working Capital and settled post-closing in the ordinary course of business.

Section 4.14        Transition Services Agreement. Seller and Buyers shall, or shall cause their respective Affiliates to, enter into an agreement with respect to transitional support services for the Transferred Entities, effective as of the Closing Date, substantially in the form attached as Exhibit C and such other terms as may be reasonably related thereto and agreed by them or their respective Affiliates (the “Transition Services Agreement”).

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Section 4.15        Supplemental Disclosure.

(a)                Seller shall have the right, from time to time prior to the Closing, to supplement any section of the Seller Disclosure Letter as any such supplement may relate to any of the representations and warranties in ARTICLE 2 hereof with respect to any matter that first arises after the date hereof that does not arise from: (i) any breach of this Agreement by Seller or any of its Affiliates; or (ii) any inaccuracy of any representation and warranty made by Seller in ARTICLE 2 of this Agreement as of the date hereof (a “Supplemental Disclosure Matter”); provided that the foregoing right to supplement the Seller Disclosure Letter shall not apply to the extent that the Supplemental Disclosure Matters proposed to be disclosed in such supplements, in the aggregate, either have or would reasonably be anticipated to result in Losses to the Transferred Entities in excess of $2,500,000 unless Seller, in a written notice to Buyers, grants Buyers the right, within ten (10) Business Days after Buyers’ receipt of such notice, to terminate this Agreement pursuant to Section 7.1(a) (and such notice expressly states that Seller shall mutually agree to so terminate this Agreement pursuant to Section 7.1(a) if Buyers choose to do so).

(b)               In the event Buyers choose not to terminate this Agreement as provided in the proviso in Section 4.15(a), such supplement to the Seller Disclosure Letter in respect of such Supplemental Disclosure Matters shall be permitted and if made will be deemed to have cured any inaccuracy of the applicable representation and warranty made by Seller, in this Agreement or in the Seller Disclosure Letter for all purposes hereunder (it being understood that any supplement in respect of a Supplemental Disclosure Matter that is not covered by the proviso in Section 4.15(a) shall not be deemed to cure any inaccuracy of any representation or warranty).

(c)                Notwithstanding anything to the contrary in the foregoing clauses (a) and (b) of this Section 4.15: (i) at any time following Buyers’ decision not to terminate this Agreement as provided for under Section 4.15(a), the right to supplement the Seller Disclosure Letter as provided under Section 4.15(a) shall not apply to the extent that the Supplemental Disclosure Matters proposed to be disclosed in such supplements, in the aggregate, either have or would reasonably be anticipated to result in Losses to the Transferred Entities in excess of $1,000,000 unless Seller, in a written notice to Buyers, grants Buyers the right, within ten (10) Business Days after Buyers’ receipt of such notice, to terminate this Agreement pursuant to Section 7.1(a) (and such notice expressly states that Seller shall mutually agree to so terminate this Agreement pursuant to Section 7.1(a) if Buyers choose to do so); and (ii) at any time following Buyers’ decision not to terminate this Agreement as provided for under Section 4.15(c), the provisions of this Section 4.15(c) will apply in respect of all Supplemental Disclosure Matters proposed to be disclosed in supplements to the Seller Disclosure Letter if such Supplemental Disclosure Matters proposed to be disclosed in such supplements, in the aggregate, either have or would reasonably be anticipated to result in Losses to the Transferred Entities in excess of $1,000,000.

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Section 4.16        Seller Marks.

(a)                Buyers acknowledge that: (i) as between Seller and Buyers, Seller shall exclusively own all right, title and interest in and to all Seller Marks; and (ii) Buyers and their respective Affiliates (including the Transferred Entities from and after the Closing) shall have no rights, and are not acquiring any rights, to use the Seller Marks after the Closing Date, except as stated in this Section 4.16. Following the Closing, Buyers shall: (i) cause the Transferred Entities to, as soon as practicable, but in no event later than one hundred eighty (180) days following the Closing Date, change their names, including making any necessary legal filings with the appropriate Governmental Authority to effectuate such change, and cause their certificates of incorporation (or equivalent Organizational Documents), as applicable, to be amended to remove any reference to “WestRock,” “WRK,” “MeadWestvaco,” “MWV,” “Mead” or any other Seller Mark, and provide Seller with such documents and materials that Seller may reasonably request to evidence such filings; and (ii) cause the Transferred Entities to, no later than one hundred eighty (180) days following the Closing Date, cease to use or instruct any third party to use any Seller Marks, and remove, strike over or otherwise obliterate all Seller Marks from all assets and other materials owned or possessed by the Transferred Entities, including vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, Software and other materials and systems; provided, that Seller hereby grants Buyers and the Transferred Entities (solely to the extent they remain an Affiliate of any Buyer) a limited, non-exclusive, non-transferrable, non-sublicensable right to continue temporarily to use the Seller Marks following the Closing: (i) in connection with the continued operation of the Business in a manner substantially consistent with the operation of the Business as of immediately prior to the Closing; (ii) in each mold owned or used by the Transferred Entities in the Business immediately prior to the Closing on the products of the Business for the life of such mold; and (iii) in connection with the sale of any inventory of the Transferred Entities that exists as of immediately prior to the Closing and any products made from such molds referred to in the preceding clause (ii), in each case at any time following the Closing. Seller hereby disclaims all express and implied representations and warranties concerning the Seller Marks and all responsibility or liability under this Section 4.16 for claims by third parties after the Closing Date arising out of or relating to the use of any Seller Mark by any Transferred Entity. Seller may immediately terminate the rights granted in this Section 4.16 if any Buyer or its Affiliates fail to comply with the terms and conditions of this Section 4.16 in any material respect and do not cure such failure to Seller’s reasonable satisfaction within thirty (30) days after receipt of written notice detailing such failure.

(b)               Any use of the Seller Marks by the Transferred Entities permitted by this Section 4.16 shall be subject to the following conditions:

(i)                 Use of the Seller Marks shall be in the same form and manner, to no greater extent (without an increase in the extent or type of uses of the Seller Marks), and subject to the same standards of quality, of that in effect for the Seller Marks as of the Closing Date;

(ii)               Each Buyer shall not, and shall cause its Affiliates not to, and each Buyer and its Affiliates shall not attempt to or request any other Person to: (1) use any Seller Mark in any manner, or engage in any other act or omission, that is intended to or would reasonably be expected to tarnish, degrade or disparage a Seller Mark or Seller’s or its Affiliates’ business or reputation, or that is intended to harm the value, reputation or distinctiveness of or Seller’s goodwill in any Seller Mark, it being understood that Buyers shall be deemed not to have violated the provisions of this Section 4.16(b)(ii) if any Buyer or its Affiliates use any Seller Mark in substantially the same manner used by the Transferred Entities prior to the Closing; (2) register or file applications to register in any jurisdiction any Seller Mark or any trademark, service mark, trade dress, trade name, domain name, social media user name or other identifier of source or origin that is likely to cause confusion with any Seller Mark; or (3) contest the ownership or validity of any of the Seller Marks, including in any Litigation;

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(iii)             Each Buyer shall, and shall cause its Affiliates to, inform all other parties to whom such Buyer or any such Affiliate displays or presents any materials bearing Seller Marks that in the context of entering into or conducting any contractual relationship, such Buyer or such of its Affiliates, rather than Seller or any of its Affiliates, is entering into or conducting the contractual relationship;

(iv)             Any press release or similar public announcement or similar public communication that references any of the Seller Marks shall include a statement that each Buyer, its Affiliates, as applicable, and Seller (and its Affiliates), are not Affiliates or otherwise related to each other; and

(v)               Any use of the Seller Marks by any Buyer and its Affiliates shall inure to the benefit of Seller, and each Buyer and its Affiliates shall not acquire any rights in the Marks other than as provided herein.

(c)                At the request of Seller, any Buyer shall and shall cause its Affiliates to cooperate with Seller to assist Seller with any reasonable requests to ensure that the conditions of use of the Seller Marks set forth under Section 4.16(b) are complied with.

(d)               Buyers and their respective Affiliates shall indemnify and hold harmless Seller and its Affiliates for any Losses arising from, or relating to, the use by Buyers or any of their respective Affiliates of the Seller Marks pursuant to this Section 4.16.

(e)                Notwithstanding the foregoing, nothing in this Section 4.16 shall preclude any Buyer or its Affiliates from making any reference to Seller Marks: (i) in internal tax, legal, employment or similar records and as reasonably necessary and appropriate to describe the historical relationship of the Business and the Transferred Entities with Seller and its Affiliates; or (ii) as required by applicable Law.

Section 4.17        Payments from Third Parties. In the event that, on or after the Closing Date, either party shall receive any payments or other funds due to the other party pursuant to the terms of any of the Transaction Documents, then the party receiving such funds shall promptly forward such funds to the proper party. The parties acknowledge and agree there is no right of offset regarding such payments and any party receiving such funds may not withhold them for the account of the other party in the event there is a dispute regarding any other issue under any of the Transaction Documents.

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Section 4.18        Further Assurances. If at any time after the Closing any further action is necessary or desirable to fully effect the transaction contemplated hereby, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request.

Section 4.19        Non-competition; Non-Solicitation.

(a)                As an inducement to cause Buyers to enter into this Agreement, WestRock agrees that during the four (4)-year period commencing on the Closing Date (the “Restricted Period”), neither WestRock nor any of its Subsidiaries shall engage, directly or indirectly, in the Territory in the Business as it exists on the Closing Date (a “Competing Business”); provided that nothing herein shall prohibit: (i) the acquisition by WestRock or any of its Subsidiaries of, or the investment by WestRock or any of its Subsidiaries in, a business having not more than 25% of its sales (based on its latest annual financial statements at the time of the acquisition) attributable to any Competing Business, it being understood that if WestRock subsequently determines to divest such Competing Business within the Restricted Period following the consummation of such acquisition, WestRock shall include Silgan as a potential purchaser in such discussions, but WestRock shall have no obligation to divest such Competing Business to Silgan or grant to Silgan any “right of first offer” or “right of first refusal” to purchase such Competing Business; (ii) provided that WestRock shall only be permitted under this subclause (ii) to consummate one (1) such acquisition until it has divested the Competing Business as contemplated in this subclause (ii), the acquisition by WestRock or any of its Subsidiaries of, or the investment by WestRock or any of its Subsidiaries in, a business having more than 25% but less than 50% of its sales (based on its latest annual financial statements at the time of the acquisition) attributable to any Competing Business, so long as WestRock uses its commercially reasonable efforts to divest such Competing Business within eighteen (18) months following the consummation of such acquisition, it being understood that WestRock shall include Silgan as a potential purchaser in such discussions, but WestRock shall have no obligation to divest such Competing Business to Silgan or grant to Silgan any “right of first offer” or “right of first refusal” to purchase such Competing Business; (iii) the acquisition, holding of investments or direct or indirect ownership by WestRock or any of its Subsidiaries of any voting stock, capital stock or other equity interest of any Person engaged in a Competing Business, so long as such ownership interest represents not more than 5% of the aggregate voting power or outstanding capital stock or other equity interests of such Person; or (iv) the acquisition, holding for investment or direct or indirect ownership by WestRock or any of its Subsidiaries of any voting stock, capital stock or other equity interest of any Person (not controlled by WestRock or any of its Subsidiaries) who at the time of such investment or acquisition of ownership did not engage in a Competing Business but who thereafter engages in a Competing Business so long as WestRock or any of its Subsidiaries do not make any additional investments in, or exercise any additional control over, such Person following such Person’s determination to engage in a Competing Business (other than such investments required to be made by WestRock or any of its Subsidiaries pursuant to any Contract entered into prior to such determination). For the avoidance of doubt and notwithstanding the foregoing, the development, manufacture, sale and/or servicing of any products sold or in production in a line of business other than the Business (as conducted on the Closing Date) by WestRock or any of its Affiliates shall not be considered a Competing Business, and a Competing Business shall not include the development, manufacture, sale, use or distribution, anywhere in the world, of any product that is being manufactured or sold by WestRock or any of its Affiliates on the Closing Date, but is not included in the Business. This Section 4.19: (x) shall cease to be applicable to any Person at such time as it is no longer a Subsidiary of WestRock; (y) shall not apply to any Person that purchases assets, operations or a business from WestRock or one of its Subsidiaries, if such Person is not a Subsidiary or Affiliate of WestRock after such transaction is consummated; and (z) shall cease to apply to WestRock and its Subsidiaries if, following the Closing, a “Change in Control” (as that term is defined in the WestRock Credit Facility) of WestRock occurs involving a Person that engages in any Competing Business or a Person that engages in any Competing Business acquires all or substantially all of WestRock’s assets. This Section 4.19 does not apply to any Subsidiary of WestRock in which a Person who is not an Affiliate of WestRock holds equity interests and with respect to whom WestRock or such Subsidiary of WestRock, as applicable, has contractual or legal obligations as of the date of this Agreement (including fiduciary duties of representatives on the board of directors or similar body of such Subsidiary) limiting WestRock’s ability to impose on the subject Subsidiary a non-competition obligation such as that in this Section 4.19; provided that, subject to the foregoing, WestRock shall use its best efforts to impose such obligation on such subject Subsidiary.

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(b)               WestRock agrees that during the two (2)-year period commencing on the Closing Date, without the prior written consent of Buyers: (i) WestRock shall not, and shall cause its Subsidiaries not to, directly or indirectly, hire or otherwise engage the services of, or solicit for employment, any Transferred Employee; provided, however, that, except as provided in clause (ii) of this Section 4.19(b) below, the foregoing shall not prohibit WestRock or its Subsidiaries from: (A) soliciting or hiring any such employee of the Business after the Closing who has not been employed by any Buyer or its Affiliates (including any Transferred Entity) during the six (6)-month period preceding such solicitation; (B) soliciting or hiring any such employee of the Business whose employment was terminated by any Buyer or its Affiliates (including any Transferred Entity) following the Closing; or (C) conducting generalized searches for employees through media advertisements of general circulation, Internet website postings, employment search firms, open job fairs or other similar means which are not specifically targeted at employees of the Business or hiring any person (other than any person who is a salaried employee and has a position as a supervisor, a manager, or a more senior position with any Transferred Entity) that responds to the same; (ii) WestRock shall not, and shall cause its Subsidiaries not to, directly or indirectly, hire or otherwise engage the services of, or solicit for employment, those individuals set forth in Section 4.19(b) of the Seller Disclosure Letter; (iii) WestRock shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit for employment or hire any Offer Employees who did not accept any Buyer’s or one of its Affiliates’ offer of employment (provided that such offer of employment by such Buyer or one of its Affiliates was made in accordance with Section 4.4 of this Agreement); and (iv) WestRock shall not, and shall cause its Subsidiaries not to, materially disparage the Business or any of the Transferred Entities to any customers of the Business who were customers of any of the Transferred Entities prior to the Closing (provided that the covenant set forth in this clause (iv) shall apply only to officers of WestRock and in no event shall the covenant in this clause (iv) prohibit or restrict commercially reasonable business speech, including any statements regarding performance, specifications, price, quality, service levels or other similar matters); provided, however, that the restrictions in clause (iv) above shall not apply to any Competing Business acquired by WestRock or any of its Subsidiaries during the time WestRock or such Subsidiary owns such Competing Business.

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(c)                Silgan agrees that during the two (2)-year period commencing on the Closing Date, without the prior written consent of Seller, Silgan shall not, and shall cause its Subsidiaries not to, directly or indirectly, hire or otherwise engage the services of, or solicit for employment, those individuals set forth in Section 4.19(c) of the Seller Disclosure Letter.

(d)               The parties acknowledge that the covenants set forth in this Section 4.19 are an essential element of this Agreement and that, but for these covenants, the parties would not have entered into this Agreement. The parties acknowledge that this Section 4.19 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other document contemplated by this Agreement.

(e)                It is the intention of the parties that if any of the restrictions or covenants contained in this Section 4.19 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall not be held to be null, void and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under any applicable Law, if modified, a court of competent jurisdiction shall construe and interpret or modify this Section 4.19 to provide for a covenant having the maximum enforceable geographic area, time period and scope that would be valid and enforceable under such applicable Law.

Section 4.20        Exclusive Dealings. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall not, and shall cause the other Selling Entities and the Transferred Entities not to, take or permit any of their respective Affiliates, officers, directors, employees, representatives, equityholders, consultants, financial advisors, attorneys, accountants or other agents to take, directly or indirectly, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than any Buyer and its Affiliates) concerning any purchase of any Shares of, or any merger, sale of substantial assets, recapitalization, other business combination or similar transaction involving, any of the Transferred Entities. Seller shall promptly inform Buyers of any contact with any Person (other than any Buyer and its Affiliates) relating to the foregoing, and promptly communicate to Buyers the terms of any proposal or inquiry which Seller or any of the Transferred Entities may receive from a Person after the date hereof in respect of any such proposal or inquiry.

Section 4.21        India Restructuring. As promptly as practicable after the execution of this Agreement, Seller shall, at its cost, use its best efforts to obtain the India Approvals and cause the India Entity Contribution, including the transfer and assignment to the India Entity of all of the assets owned by WRK relating to the Business in India and all rights under any Contracts to which WRK is a party that relate to the Business in India, in each case, as listed in Section 4.21 of the Seller Disclosure Letter (the “India Entity Assets”).

Section 4.22        R&W Insurance Policy. In connection with the Closing, Buyers shall take all action reasonably necessary to cause the conditions to the issuance of the R&W Insurance Policy to be satisfied (and Seller shall cooperate with and assist Buyers in connection therewith as reasonably requested by Buyers) and Buyers shall pay to the provider of the R&W Insurance Policy, by wire transfer of immediately available funds, the R&W Insurance Policy Costs. During the Policy Period (as defined in the R&W Insurance Policy), Buyers shall not amend or otherwise modify the R&W Insurance Policy or take any action that would result in the cancellation, termination, amendment or modification of the R&W Insurance Policy, in each case in a manner that would materially and adversely affect Seller.

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Section 4.23        Restructuring Transactions. Prior to the Closing, Seller shall complete the Restructuring Transactions and shall provide reasonable evidence of such completion to Buyers, provided that certain of Restructuring Transactions as indicated on Schedule 10.1 may not be completed prior to the Closing and, if not so completed, then Seller shall reasonably cooperate with Buyers to assist Buyers in completing such transactions post-Closing. The costs of the Restructuring Transactions shall be borne by Seller and Seller shall indemnify and reimburse Buyers and all of their Affiliates (including Transferred Entities) for any fees, taxes, costs and other expenses incurred by any Buyer or any of its Subsidiaries or Affiliates (including the Transferred Entities) for any of the Restructuring Transactions.

Section 4.24        Retained and Returned Cash.

(a)                Buyers and Seller acknowledge that, as of the Closing, certain of the Transferred Entities may continue to maintain cash balances in bank accounts to continue to operate their businesses, and, as soon as practicable after the Closing, Seller shall deliver to Buyers reasonably satisfactory evidence of the amounts contained in such bank accounts as of the close of business on the day prior to the Closing (the “Bank Account Balances”). Section 4.24(a) of the Seller Disclosure Letter sets forth Seller’s good faith estimate of the Bank Account Balances for each of the Transferred Entities set forth therein (each such account, the “Estimated Cash Balance”). No later than sixty (60) days following Buyers’ receipt from Seller of reasonably satisfactory evidence of the Bank Account Balances, Buyers will notify Seller in writing (the “Cash Notice”) which Bank Account Balances (or portion thereof) Buyers elects to retain (the “Retained Funds”) and which Bank Account Balances (or portion thereof) Buyers elect to return to the applicable Selling Entity (the “Returned Funds”). If a Cash Notice has not been delivered within sixty (60) days following Buyers’ receipt from Seller of reasonably satisfactory evidence of the Bank Account Balances, then all Bank Account Balances shall be deemed to be Retained Funds. The parties hereto agree that, notwithstanding anything herein to the contrary, the amount of the Retained Funds identified by Buyers in the Cash Notice in respect of any Transferred Entity listed on Section 4.24(a) of the Seller Disclosure Letter shall be no less than the amount of the Estimated Cash Balance set forth in Section 4.24(a) of the Seller Disclosure Letter for such Transferred Entity, provided that if the amount of the Bank Account Balance of such Transferred Entity is less than the amount of the Estimated Cash Balance set forth in Section 4.24(a) of the Seller Disclosure Letter for such Transferred Entity, then the amount of the Retained Funds identified by Buyers in the Cash Notice for such Transferred Entity shall be the amount of the Bank Account Balance of such Transferred Entity.

(b)               Section 4.24(b) of the Seller Disclosure Letter sets forth the functional currency of each of the Selling Entities. With respect to the Retained Funds, the applicable Buyer shall pay to the applicable Selling Entity an amount equal to the applicable Transferred Entity’s respective portion of the Retained Funds, in the functional currency of the Selling Entity receiving such payment based on the exchange rate equal to the average of the prevailing exchange rate for transactions in such currency as published by The Wall Street Journal published on each of the five (5) consecutive Business Days immediately preceding the date of such payment, as an adjustment to the portion of the Final Purchase Price allocated to such Transferred Entity. Such amounts shall be payable to the applicable Seller Designated Accounts or such other accounts that shall be designated in writing by the applicable Selling Entity. The total amount payable by Buyers to Selling Entities pursuant to this Section 4.24(b) shall be referred to as the “Retained Funds Purchase Price.” In each case under this Section 4.24(b), the applicable Buyer shall pay and deliver the applicable Selling Entity’s respective portion of the Retained Funds Purchase Price by wire transfer of immediately available funds to the applicable Seller Designated Account(s) or such other account(s) designated in writing by the applicable Selling Entity as the case may be within five (5) Business Days following delivery of the Cash Notice (or the date such Cash Notice was required to be delivered if not so delivered).

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(c)                With respect to the Returned Funds, each applicable Buyer shall take reasonable and appropriate steps to cause the applicable Transferred Entities to transfer the Returned Funds, in the same currency as the Returned Funds, to such applicable Buyer. Thereafter, the applicable Buyer shall pay to the applicable Selling Entity of such applicable Transferred Entity, as an adjustment to the portion of the Final Purchase Price allocated to such Transferred Entity, an amount, in the functional currency of the Selling Entity receiving such payment based on the exchange rate actually obtained by Buyers or their Affiliates for such exchange of funds through Bank of America, N.A. on the date of payment, equal to the net value of the Returned Funds (after deducting all actual fees, taxes, costs and other expenses with appropriate support with respect thereto relating to the transfer by the applicable Transferred Entities to the applicable Buyer and thereafter the payment to the applicable Selling Entities by the applicable Buyer), by wire transfer of immediately available funds to the applicable Seller Designated Accounts or such other accounts that shall be designated in writing by the applicable Selling Entity, within five (5) Business Days after such applicable Buyer’s receipt of the Returned Funds from the applicable Transferred Entity. From and after any payment to any Selling Entity by any Buyer pursuant to this Section 4.24(c), such Selling Entity shall indemnify and reimburse such Buyer and all of its Affiliates (including Transferred Entities) for any fees, taxes, costs and other expenses incurred by such Buyer or any of its Subsidiaries or Affiliates but not accounted for as deductions in the calculation of the net value of the Returned Funds pursuant to this Section 4.24(c).

(d)               Notwithstanding anything to the contrary in this Section 4.24, the amount of the capital contribution to be made to WestRock (Wuxi) Dispensing Systems Ltd. (the “China Transferred Entity”) in connection with the Restructuring Transactions (as referenced in Schedule 10.1 under the heading Non-Employee Transfers, China, in clause (a)) shall not be subject to this Section 4.24, but only up to the amount that is outstanding on the Wuxi Intercompany Loan on the Closing Date. For the avoidance of doubt, (i) any cash balances of the China Transferred Entity in bank accounts in China immediately prior to the Closing to the extent in excess of cash balances included in the Estimated Cash Balance for the China Transferred Entity shall remain with the China Transferred Entity after the Closing and shall not constitute Retained Funds or Returned Funds hereunder; and (ii) no Buyer shall have any obligation to make any payment to any Selling Entity with respect to any such cash balances of the China Transferred Entity.

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(e)                Notwithstanding anything to the contrary in this Section 4.24, with respect to any Returned Funds that Buyer, following reasonable directions from Seller, is unable to cause the Transferred Entities to transfer to the applicable Buyer within one hundred twenty (120) days following the date of delivery of the Cash Notice, such Returned Funds shall remain with the Transferred Entities and no Buyer shall have any obligation to make any payment to any Selling Entity relating thereto.

Section 4.25        Termination of Profit Pooling Agreement.

(a)                Seller shall cause the profit pooling agreement (Gewinnabführungsvertrag) between the German Selling Entity and the German Transferred Entity dated 14 December 2007, as amended (the “Profit Pooling Agreement”), to be terminated for cause pursuant to paragraph 4 of Section 4 therein, effective as of the end of the day (local time of the German Transferred Entity) on which Closing occurs.

(b)               Together with the Closing Statement to be delivered to Seller following the Closing pursuant to and in accordance with Section 1.3(c), the U.S. Buyer, on behalf of itself and the other Buyers, shall prepare and deliver to Seller a draft balance sheet and a draft profit and loss statement in respect of the German Transferred Entity covering the period commencing on the first day of the German Transferred Entity’s current fiscal year (i.e., 1 October 2016) and ending on (and including) the day on which the termination of the Profit Pooling Agreement pursuant to Section 4.25(a) becomes effective (such period, the “Profit Pooling Period,” and such draft balance sheet and draft profit and loss statement, the “Draft Profit Pooling Accounts”).

(c)                Within sixty (60) days of receipt of the Draft Profit Pooling Accounts, Seller may provide written notice to the U.S. Buyer disputing all or a part of the Draft Profit Pooling Accounts (which notice Seller may deliver to the U.S. Buyer together with, or separate from, any Purchase Price Dispute Notice delivered to the U.S. Buyer by Seller pursuant to Section 1.3(c)(iii)). If Seller does not provide such a dispute notice described in the first sentence of this Section 4.25(c) to the U.S. Buyer within such sixty (60)-day period, then the parties agree that the Draft Profit Pooling Accounts and the amounts identified therein shall become final and binding on the parties hereto. If such a dispute notice is provided to the U.S. Buyer, then the U.S. Buyer and Seller shall use reasonable efforts to resolve the disputed items during the thirty (30)-day period commencing on the date of the U.S. Buyer’s receipt of such dispute notice. If Seller and the U.S. Buyer do not agree upon a final resolution with respect to any disputed items in the Draft Profit Pooling Accounts within such thirty (30)-day period, then the remaining items in dispute in respect of the Draft Profit Pooling Accounts shall be submitted to the Accounting Firm and resolved in accordance with the processes and procedures set forth in Sections 1.3(c)(iv) through 1.3(c)(v) (including the timeframes prescribed therein) to determine the final and binding Profit Pooling Accounts.

For purposes of this Section 4.25, the Profit Pooling Accounts shall be prepared in accordance with the statutory provisions of the German Commercial Code (Handelsgesetzbuch) and with the accounting principles generally accepted in Germany (German GAAP), as applied consistently with past practice.

(d)               Seller and the Netherlands Buyer shall cause the German Selling Entity and the German Transferred Entity, respectively, to duly perform the Profit Pooling Agreement for the Profit Pooling Period, including, without limitation, due performance of any profit transfer obligation of the German Transferred Entity and any loss compensation obligation of the German Selling Entity. The amount to be transferred by the German Transferred Entity under its profit transfer obligation or, as the case may be, by the German Selling Entity under its loss compensation obligation, shall be bindingly determined on the basis of the Profit Pooling Accounts.

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(e)                Within three (3) Business Days after the date on which the Draft Profit Pooling Accounts have become final and binding Profit Pooling Accounts pursuant to Section 4.25(c) (the “Profit Pooling Payment Date”):

(i)                 The amount of any profit generated by the German Transferred Entity during the Profit Pooling Period (as finally determined in the final and binding Profit Pooling Accounts) shall be transferred to the German Selling Entity (net of taxes) by cash payment from the German Transferred Entity to the German Selling Entity (the amount of such cash payment, the “Profit Pooling Deduction Amount”). On the Profit Pooling Payment Date, the German Selling Entity shall pay to the Netherlands Buyer an amount in cash equal to the Profit Pooling Deduction Amount, which shall be treated as a reduction to the Final Purchase Price allocated to the German Transferred Entity that was paid to the German Selling Entity. For the avoidance of doubt, the obligation of the German Transferred Entity to pay the Profit Pooling Deduction Amount to the German Selling Entity shall not be regarded as Indebtedness. Notwithstanding the provisions of ARTICLE 5, the German Selling Entity shall bear and pay, reimburse, indemnify and hold harmless Buyers from and against any and all withholding taxes resulting from such profit transfer; provided, however, Sections 5.4 through 5.6 and Section 5.10 shall apply accordingly. If the German Transferred Entity withholds withholding tax on the Profit Pooling Deduction Amount, then Buyers shall cause the German Transferred Entity to issue to the German Selling Entity on the Profit Pooling Payment Date a proper certificate of withholding tax (Kapitalertragsteuerbescheinigung) resulting from such profit transfer.

(ii)               In the event that losses instead of profits are generated by the German Transferred Entity during the Profit Pooling Period (as finally determined in the final and binding Profit Pooling Accounts), the German Selling Entity will compensate the German Transferred Entity for such losses by cash payment in the amount of such losses from the German Selling Entity to the German Transferred Entity (the amount of such cash payment, the “Profit Pooling Increase Amount”). On the Profit Pooling Payment Date, the Netherlands Buyer shall pay to Seller or its designee an amount in cash equal to the Profit Pooling Increase Amount, which shall be treated as an increase to the Final Purchase Price allocated to the German Transferred Entity that was paid to the German Selling Entity.

All cash payments made in connection with the transactions contemplated under this Section 4.25(e) (whether to or from the German Transferred Entity, the German Selling Entity, the Netherlands Buyer or any other Buyers, Seller or Seller’s designees) shall be paid in Euros.

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(f)                If, after Closing, the German Transferred Entity or any third party asserts any claims against the German Selling Entity on the grounds of the German Selling Entity’s obligation to compensate losses of the German Transferred Entity or excessive profit transfer from the German Transferred Entity to the German Selling Entity that occurred under the Profit Pooling Agreement or, if and to the extent the respective underlying obligation (a) existed on the Closing Date and is explicitly reflected in the Profit Pooling Accounts or (b) came into existence after the Closing Date, to provide security pursuant to §303 German Stock Corporations Act (Aktiengesetz, AktG) by analogy (in analoger Anwendung), then Buyers shall bear and pay, reimburse, indemnify, hold harmless and defend Seller and the German Selling Entity in respect of such obligation. The provisions of Section 8.5 shall apply accordingly with regard to such defense. The claim of Seller and the German Selling Entity to be reimbursed, indemnified, held harmless and defended by Buyers shall not become time-barred unless and until: (i) the asserted claim has become time-barred; and (ii) the time-barring of such claim is not contested by the German Transferred Entity or the respective third party. For the avoidance of doubt, the obligation of Buyers includes the defense against any claims or allegations by the German Transferred Entity or the respective third party that such asserted claim has not become time-barred.

(g)               Buyers shall cause the German Transferred Entity to: (i) ensure that the German Selling Entity is given the opportunity to fully participate (at the German Selling Entity’s cost) in (including the participation in all meetings and other conversations or exchanges with the tax authorities and review any reports and all relevant tax audit, administrative or legal procedure documents) any tax proceedings which take place after the Closing Date and which are related to any Tax Matters of the German Transferred Entity for which the German Selling Entity is liable under the fiscal unit established by the Profit Pooling Agreement (the “German Fiscal Unit Tax Matters”); (ii) upon Seller’s request and at Seller’s cost, file objections or other protests or appeals against Tax assessments or challenge and litigate any Tax assessment or other decision of any tax authority which are related to German Fiscal Unit Tax Matters; and (iii) comply with Seller’s instructions at Seller’s cost in relation to the conduct of the tax proceedings related to German Fiscal Unit Tax Matters. If Seller elects to assume control of the tax proceedings (in which case all costs and expenses incurred by the German Transferred Entity in connection with such tax proceedings shall be borne by Seller), then Buyers shall cause the German Transferred Entity to authorize (by power-of-attorney and such other documentation as may be necessary or appropriate) the designated representative of the German Selling Entity to represent the German Transferred Entity in the tax proceedings related to German Fiscal Unit Tax Matters. In any case, Buyers shall not and shall cause the German Transferred Entity not to furnish any information relating to tax proceedings related to German Fiscal Unit Tax Matters, compromise, dispose of or settle any tax proceedings related to German Fiscal Unit Tax Matters or to let them become time-barred without the prior written consent of Seller or the German Selling Entity. To the extent there is any inconsistency between this Section 4.25(g) and Section 5.5 as to any German Fiscal Unit Tax Matters, the provisions of this Section 4.25(g) shall control.

Section 4.26        Calmar SPA Indemnity. To the extent that any Buyer or Transferred Entity or any of their Affiliates are subject to any Losses that arise after the Closing related to the City of Industry Liabilities for which Seller would be entitled to indemnification under the Calmar SPA (a “Calmar SPA Indemnity Claim”), Seller covenants and agrees to diligently and expediently pursue, with legal counsel reasonably acceptable to Buyers, such Calmar SPA Indemnity Claim upon receipt of a claim for such Losses from Buyers and to indemnify Buyers from and against any such Losses, subject to the limitations set forth in the last two sentences of this Section 4.26.  Buyers shall be responsible for all third-party costs related to Seller’s bringing such Calmar SPA Indemnity Claim pursuant to this Section 4.26, including all third-party attorneys’ fees, and in the event that Seller does not diligently and expediently pursue such Calmar SPA Indemnity Claim, Buyer shall be entitled to select legal counsel in its sole discretion and pursue such Calmar SPA Indemnity Claim on behalf of Seller at Buyers’ sole expense.  Seller’s indemnification obligations to Buyers under this Section 4.26 shall survive to the same extent Seller’s indemnity rights survive under the Calmar SPA. Seller’s liability to Buyers for any such Losses arising from the City of Industry Liabilities shall be limited to the amount of any indemnification Seller actually receives from Saint-Gobain Corporation or any other entity under the Calmar SPA, net of any unreimbursed third-party costs incurred to pursue such claim.

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Section 4.27        Preparation for TSA Implementation. Promptly after the date hereof, representatives of Seller and Buyers shall meet to prepare for an orderly implementation of the Transition Services Agreement on the Closing Date, and they shall continue to periodically meet as necessary to achieve this goal prior to the Closing Date. In this respect, such activities shall include, without limitation:

(a)                The designation of primary contacts for each party to facilitate the discussion and resolution of issues related to each scope of services identified in the Transition Services Agreement;

(b)               The expected timetables, format and content of month and quarter end deliverables (e.g., trial balances, financial statement formats and tax accounting-relevant data);

(c)                The expected documentation around tax compliance and other matters;

(d)               Processes to be determined in advance of closing and on an ongoing basis with Silgan’s approval, relating to risk related decisions such as setting of credit limits, customer contact, past due invoices, credit holds, setting of reserves, outstanding deductions, write-offs, etc.;

(e)                The expected training for Buyers’ personnel on Seller’s systems and processes as appropriate that will be transferred to Buyers and that rely on Seller during the Service Period (as defined in the Transition Services Agreement);

(f)                The structure and process of payments of both ongoing services and one-time costs; and

(g)               The expected timetable for transitioning from legacy Seller systems and processes to Buyers’ systems and processes.

ARTICLE 5
Tax Matters

Section 5.1            Responsibility for Taxes. Seller shall bear and pay, reimburse, indemnify and hold harmless Buyers from and against any and all Indemnified Taxes. Buyers shall bear and pay, reimburse, indemnify and hold harmless Seller from and against any and all Taxes imposed on or assessed against any of the Transferred Entities for any Post-Closing Tax Period.

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Section 5.2            Straddle Periods.

(a)                In the case of property Taxes and other similar Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the day immediately preceding the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(b)               In the case of all other Taxes for a Straddle Period (including Income Taxes, employment Taxes and sales and use Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date, on the basis of a closing of the books as of the Closing, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period using the methodology set forth in clause (a).

(c)                In the case of Taxes imposed on any Transferred Entity or any other Buyer Indemnitee as a result of income of any Flow-Thru Entity realized on or prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends on the Closing Date and closed its books as of the Closing), such Taxes shall be treated as Taxes of the Transferred Entities for a Pre-Closing Tax Period.

Section 5.3            Refunds; Income Tax Assets; Post-Closing Date Losses.

(a)                Subject to Section 5.3(b), all refunds of Taxes (other than refunds of Transfer Taxes, which shall be allocated in the same manner as Transfer Taxes are allocated under Section 5.7) of the Transferred Entities for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 5.2) (whether in the form of cash received from the applicable Governmental Authority or a credit against Taxes that are not Indemnified Taxes) that are received on or before the date of expiration of the applicable statute of limitations shall be for the benefit of Seller. To the extent that any Buyer, the Transferred Entities or any of their Affiliates receive a refund that is for the benefit of Seller, such Buyer, Transferred Entity or Affiliate shall pay to Seller the amount of such refund (without interest other than interest received from the Governmental Authority), net of: (i) any Taxes imposed with respect to such refund (including any Taxes that would be imposed on a distribution of any portion of such refund to such Buyer); and (ii) any reasonable third-party out-of-pocket expenses that such Buyer, the Transferred Entities or any of their Affiliates incur (or has incurred or will incur) with respect to such refund (and related interest). The net amount due to Seller shall be payable ten (10) days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of a credit, ten (10) days after filing the Tax Return claiming such credit).

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(b)               Nothing in this Section 5.3 shall require that Buyers make any payment with respect to any refund of Tax (and such refunds shall be for the benefit of Buyers and the Transferred Entities) that is with respect to: (i) any refund of any Indemnified Tax paid after the Closing Date to the extent Seller has not indemnified Buyers or the applicable Transferred Entity for such Taxes; (ii) any refund of Tax that was taken into account as an asset in determining “Prepaid Income Taxes” or “Income Taxes Payable” (such terms referring to the line items shown in Exhibit B) reflected in the calculation of the Final Closing True-Up Amount; or (iii) any refund of Tax that gives rise to a payment obligation by any Transferred Entity to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered into (or assumed) by the Transferred Entity on or prior to the Closing Date.

(c)                Neither any Buyer nor any of the Transferred Entities shall, to the extent permitted by applicable Tax Law, carryback to a Pre-Closing Tax Period any item of loss, deduction or credit or any net operating loss, net capital loss or other Tax credit or benefit that is attributable to, arises from or relates to any taxable period (or portion thereof) commencing after the Closing Date.

Section 5.4            Tax Returns.

(a)                Seller shall be responsible for preparing: (i) all Consolidated or Combined Returns; (ii) all Tax Returns of the Transferred Entities due on or prior (after taking into account all appropriate extensions) to the Closing Date; and (iii) all Tax Returns of the Transferred Entities related to Income Taxes for any Pre-Closing Tax Period, other than any Tax Returns with respect to Straddle Periods (“Seller Prepared Returns”). All Seller Prepared Returns (other than Consolidated or Combined Returns) shall be prepared in accordance with existing procedures, practices and accounting methods of the Transferred Entities. Each Seller Prepared Return (other than Consolidated or Combined Return) that is required to be filed by any of the Transferred Entities after the Closing Date shall be submitted to Buyers at least twenty (20) days prior to the due date for filing such Tax Return. Seller shall consider in good faith any reasonable comments made by Buyers in finalizing such Tax Return. Buyers shall cause the applicable Transferred Entity to file any Seller Prepared Return delivered to Buyers that was prepared in accordance with the two preceding sentences.

(b)               Buyers shall be responsible for preparing and filing all other Tax Returns relating to the Business or assets of the Transferred Entities; provided, however, that in the case of any such Tax Return: (i) for a Straddle Period that relates to Income Taxes; or (ii) that was not prepared consistent with existing procedures, practices and accounting methods and shows an Indemnified Tax, not later than twenty (20) days prior to the due date for filing such Tax Return by Buyers, Buyers shall provide Seller with a copy of relevant portions of the draft of such Tax Return for Seller’s approval.

(c)                Without the prior written consent of Seller (which shall not be unreasonably withheld, delayed or conditioned), Buyers shall not, and shall not permit any of their respective Affiliates to, amend any Tax Returns or make or change any Tax elections or accounting methods, in each case with respect to any of the Transferred Entities relating to a Pre-Closing Tax Period or a Straddle Period if such action could reasonably be expected to cause Seller or any of its Affiliates (other than the Transferred Entities) to be liable for any Tax (including any Indemnified Tax) or could reasonably be expected to reduce the amount of refund for the benefit of Buyers (determined in accordance with Section 5.3), except to the extent required by applicable Tax Law.

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(d)               In the event of any disagreement between Buyers and Seller regarding any Tax Return furnished by Seller to Buyers or Buyers to Seller for approval under Section 5.4(b) that cannot be resolved by the tenth (10th) day prior to the due date for such Tax Return, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to Buyers and Seller (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final. The fees and expenses of the Tax Accountant shall be borne equally by Buyers and Seller. If the Tax Accountant does not resolve any differences between Buyers and Seller with respect to such Tax Return at least two (2) days prior to the due date therefor, such Tax Return shall be timely filed by Buyers as prepared by Seller or Buyers (as the case may be) and shall be amended as may be necessary to reflect the Tax Accountant’s resolution.

Section 5.5            Tax Contests.

(a)                Buyers or Seller, as the case may be, shall notify the other party within twenty (20) days after receipt by such party or any of its Affiliates of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to Taxes for which such other party or its Affiliates may be responsible under Section 5.1, Section 5.2 or Section 5.7 (“Tax Matters”).

(b)               Seller shall have the sole right to control, contest, resolve and defend against any Tax Matters relating to: (i) any Tax Return of any of the Transferred Entities for a Pre-Closing Tax Period (other than any Straddle Period) to the extent that Seller is reasonably likely to be obligated to indemnify Buyers for a significant portion of any resulting Taxes or other related Losses under Section 5.1 (a “Transferred Entity Tax Matter”); and (ii) any Consolidated or Combined Return; provided, however, that: (i) Seller shall control such Tax Matter diligently and in good faith; (ii) Buyers shall have the right to participate in any Transferred Entity Tax Matter at its sole cost and expense; and (iii) Seller shall not, and shall not permit its Affiliates to, concede, settle or compromise a Transferred Entity Tax Matter (or portion thereof) controlled by Seller under this Section 5.5 to the extent such concession, settlement or compromise could reasonably be expected to give rise to a Tax or related Loss that Seller is not obligated to indemnify under Section 5.1 without the consent of Buyers, which consent shall not be unreasonably withheld, delayed, or conditioned.

(c)                Buyers shall have the sole right to control all Tax Matters of the Transferred Entities not controlled by Seller pursuant to Section 5.5(b); provided, however, that: (i) Seller, at its sole cost and expense, shall have the right to participate in any such Tax Matter to the extent it relates to a Pre-Closing Tax Period or Straddle Period and for which Seller may be obligated, in whole or in part, to indemnify Buyers under Section 5.1; and (ii) Buyers shall not, and shall not permit its Affiliates to, concede, settle or compromise a Tax Matter (or portion thereof) controlled by Buyers under this Section 5.5 to the extent such concession, settlement or compromise could reasonably be expected to give rise to an indemnification obligation by Seller under Section 5.1 without the consent of Seller, which consent shall not be unreasonably withheld, delayed, or conditioned.

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Section 5.6            Books and Records; Cooperation. Buyers and Seller shall (and shall cause their respective Affiliates to): (a) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes; and (b) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. Buyers shall (and shall cause their respective Affiliates to) make available to Seller all financial records of the Transferred Entities for the fiscal year during which the Closing occurs and any prior fiscal year (the “Fiscal Years”) to enable Seller and its Affiliates to meet their obligations under applicable Tax Law, provided that such financial records shall be held by Seller and its Affiliates as confidential except to the extent disclosure is necessary for reporting under applicable Tax Law. Such financial records shall include: (i) financial statements (to the extent such financial statements are required by Law to be prepared); (ii) supporting trial balances; (iii) detailed loan schedules showing movements in the balances of financial arrangements (including external loan and intercompany loan balances); and (iv) copies of Tax Returns, Tax assessments and confirmations of Tax payments relating to each Fiscal Year, in each case, for some or all of the Transferred Entities. Buyers shall provide all such financial records promptly upon request by Seller.

Section 5.7            Transfer Taxes. Except as provided in Section 1.3(e), all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (including any real property transfer Tax and any similar Tax) (“Transfer Taxes”) shall be paid when due as follows: (i) the first $1,500,000 by Buyers; and (ii) with respect to any amounts in excess of $1,500,000, 50% by Buyers and 50% by Seller. Buyers and each Selling Entity will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees required under applicable Law to be filed by such party, and, if required by applicable Law, the other party will, and will cause its Affiliates to, at such other party’s expense, join in the execution of any such Tax Returns and other documentation.

Section 5.8            Buyers’ Covenant; Certain Post-Closing Actions.

(a)                Notwithstanding anything to the contrary in this Agreement, from and after the Closing, Buyers shall not, and shall not cause or permit any Transferred Entity or any Affiliate of Buyer to: (i) take any action on the Closing Date, but after the Closing, other than in the ordinary course of business or as contemplated by this Agreement; or (ii) except as required by Law, change any Tax election, file any Tax Return (except as provided in Section 5.4) or make any Tax election inconsistent with past practice, amend any Tax Return, initiate any voluntary disclosure with respect to Taxes, or agree to waive or extend any statute of limitations for the assessment or collection of any Tax, in each case without the prior written consent of Seller and with respect to any matter that relates to a Pre-Closing Tax Period of the Transferred Entities; provided, that Buyers shall be permitted to make an election with respect to any Transferred Entity pursuant to Section 338(g) of the Code and shall indemnify and hold harmless Seller and any of its Affiliates from and against any liability for Taxes resulting therefrom.  If Buyers make any election pursuant to Section 338(g) of the Code as permitted by this Section 5.8, Buyers shall provide Seller with a copy of Form 8023 Election under Section 338 for Corporations Making Qualified Stock Purchases as soon as it is practicable following the filing of such form with the IRS.

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(b)               With respect to any Transferred Entity that is characterized as a foreign corporation for U.S. federal income Tax purposes and for which the Buyers do not make an election pursuant to Section 338(g) in compliance with Section 5.8(a), from the Closing through the end of any taxable period of such Transferred Entity that includes the Closing, Buyers shall not, and shall cause their Affiliates (including the Transferred Entities) not to:

(i)                 undertake any intercompany reorganization, merger, stock sale, asset sale or other similar transaction outside the ordinary course of business with respect to such Transferred Entities or

(ii)               enter into any transaction or take any action outside the ordinary course of business that:

(A)       may be considered to constitute or result in the payment of an actual or deemed dividend for U.S. federal income Tax purposes by such Transferred Entity (including pursuant to Section 304 of the Code);

(B)       could reasonably be expected to result in a diminution of foreign Tax credits that, absent any such transaction or action, may be claimed by Seller or any of its Affiliates;

(C)       could result in the increase or diminution of any amount of earnings and profits of any such Transferred Entity (other than an increase or diminution attributable to ordinary business operations); or

(D)       could give rise to subpart F income, within the meaning of Section 952 of the Code,

in each case without Seller’s written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.9            Tax Treatment of Indemnity Payments. To the extent permitted under applicable Tax Law, the parties agree to treat any indemnity payment made under this ARTICLE 5 or ARTICLE 8 as an adjustment to the Final Purchase Price for all federal, state, local and foreign Tax purposes and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.

Section 5.10        Miscellaneous. Buyers shall not, and shall not cause or permit any Affiliate (including any Transferred Entity) of any Buyer to, take any action on the Closing Date after the Closing other than in the ordinary course of business except: (a) as required by this Agreement or applicable Law; (b) with Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed); or (c) to the extent such action does not increase any liabilities for Taxes in a Pre-Closing Tax Period. With respect to the Transferred Entities, Buyers shall not make or change any election with respect to Taxes that would reasonably be expected to give rise to a Seller Tax indemnity obligation under Section 5.1 or reduce any Tax asset of Seller or any of its Affiliates.

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Section 5.11        PRC Taxes. Notwithstanding any provisions in this Agreement to the contrary, Seller shall provide the Buyers with Tax advice issued by a reputable firm of tax practitioners and in form and substance acceptable to Buyers confirming that no PRC Tax is payable under Bulletin 7 with respect to the transactions contemplated hereby.  Seller undertakes to fully indemnify and hold harmless the Buyers and their Affiliates (and any of their respective directors, officers and employees) against all PRC Taxes, interests and penalties paid by, or other losses, costs and expenses (including attorney fees) incurred by, Buyers and their Affiliates (and any of their respective directors, officers and employees) arising out of the failure by Seller to fully comply with Seller’s obligations to pay PRC Taxes, or the Buyers or their Affiliates refraining from making a voluntary filing under Bulletin 7 or other applicable PRC Tax laws, or the Buyers and their Affiliates complying with the proviso that immediately follows; provided that, to the extent permissible under applicable Laws, Buyers shall inform Seller immediately after they (or any of their Affiliates) are contacted by the PRC Tax authority regarding the transactions contemplated hereby and Buyers (and their Affiliates) do not communicate any information regarding the transactions contemplated hereby to the PRC Tax authority without prior written consent of Seller. Seller’s indemnification obligations under this Section 5.11 shall only terminate upon the expiration of the corresponding statute of limitation under PRC Tax laws and regulations plus a period of sixty (60) days, except in respect of any claim for which notice is given to Seller before the relevant date of expiration.

Section 5.12        Overlap. To the extent of any inconsistency between this ARTICLE 5 and ARTICLE 8, this ARTICLE 5 shall control as to Tax matters.

ARTICLE 6
Conditions Precedent

Section 6.1            Conditions to Obligations of Buyers and Seller. The obligations of Buyers and Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a)                Required Governmental Approvals. The Required Governmental Approvals shall have been obtained, waived or made, as applicable, and the respective waiting periods required in connection with the Required Governmental Approvals shall have expired or been terminated.

(b)               No Injunction, Etc. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall be in effect.

Section 6.2            Conditions to Obligations of Buyers. The obligation of Buyers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing, or, if permitted by applicable Law, waiver by Buyers, of the following additional conditions:

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(a)                Representations and Warranties. The Fundamental Representations (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties that are as of a specific date which representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of Seller contained in ARTICLE 2 of this Agreement (other than the Fundamental Representations) and in any certificate or other writing delivered by a Selling Entity pursuant hereto (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct at and as of the Closing Date with the same effect as though made at and as of the Closing Date (except for representations that are as of a specific date, which representations shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)               Covenants and Agreements. Seller shall have in all material respects performed and complied with all covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

(c)                Officer’s Certificate. Seller shall have delivered to Buyers a certificate, dated as of the Closing Date, signed by a duly authorized officer of Seller stating that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d)               FIRPTA Certificate. Seller shall have delivered to Buyers a certificate from WestRock Foreign Holdings, Inc., dated as of the Closing Date, signed by a duly authorized officer of WestRock Foreign Holdings, Inc., as contemplated under and meeting the requirements of section 1.1445-2(b)(2)(i) of the Treasury Regulations, to the effect that WestRock Foreign Holdings, Inc. is not a foreign person for U.S. federal Income Tax purposes.

(e)                Notary requirements. Seller shall have delivered to the Notary, the original shareholders register (aandeelhoudersregister) of WestRock Dispensing Systems R&D Netherlands B.V. which reflects the Shares held by WestRock Packaging Systems Netherlands B.V. in WestRock Dispensing Systems R&D Netherlands B.V.

(f)                Certain Approvals. Seller shall have delivered to Buyers evidence that all notices, waivers, consents and approvals as set forth in Section 6.2(f) of the Seller Disclosure Letter have been obtained or made (as applicable).

(g)               Secretary’s Certificate. Seller shall have delivered to Buyers a certificate from Seller, dated the Closing Date, signed by a duly authorized officer of Seller, certifying to and attaching: (i) the resolutions of board of directors (or comparable governance body) of Seller authorizing the execution and delivery of this Agreement and each Ancillary Document to which Seller is a party and the consummation of the transactions contemplated hereby and thereby; and (ii) the Organizational Documents of each of the Transferred Entities.

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(h)               Good Standing Certificates. Seller shall have delivered to Buyers certificates of good standing (or the equivalent thereof, where such concept is recognized) issued by each jurisdiction in which each of the Transferred Entities is organized, issued as of a recent date (but in any case within ten (10) days of the Closing Date).

(i)                 Pay-off Letters. Seller shall have delivered to Buyers: (i) pay-off letter(s) and Lien releases from each holder of Indebtedness (other than Assumed Debt) of the Transferred Entities, in each case in form reasonably satisfactory to Buyers; and (ii) evidence that the Transferred Entities have been released from all guarantee and other obligations with respect to any Indebtedness of Seller or its Affiliates (other than the Transferred Entities).

(j)                 New Employment Agreements. The New Employment Agreements shall not have been renounced, rescinded, revoked or terminated or otherwise amended or modified by either party thereto without the prior written consent of Buyers and shall remain in full force to become effective as of the Closing.

(k)               Transition Services Agreement. Seller shall have delivered to Buyers a Transition Services Agreement duly executed by WestRock.

(l)                 Resignations. Seller shall have delivered to Buyers resignation letters in accordance with Section 4.10.

(m)             Termination of Affiliate Agreements. Seller shall have delivered to Buyers evidence that the Contracts and other transactions contemplated in Section 4.13 to be terminated were terminated.

(n)               No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.

(o)               Assignment of Indemnity.  Seller shall have delivered to Buyers an assignment to WestRock Slatersville, LLC of Seller’s rights to indemnification for the Known Environmental Liabilities, as that term is defined under the Membership Interest Purchase Agreement by and among MeadWestvaco Corporation, PT Holdings, Inc., the Stockholders party thereto, and William Masser, dated December 30, 2011 (the “PT Purchase Agreement”), including any rights that Seller may have to draw upon the environmental escrow established under such Membership Interest Purchase Agreement, which assignment shall provide that in the event Seller is subject to any Losses arising after the Closing for Known Environmental Liabilities (as defined in the PT Purchase Agreement), Buyers will pursue claims for indemnification for such Losses under the PT Purchase Agreement and indemnify Seller for such Losses solely to the extent of the amount of any indemnification Buyers actually receive under the PT Purchase Agreement in respect of such Losses and net of any unreimbursed third-party costs incurred to pursue such indemnification claims, all in a manner substantively as similarly provided in Section 4.26 of this Agreement.

(p)               Other Instruments. Seller shall have delivered to Buyers such other certificates, instruments and documents as Buyers may reasonably request prior to the Closing Date in order to effectuate the Closing.

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Section 6.3            Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing, or, if permitted by applicable Law, waiver by Seller, of the following additional conditions:

(a)                Representations and Warranties. The representations and warranties of Buyers contained in ARTICLE 3 of this Agreement and in any certificate or other writing delivered by Buyers pursuant hereto shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date (except for representations that are as of a specific date, which representations shall be true and correct in all material respects as of such date).

(b)               Covenants and Agreements. Buyers shall have in all material respects performed and complied with all covenants required by this Agreement to be performed or complied with by Buyers at or prior to the Closing.

(c)                Officer’s Certificate. Buyers shall have delivered to Seller a certificate, dated as of the Closing Date, signed by a duly authorized officer of each Buyer stating that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)               Transition Services Agreement. Buyers shall have delivered to Seller a Transition Services Agreement duly executed by Silgan.

(e)                Other Instruments. Buyers shall have delivered to Seller such other certificates, instruments and documents as Seller may reasonably request prior to the Closing Date in order to effectuate the Closing.

Section 6.4            Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this ARTICLE 6 to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to cause the Closing to occur.

ARTICLE 7
Termination

Section 7.1            Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)                by the mutual written agreement of Buyers and Seller;

(b)               by either Buyers or Seller by notice to the other party, if:

(i)                 the Closing shall not have been consummated on or before the close of business on the ninetieth (90th) day after the date of this Agreement (the “End Date”); provided, however, that: (A) if on the End Date the condition to the Closing set forth in Section 6.1(a) has not been satisfied but all other conditions to the Closing are satisfied or, to the extent permitted hereunder, waived (other than those conditions that are by their nature to be satisfied by action taken at the Closing), then Seller shall have the right to unilaterally extend the End Date for up to ninety (90) days by notifying Buyers in writing of the exercise of such right and the date to which the End Date has been so extended; and (B) if on the End Date either of the conditions to the Closing set forth in Section 6.1(a) or Section 6.2(f) has not been satisfied but all other conditions to the Closing (excluding those set forth in Section 6.1(a) or Section 6.2(f)) are satisfied or, to the extent permitted hereunder, waived (other than those conditions that are by their nature to be satisfied by action taken at the Closing), then Buyers shall have the right to unilaterally extend the End Date for up to ninety (90) days by notifying Seller in writing of the exercise of such right and the date to which the End Date has been so extended; provided further, however, that the right to terminate or extend this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of a condition in Section 6.1 or Section 6.2, in the case of Seller, or Section 6.1 or Section 6.3, in the case of Buyers, to be satisfied by such time; or

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(ii)               (1) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited; or (2) any Order of any Governmental Authority having competent jurisdiction permanently enjoining Buyers or Seller from consummating the Closing is entered and such Order shall have become final and nonappealable, provided if any Buyer seeks to terminate this Agreement pursuant to this Section 7.1(b)(ii)(2), it shall have used best efforts to remove such Order in accordance with Section 4.3(c).

(c)                by Buyers, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause a condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such breach is not cured or capable of being cured prior to the earlier of: (i) the Business Day prior to the End Date; or (ii) the date that is thirty (30) days from the date that Seller is notified in writing by Buyers of such breach or failure to perform; provided, that Buyers shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if any Buyer is then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(d)               by Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyers set forth in this Agreement shall have occurred that would cause a condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such breach is not cured or capable of being cured prior to the earlier of: (i) the Business Day prior to the End Date; or (ii) the date that is thirty (30) days from the date that Buyers are notified in writing by Seller of such breach or failure to perform; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Seller is then in material breach or violation of its representations, warranties or covenants contained in this Agreement; or

(e)                by Seller, if: (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions which by their nature cannot be satisfied until the Closing, but which conditions at the time of termination shall be capable of being satisfied); (ii) Buyers fail to consummate the transactions contemplated hereby within three (3) Business Days following the date on which the Closing should have occurred pursuant to Section 1.2 due to a Financing Failure; and (iii) Seller irrevocably certified in writing to Buyers that Seller is ready, willing and able to consummate the Closing on that date; provided that such conditions set forth in Section 6.1 and Section 6.2 remain satisfied and such irrevocable certification remains in full force and effect at the close of business on such third (3rd) Business Day.

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Section 7.2            Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, successors or assigns) to the other party, provided that no such termination (nor any provision of this Agreement) shall relieve any party from liability for any damages for fraud or willful breach of this Agreement prior to such termination (which, for the avoidance of doubt, shall be deemed to include any failure by Buyers to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder). The provisions of Section 4.2(c), Section 4.9(b), this Section 7.2, Section 7.3, ARTICLE 10, Section 11.1 and Section 11.4 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 7.1.

Section 7.3            Buyer Termination Fee.

(a)                Notwithstanding anything to the contrary in this Agreement, in the event that Seller terminates this Agreement pursuant to: (i) Section 7.1(d) and a Financing Failure has occurred; or (ii) Section 7.1(e) (a “Qualified Termination”), then Buyers shall promptly, but in no event later than five (5) Business Days after the date of termination of this Agreement, pay by wire transfer of immediately available funds to accounts designated by Seller, an amount in cash equal to $30,750,000 (the “Buyer Termination Fee”), it being understood that in no event shall Buyers be required to pay the Buyer Termination Fee on more than one occasion.

(b)               Buyers acknowledge and agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seller would not enter into this Agreement. If Buyers fail to promptly pay the Buyer Termination Fee when due, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the Applicable Rate. If, in order to obtain such payment, Seller commences a suit that results in judgment for such party for such amount, then Buyers shall pay Seller its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit. Each of the parties hereto further acknowledges that the payment by Buyers of the Buyer Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

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(c)                Notwithstanding anything to the contrary in this Agreement, in the event a Qualified Termination occurs and the Buyer Termination Fee is paid to Seller, or as directed by Seller: (i) the payment of the Buyer Termination Fee pursuant to Section 7.3(a) shall be the sole and exclusive remedy of Seller and its Affiliates against Buyers and Silgan and their respective Affiliates for any Losses suffered in connection with this Agreement (including as a result of any breach of any covenant or agreement or other provision in this Agreement) or the failure of the transactions contemplated by this Agreement (or the Debt Financing) to be consummated (including under Section 4.9(b) hereof); (ii) upon payment of the Buyer Termination Fee, none of Buyers and Silgan and their respective Affiliates nor the Financing Sources and their respective Affiliates shall have any further liability or obligation to Seller and its Affiliates relating to or arising out of this Agreement or the transactions contemplated by this Agreement (including the Debt Financing); and (iii) upon payment of the Buyer Termination Fee, none of Seller and its Affiliates shall have any further recourse against any of Buyers and Silgan and their respective Affiliates or any of the Financing Sources and their respective Affiliates in connection with this Agreement or the transactions contemplated by this Agreement (including the Debt Financing) and Seller shall cause any Litigation pending against Buyers or Silgan or their respective Affiliates or any Financing Source or its Affiliates in connection with this Agreement and/or the transactions contemplated by this Agreement (including the Debt Financing) to be dismissed with prejudice promptly, but in any event within five (5) Business Days thereafter; provided that nothing in this Section 7.3(c) shall limit the right of Seller: (x) to bring or maintain any claim, action or proceeding for injunction, specific performance or other equitable relief against Buyers or any of their respective Affiliates to the extent provided in Section 11.9, unless a Qualified Termination has occurred and the Buyer Termination Fee has been paid in accordance with Section 7.3(a); (y) to bring or maintain any claim, action or proceeding against Buyers or any of their respective Affiliates arising out of a breach of the Confidentiality Agreement; or (z) to be reimbursed by Buyers for any costs and expenses pursuant to Section 7.3(b). For the avoidance of doubt, in no event shall Seller or any of its Affiliates be entitled to receive both monetary damages (i.e., the Buyer Termination Fee) and specific performance under this Agreement.

Section 7.4            Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement: (a) none of Seller and its Affiliates shall have any rights or claims against any Financing Source in respect of any dispute arising out of or relating in any way to the Debt Financing, the Debt Commitment Letter, the transactions contemplated hereby and thereby or the performance thereof or the financings contemplated thereby, whether at Law or in equity, whether in contract, in tort or otherwise; and (b) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to Seller or any of its Affiliates for any obligations or liabilities of any party or for any claim based on, in respect of, or by reason of, the Debt Financing, the Debt Commitment Letter, the transactions contemplated hereby and thereby or the performance thereof or the financing contemplated thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any Litigation arising out of or relating in any way to the Debt Financing, the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this Section 7.4, Sections 4.9, 7.3, 11.2, 11.4, 11.5, 11.7, 11.9(c) and 11.10, in each case, with respect to their respective rights hereunder and thereunder. For the avoidance of any doubt, this Section 7.4 does not alter, modify, supplement or change, in any respect, the rights and obligations of the Financing Sources set forth in the Debt Commitment Letter to Buyers.

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ARTICLE 8
Indemnification

Section 8.1            Survival. All representations and warranties made in this Agreement, or in any certificate delivered pursuant to Section 6.2(c) or Section 6.3(c), and all covenants and agreements of the parties contained in this Agreement which by their terms are to be performed at or prior to the Closing Date, shall survive the Closing Date for a period of twelve (12) months after the Closing Date (the “Survival Period Termination Date”), except with respect to: (a) the representations and warranties set forth in Section 2.14 (Environmental Matters), which shall survive the Closing Date for a period of thirty-six (36) months after the Closing Date; and (b) the Fundamental Representations, which shall survive the Closing Date until the expiration of the applicable statute of limitations. All other covenants and agreements of Seller and Buyers contained in this Agreement (including Seller’s obligation to indemnify Buyers for any Indemnified Taxes under Section 5.1) shall survive the Closing Date in accordance with their respective terms, but not to exceed the applicable statute of limitations plus a period of sixty (60) days in the event of a breach of such covenant. Notwithstanding the foregoing, except as set forth in Section 7.2, no representation, warranty, covenant or agreement made in this Agreement shall survive any termination of this Agreement.

Section 8.2            Indemnification by Seller.

(a)                From and after the Closing, and subject to this ARTICLE 8, Seller shall defend, indemnify and hold harmless Buyers and each of their respective Subsidiaries and Affiliates and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all Losses to the extent resulting from: (i) any breach of any representation or warranty made by Seller in ARTICLE 2; (ii) any breach by Seller of any of its covenants or agreements contained herein; or (iii) claims brought against MWV Industria Plastica Ltda. by any Governmental Authority in Brazil for underpayment of import duties for any period prior to the Closing, including, without limitation, with respect to the action described in Section 2.12 of the Seller Disclosure Letter; provided that Buyer Indemnitees shall not be entitled to recover under Section 8.2(a)(i) for an individual claim or group of related claims unless and until the amount of Losses that otherwise would be payable pursuant to Section 8.2(a)(i) with respect to such claim or group of related claims exceeds $200,000 (the “Per Claim Threshold”), provided, further, that no claims by Buyer Indemnitees shall be asserted under Section 8.2(a)(i) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $10,000,000 (the “Indemnification Deductible”), and then only to the extent such Losses exceed the Indemnification Deductible. Any such individual claims or group of related claims for amounts less than the Per Claim Threshold shall be ignored in determining whether the Indemnification Deductible has been exceeded. The Per Claim Threshold and the Indemnification Deductible shall not apply with respect to any: (i) claims for indemnification for any breach of a Fundamental Representation; or (ii) claims with respect to Seller’s actual and intentional fraud with respect to any express provisions in this Agreement.

(b)               Notwithstanding the limitations set forth above in Section 8.2(a), Seller shall not be liable for indemnification for any claims made pursuant to Section 8.2(a)(i) in excess of $102,500,000 (the “Cap”).

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(c)                Notwithstanding anything to the contrary herein, the Cap shall not apply with respect to any: (i) claims for indemnification for any breach of a Fundamental Representation; or (ii) claims with respect to Seller’s actual and intentional fraud with respect to any express provisions in this Agreement; provided, however, in no event shall the aggregate monetary obligations of Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement exceed the Final Purchase Price.

(d)               For purposes of calculating Losses hereunder (but not for purposes of establishing whether a breach has occurred), any materiality or Material Adverse Effect qualifications in the representations and warranties in ARTICLE 2 shall be disregarded (other than in the definition of “Material Contract,” Section 2.6, Section 2.8(a)(i), Section 2.9, Section 2.16(a), Section 2.20, Section 2.21 and Section 2.22(b), each of which shall retain such qualifications for all purposes).

Section 8.3            Indemnification by Buyers.

(a)                From and after the Closing, and subject to this ARTICLE 8, Buyers, jointly and severally, shall defend, indemnify and hold harmless Seller and each of its Affiliates and their respective officers, directors, employees and agents (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses to the extent resulting from: (i) any breach of any representation or warranty made by Buyers in ARTICLE 3; or (ii) any breach in performance by Buyers of any of their respective covenants or agreements contained herein. Seller Indemnitees shall not be entitled to recover under Section 8.3(a)(i) for an individual claim or group of related claims unless and until the amount of Losses that otherwise would be payable pursuant to Section 8.3(a)(i) with respect to such claim or group of related claims exceeds the Per Claim Threshold, provided, further, that no claims by Seller Indemnitees shall be asserted under Section 8.3(a)(i) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis the Indemnification Deductible, and then only to the extent such Losses exceed the Indemnification Deductible. Any such individual claims or group of related claims for the amounts less than the Per Claim Threshold shall be ignored in determining whether the Indemnification Deductible has been exceeded. The Per Claim Threshold and the Indemnification Deductible shall not apply with respect to any: (i) claims for indemnification for any breach of a Fundamental Representation; or (ii) claims with respect to any Buyer’s actual and intentional fraud with respect to any express provisions in this Agreement.

(b)               Notwithstanding the limitations set forth above in Section 8.3(a), Buyers shall not be liable for indemnification for any claims made pursuant to Section 8.3(a)(i) in excess of $102,500,000.

(c)                Notwithstanding anything to the contrary herein, the limitations in Section 8.3(b) shall not apply with respect to any: (i) claims for indemnification for any breach of a Fundamental Representation; or (ii) claims with respect to any Buyer’s actual and intentional fraud with respect to any express provisions in this Agreement; provided, however, in no event shall the aggregate monetary obligations of Buyers or any of their respective Affiliates in connection with the transactions contemplated by this Agreement exceed the Final Purchase Price.

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(d)               For purposes of calculating Losses hereunder (but not for purposes of establishing whether a breach has occurred), any materiality qualifications in the representations and warranties in ARTICLE 3 shall be disregarded.

Section 8.4            Limitations on Indemnity. Buyers and Seller agree, for themselves and on behalf of Buyer Indemnitees and Seller Indemnitees:

(a)                The amount of any and all Losses indemnifiable pursuant to Section 5.1 or Section 8.2 shall be determined net of: (i) any amounts actually recovered by Buyer Indemnitees under insurance policies (other than the R&W Insurance Policy) or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, in each case, net of costs of collection and any increase to premiums directly resulting from making any claim thereunder; and (ii) any Tax benefits actually realized by Buyer Indemnitees with respect to such Losses in the year of the Loss or the immediately-succeeding Tax year. In any case where a Buyer Indemnitee realizes Tax benefits or recovers, under insurance policies (other than the R&W Insurance Policy except as provided in the last sentence of this Section 8.4(a)) or from other collateral sources, any amount in respect of a matter for which such Buyer Indemnitee was indemnified pursuant to Section 8.2, in each case to the extent not already taken into account pursuant to this Section 8.4(a), such Buyer Indemnitee shall promptly pay over to Seller the amount so recovered (net of costs of recovery (including deductibles) and any increases in premiums resulting from procuring such recovery), to the extent of any amount previously so paid by Seller or on behalf of Seller to or on behalf of such Buyer Indemnitee in respect of such matter. Notwithstanding the foregoing, in the event of any Losses under Section 8.2(a)(i), any claim in respect of such Losses (a “Covered Claim”) shall be made by the applicable Buyer Indemnitees concurrently against the R&W Insurance Policy and Seller and, to the extent such Losses would reasonably be expected to be covered by such R&W Insurance Policy, such Buyer Indemnitees shall use commercially reasonable efforts to first seek recovery under the R&W Insurance Policy before seeking recovery against Seller, and, if applicable, Buyers shall continue to use commercially reasonable efforts to pursue recovery under the R&W Insurance Policy for a Covered Claim (to the extent such Losses are reasonably expected to be covered by the R&W Insurance Policy) following the payment of all or part of such Covered Claim by Seller. In the event that any Buyer recovers under the R&W Insurance Policy any amount in respect of a Covered Claim for which such Buyer Indemnitee was indemnified pursuant to Section 8.2 by Seller, such Buyer Indemnitee shall promptly pay over to Seller the amount so recovered under the R&W Insurance Policy, to the extent of any amount previously so indemnified by Seller.

(b)               Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 5.1 or Section 8.2 for any portion of Losses: (i) for which the Financial Statements recorded a reserve; (ii) that was taken into account on a dollar-for-dollar basis (or, if less than on a dollar-for-dollar basis, to the extent so taken into account) in the Final Purchase Price as finally determined pursuant to Section 1.3(c); (iii) to the extent that the Buyer Indemnitees failed to use commercially reasonable efforts to mitigate or prevent such Losses that are reasonably known by the Buyer Indemnitees; (iv) to the extent that such Losses resulted from an action or inaction of any Buyer Indemnitee after the Closing that exacerbated the circumstances giving rise to such otherwise indemnifiable Loss, provided that such circumstances giving rise to such otherwise indemnifiable Loss were reasonably known by the Buyer Indemnitees; or (v) that relates to Taxes arising in a Post-Closing Tax Period except to the extent such Loss results from a breach of or inaccuracy in a Post-Closing Tax Representation.

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(c)                If an Indemnifying Party makes an indemnification payment to an Indemnified Party with respect to any Loss, then such Indemnifying Party will be subrogated, to the extent of such payment, to all related rights and remedies of such Indemnified Party under any insurance policy (other than the R&W Insurance Policy) or otherwise against or with respect to such Loss, except with respect to amounts relating to such Loss that have not yet been recovered by such Indemnified Party (or any other such Person entitled to indemnification hereunder). If any portion of any Loss to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage (other than the R&W Insurance Policy) or otherwise, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. Promptly following such Indemnifying Party’s request, such Indemnified Party will take all reasonably necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.

(d)               In no event shall an Indemnifying Party have liability to the Indemnified Party for any consequential, special, incidental, indirect or punitive damages, loss of business reputation, lost profits, damages based on multiple of earnings (except that the foregoing limitation on damages based on multiple of earnings shall not apply to damages that result from a breach by Seller of the representations and warranties set forth in Section 2.6(a)) or exemplary damages, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to a Third-Party Claim.

(e)                Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to indemnify or hold harmless Buyer Indemnitees with respect to any environmental matter to the extent: (i) such matter arises out of any investigation of environmental conditions, including sampling or testing or any disclosure to any Governmental Authority, undertaken by or on behalf of Buyer Indemnitees, unless such investigation or disclosure was required under applicable Environmental Laws or Environmental Permits, or unless such investigation was directed by a Governmental Authority; (ii) Buyer Indemnitees are not required by applicable Environmental Laws to take Remedial Action with respect to such matter; (iii) Buyer Indemnitees: (1) remediate environmental conditions in excess of industrial standards or other applicable minimum standards, including risk-based standards, commercially reasonable engineering and institutional controls or deed or other restrictions; (2) incur costs in excess of the Minimum Reasonable Cost; or (3) exacerbate, or fail to use commercially reasonable efforts to mitigate, any environmental condition existing as of the Closing Date; (iv) such Losses arise from changes in an Environmental Law or an Environmental Permit occurring after the Closing Date; or (v) such Losses arise from any material change in the use of any of the facilities used by the Transferred Entities in the operation of the Business as of the Closing Date from their use as of immediately prior to the Closing. In connection with any sale of a facility by a Transferred Entity: (x) the applicable Buyer shall use, and shall cause the Transferred Entities to use, commercially reasonable efforts to include in any agreement for such sale an agreement by the applicable buyer of such facility to the applicable Transferred Entity substantially the same as the provisions in Section 8.4(e)(i), (ii), (iii), (iv) and (v) (but, as to clause (v) only to the extent the change in use of the facility is a change from industrial use); and (y) Seller shall not be required to indemnify or hold harmless the Buyer Indemnitees for any indemnification claim made on or after the date of such sale of such facility with respect to any environmental matter for such facility if the buyer of such facility did not so agree to substantially the same provisions in Section 8.4(e)(i), (ii), (iii), (iv) and (v) (but, as to clause (v) only to the extent the change in use of the facility is a change from industrial use).

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(f)                Notwithstanding anything to the contrary in this Agreement, Seller shall have the option to control any claim for indemnification relating to environmental matters asserted by the Buyer Indemnitees, including the disclosure, investigation, remediation, monitoring, negotiation, performance, settlement and resolution of any such matter and any other Remedial Action taken in connection therewith, provided that with respect to any such claim, Seller shall not negotiate a final settlement or resolution of any such claim without Buyers’ prior written consent, which consent shall not unreasonably be withheld, and Seller shall keep Buyers reasonably informed of any such matter. Seller shall be deemed to have fully satisfied its indemnification obligations hereunder with respect to such matter if the Remedial Action taken by Seller satisfies the Minimum Reasonable Cost and has been completed to the satisfaction of the applicable Governmental Authority as evidenced by a “no further action” letter or its substantial equivalent, if applicable. If Seller opts to have Buyers control any claim for indemnification arising under Environmental Laws, then Buyers shall keep Seller reasonably informed of any such matter.

(g)               Seller shall not be liable under this ARTICLE 8 for any Losses based upon or arising out of any inaccuracy or breach of any of the representations or warranties of Seller contained in this Agreement to the extent that Seller can demonstrate that any Buyer had actual knowledge of such inaccuracy or breach prior to the date hereof and that such actual knowledge was obtained through information disclosed: (i) in writing by Seller in the Merrill Corporation electronic data room entitled “Project Oak” prior to the date hereof; or (ii) to Buyers by Seller or its representatives in writing (or solely with respect to the certain Contracts, documents or information set forth in Section 2.9(a) of the Seller Disclosure Letter that contain a footnote stating “oral summary provided on January 11 and 17, 2017” and the oral summaries regarding the two internal environmental compliance audits pertaining to Valhinos, Brazil and Wuxi, China as referred to on Section 2.14(b) of the Seller Disclosure Letter, through oral summaries provided by Seller to Buyers (which oral summaries have been provided to Buyers in lieu of written documentation)) prior to the date hereof in response to Buyers’ due diligence inquiries and other questions.

(h)               Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 8.5            Notification of Claims; Third-Party Claims.

(a)                A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this ARTICLE 8, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE 8 except to the extent the Indemnifying Party is materially prejudiced by such failure. The parties agree that: (i)  notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 8.1 for such representation, warranty, covenant or agreement; and (ii) any claims for indemnification for which notice is not timely delivered in accordance with this Section 8.5 shall be expressly barred and are hereby waived, provided that if, prior to such applicable date, a party shall have notified any other party in accordance with the requirements of this Section 8.5 of a claim for indemnification under this ARTICLE 8 (whether or not formal legal action shall have been commenced based upon such claim), then such claim shall continue to be subject to indemnification in accordance with this ARTICLE 8 notwithstanding the passing of such applicable date.

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(b)               Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.5 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a “Third-Party Claim” and including, without limitation, a pending or threatened claim or demand asserted by a third party against the Indemnified Party), the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third-Party Claim acknowledging that the Indemnifying Party is obligated to indemnify and defend (and agrees to indemnify) the Indemnified Party in full in connection with such Third-Party Claim, assume the defense and control of such Third-Party Claim with its own counsel and at its own expense. In the event that the Indemnifying Party assumes the defense of a Third-Party Claim pursuant to this Section 8.5, the Indemnified Party shall reasonably in good faith cooperate with the Indemnifying Party in connection therewith, provided that the Indemnifying Party shall provide periodic updates and information to the Indemnified Party and the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense. So long as the Indemnifying Party is reasonably contesting any such Third-Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third-Party Claim. If the Indemnifying Party elects to assume the defense and settlement of a Third-Party Claim, then the Indemnified Party shall have the right to pay or settle such Third-Party Claim; provided that in such event it shall waive any right to indemnity by the Indemnifying Party for all Losses related to such Third-Party Claim unless the Indemnifying Party shall have consented in writing to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days after the receipt of the Indemnified Party’s notice of a claim hereunder that it elects to undertake the defense thereof, then the Indemnified Party shall have the right to contest, settle or compromise the claim and the taking of any such actions shall not thereby be deemed to be a waiver of any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement or consent to entry of any judgment (which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that the absence as a term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of a release from all liability with respect to such claim shall not be deemed an unreasonable basis for withholding consent to any such settlement or consent to entry of a judgment).

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(c)                Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of the defense of a Third-Party Claim (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if: (i) such Third-Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (ii) such Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party that the Indemnified Party reasonably determines, upon advice of outside counsel, cannot be separated from any related claim for money damages (and, if such equitable relief of such Third-Party Claim can be so separated from that for money damages, then the Indemnifying Party shall be entitled to assume control of the defense of that portion relating to money damages); (iii) the Indemnifying Party fails to acknowledge its obligations to indemnify and defend the Indemnified Party in full against the Third-Party Claim, or fails to agree to indemnify the Indemnified Party against such Third-Party Claim and undertake the defense of such Third-Party Claim, within the twenty (20)-Business Day time period referred to above in Section 8.5(b); (iv) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (v) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third-Party Claim.

(d)               All of the parties hereto shall cooperate in the defense or prosecution of any Third-Party Claim in respect of which indemnity may be sought hereunder and each Buyer and Seller (or a duly authorized representative of such party) shall (and shall cause the Transferred Entities to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(e)                In the event any Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.5 that does not involve a Third-Party Claim, the Indemnifying Party shall notify the Indemnified Party within forty-five (45) days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE 8. The Indemnified Party shall provide such information to the Indemnifying Party as is reasonably necessary to determine the validity of any such claim for indemnity by the Indemnified Party.

Section 8.6            Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement and except: (a) with respect to the matters covered by Section 1.3 and Section 7.3; (b) in the case where a party seeks to obtain specific performance pursuant to Section 11.9; or (c) in the case of actual and intentional fraud with respect to any express provisions of this Agreement, Seller and Buyers hereby agree that following the Closing, the sole and exclusive remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement shall be the applicable indemnification rights set forth in this ARTICLE 8 or ARTICLE 5, Section 4.4(f), Section 4.4(n)(ii), Section 4.4(t), Section 4.6, Section 4.9(b), Section 4.11(d), Section 4.12, Section 4.16(d), Section 4.23, Section 4.24, Section 4.25, Section 4.26, Section 5.11 and Section 11.3. In furtherance of the foregoing, except with respect to the matters covered by Section 1.3, and subject to Section 11.9 and the indemnification rights set forth in this ARTICLE 8 or ARTICLE 5, Section 4.4(f), Section 4.4(n)(ii), Section 4.4(t), Section 4.6, Section 4.9(b), Section 4.11(d), Section 4.12, Section 4.16(d), Section 4.23, Section 4.24, Section 4.25, Section 4.26, Section 5.11 and Section 11.3: (i) Buyers hereby waive and release, from and after the Closing Date, any and all rights, claims and causes of action any Buyer Indemnitee may have against Seller or any of its respective Affiliates or their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives, successors or assigns; and (ii) Seller (on behalf of itself and each of the other Selling Entities) hereby waives and releases, from and after the Closing Date, any and all rights, claims and causes of action any Seller Indemnitee may have against Buyers or any of their respective Affiliates or their respective directors, officers, employees, Affiliates, agents or representatives, successors or assigns, in either case with regard to the matters covered by this Agreement, to the extent such rights, claims and causes of action arise under or are based upon any applicable Law.

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Section 8.7            Exchange Rate. For purposes of applying any dollars denominated threshold amounts or limitations on indemnification to Losses denominated in a currency other than dollars, the amounts of such Losses shall be converted into dollars using an exchange rate equal to average of the prevailing exchange rate for transactions as published by The Wall Street Journal published on each of the five (5) consecutive Business Days immediately preceding the date on which the indemnification payment for such Loss is made.

Section 8.8            Exercise of Remedies by Persons Other than the Parties. No Buyer Indemnitee (other than Buyers or any successor or permitted assignee of any Buyer) is entitled to assert any indemnification claim under this Agreement unless Buyers (or any successor or permitted assignee of any Buyer) consent to the assertion of the indemnification claim. No Seller Indemnitee (other than Seller or any successor or permitted assignee of Seller) is entitled to assert any indemnification claim under this Agreement unless Seller (or any successor or permitted assignee of Seller) consents to the assertion of the indemnification claim.

ARTICLE 9
GUARANTEES

Section 9.1            Buyer Guarantee.

(a)                Silgan hereby guarantees to the Seller Indemnitees the payment in full of all amounts: (i) when due and owing by Buyers under this Agreement and any amendments thereto, including Buyers’ obligations to indemnify the Seller Indemnitees in accordance with ARTICLE 8; (ii) the Buyer Termination Fee if such fee becomes payable pursuant to Section 7.3, subject to the other terms and conditions of this Agreement; and (iii) incurred by any Seller Indemnitee in connection with any Litigation initiated to enforce the provisions of this Section 9.1 to the extent that such Seller Indemnitee is the prevailing party (collectively, the “Buyer Obligations” and each, individually, a “Buyer Obligation”).

(b)               Silgan covenants and agrees that if at any time any Buyer defaults in the payment of any Buyer Obligation, Silgan shall promptly, upon notice from Seller, pay, or cause the payment of, such Buyer Obligation.

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(c)                The obligations of Silgan under this Section 9.1 are absolute and unconditional, present and continuing, and shall not be affected, modified, impaired or prejudiced upon the happening from time to time of any one or more of the following events:

(i)                 the extension of time for payment of any amounts due or of the time for performance of any of the Buyer Obligations;

(ii)               the modification or amendment (whether material or otherwise) of any of the Buyer Obligations;

(iii)             the failure, omission, delay or lack on the part of Seller to enforce, ascertain or exercise any right, power or remedy under or pursuant to the terms of this Agreement or any other document contemplated by this Agreement

(iv)             the fact that Silgan may at any time in the future dispose of all or any part of its interest in any Buyer; or

(v)               the bankruptcy, insolvency, winding up, dissolution, liquidation, administration, reorganization or other similar or dissimilar failure or financial disability of any Buyer.

(d)               Silgan irrevocably and absolutely waives any and all right of subrogation, contribution, indemnification, reimbursement or similar rights against each Buyer with respect to the guaranty provided in this Section 9.1, whether such rights arise under an express or implied Contract or by operation of Law, it being the intention of Silgan and Seller that Silgan shall not be deemed to be a “creditor” (as defined in Section 101 of the U.S. Bankruptcy Code or any other applicable Law) of any Buyer by reason of the existence of this Agreement in the event that such Buyer becomes a debtor in any proceeding under the U.S. Bankruptcy Code or any other applicable Law. In addition, Silgan will not exercise any rights which it may acquire by way of subrogation under this guaranty by any payment made hereunder or otherwise, until all of the Buyer Obligations shall have indefeasibly been paid or performed in full. If any amount shall be paid to Silgan on account of such subrogation rights at any time when all the Buyer Obligations shall not have been indefeasibly paid or performed in full, such amount shall be held in trust for the benefit of Seller and shall forthwith be paid to Seller and applied to such liabilities and obligations, whether matured or unmatured.

Section 9.2            Seller Guarantee.

(a)                WestRock hereby guarantees to the Buyer Indemnitees the payment in full of all amounts: (i) when due and owing by Seller under this Agreement and any amendments thereto, including Seller’s obligations to indemnify the Buyer Indemnitees in accordance with ARTICLE 8; and (ii) incurred by any Buyer Indemnitee in connection with any Litigation initiated to enforce the provisions of this Section 9.2 to the extent that such Buyer Indemnitee is the prevailing party (collectively, the “Seller Obligations” and each, individually, a “Seller Obligation”).

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(b)               WestRock covenants and agrees that if at any time Seller defaults in the payment of any Seller Obligation, WestRock shall promptly, upon notice from any Buyer, pay, or cause the payment of, such Seller Obligation.

(c)                The obligations of WestRock under this Section 9.2 are absolute and unconditional, present and continuing, and shall not be affected, modified, impaired or prejudiced upon the happening from time to time of any one or more of the following events:

(i)                 the extension of time for payment of any amounts due or of the time for performance of any of the Seller Obligations;

(ii)               the modification or amendment (whether material or otherwise) of any of the Seller Obligations;

(iii)             the failure, omission, delay or lack on the part of any Buyer to enforce, ascertain or exercise any right, power or remedy under or pursuant to the terms of this Agreement or any other document contemplated by this Agreement;

(iv)             the fact that WestRock may at any time in the future dispose of all or any part of its interest in Seller; or

(v)               the bankruptcy, insolvency, winding up, dissolution, liquidation, administration, reorganization or other similar or dissimilar failure or financial disability of Seller.

(d)               WestRock irrevocably and absolutely waives any and all right of subrogation, contribution, indemnification, reimbursement or similar rights against Seller with respect to the guaranty provided in this Section 9.2, whether such rights arise under an express or implied Contract or by operation of Law, it being the intention of WestRock and Buyers that WestRock shall not be deemed to be a “creditor” (as defined in Section 101 of the U.S. Bankruptcy Code or any other applicable Law) of Seller by reason of the existence of this Agreement in the event that Seller becomes a debtor in any proceeding under the U.S. Bankruptcy Code or any other applicable Law. In addition, WestRock will not exercise any rights which it may acquire by way of subrogation under this guaranty by any payment made hereunder or otherwise, until all of the Seller Obligations shall have indefeasibly been paid or performed in full. If any amount shall be paid to WestRock on account of such subrogation rights at any time when all the Seller Obligations shall not have been indefeasibly paid or performed in full, such amount shall be held in trust for the benefit of Buyers and shall forthwith be paid to Buyers and applied to such liabilities and obligations, whether matured or unmatured.

ARTICLE 10
Definitions

Section 10.1        Certain Terms. The following terms have the respective meanings given to them below:

“Accounting Firm” has the meaning set forth in Section 1.3(c)(iv).

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“Accounting Principles” means GAAP, consistently applied and, to the extent they are in accordance with GAAP, using the same accounting methods, historical policies, practices, principles and procedures (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) as were used in the preparation of the Financial Statements as at the Balance Sheet Date delivered to Buyers prior to the date hereof.

“Accrued Vacation Days” has the meaning set forth in Section 4.4(l).

“Acquired Competing Business” means any Competing Business acquired by WestRock or any of its Subsidiaries in compliance with clause (i) or (ii) of the first proviso of Section 4.19(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Commitment Letter” has the meaning set forth in Section 4.8(c).

“Alternative Financing” has the meaning set forth in Section 4.8(c).

“Alternative Financing Agreement” has the meaning set forth in Section 4.8(c).

“Ancillary Agreements” means the Transition Services Agreement and any other agreement, document or certificate to be entered into by Buyers and Seller (or an Affiliate thereof) in connection with the transactions contemplated by this Agreement.

“Anticorruption Laws” has the meaning set forth in Section 2.13(c).

“Applicable Rate” means the London interbank offered rate (expressed as a rate per annum) published in The Wall Street Journal for each of the days in the applicable period plus 2%.

“Assumed Benefit Plan” means any Benefit Plan (or portion thereof): (a) that is maintained or sponsored by any of the Transferred Entities; or (b) for which liabilities or assets transfer to Buyers or their respective Affiliates under applicable Law (or pursuant to the transfer of the Shares) or any Labor Contract as a result of the transactions contemplated by this Agreement.

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“Assumed Debt” means: (a) the aggregate amount outstanding as of immediately prior to the Closing under that certain Indebtedness indicated as “Assumed Debt” in Section 2.6(c)(i) of the Seller Disclosure Letter; and (b) that certain Indebtedness incurred after the date hereof solely as permitted under, and in compliance with, this Agreement, indicated as “Assumed Debt” in the Closing Statement.

“Assumed Payments” has the meaning set forth in Section 4.4(h).

“Balance Sheet Date” has the meaning set forth in Section 2.6(a).

“Bank Account Balances” has the meaning set forth in Section 4.24.

“Base True-Up Amount” means $(16,957,326), which amount represents the True-Up Amount as of the Balance Sheet Date.

“Benefit Plans” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject thereto) and each other benefit plan, program or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, retention, stock option or other stock related rights or other form of incentive compensation, deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) and other employee benefit arrangements, policies or practices: (a) that is sponsored, contributed to or maintained by Seller or any of its Affiliates, to which Seller or any of its Affiliates is obligated to contribute or with respect to which Seller or any of its Affiliates has any liability, contingent or otherwise, in each case, in which any current or, for the purposes of the definition of Assumed Benefit Plan only, former Business Employee is entitled to participate or to which he is a party; or (b) with respect to which any Transferred Entity has any liability, contingent or otherwise, and, excluding any plan, program, contract or arrangement required by applicable Law (e.g., government mandated severance plans).

“Benefits Continuation Period” has the meaning set forth in Section 4.4(g).

“Bulletin 7” means the Tax notice issued by the PRC State Administration of Taxation titled the “State Administration of Taxation's Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises” (State Administration of Taxation Bulletin [2015] No. 7), as the same may be amended or supplemented from time to time, including any similar or replacement law on the Tax treatment of the offshore indirect transfer of any China Taxable Property and including any applicable laws in the PRC against the avoidance of PRC Tax.

“Business” means the manufacture and sale of dispensing solutions primarily for the home care, lawn and garden, beauty and personal care and healthcare end markets as presently conducted by the Transferred Entities.

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“Business Day” means any day that is not: (a) a Saturday; (b) a Sunday; or (c) any other day on which commercial banks are authorized or required by law to be closed in the City of New York or Atlanta, Georgia.

“Business Employee” means: (a) each employee of Seller and its Affiliates (other than the Transferred Entities) who is primarily dedicated to the operation of the Business and set forth in Section 4.4(c) of the Seller Disclosure Letter; or (b) each employee of each Transferred Entity whose employment will transfer to any Buyer or one of its Affiliates on the Closing Date pursuant to the transfer of the Shares to Buyers as a result of the Transferred Entities becoming Affiliates of Buyers, including for purposes of clauses (a) and (b) each such employee who as of the Closing Date is on an approved leave of absence (including medical leave, military leave, workers compensation leave and short-term or long-term disability) or vacation or as to whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or applicable Law.

“Buyer” or “Buyers” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.2(a).

“Buyer Obligation” or “Buyer Obligations” has the meaning set forth in Section 9.1(a).

“Buyer Purchase Price Calculations” has the meaning set forth in Section 1.3(c)(i).

“Buyer Termination Fee” has the meaning set forth in Section 7.3(a).

“Buyer’s Defined Benefit Plan” has the meaning set forth in Section 4.4(p).

“Calculation Time” shall mean 11:59 p.m., New York City time, on the day immediately prior to the Closing Date.

“Calmar SPA” means that certain Stock Purchase Agreement dated as of April 27, 2006 by and among Seller, Saint-Gobain Corporation, Saint-Gobain Delaware Corporation (now known as WestRock Dispensing Systems, Inc.), and the other parties named as sellers therein.

“Calmar SPA Indemnity Claim” has the meaning set forth in Section 4.26.

“Cap” has the meaning set forth in Section 8.2(b).

“Capital Leases” has the meaning set forth in the definition of “Indebtedness.”

“Cash” shall mean, as of any specified time, with respect to the Transferred Entities, all cash, cash equivalents and marketable securities, in accordance with GAAP.

“Cash Notice” has the meaning set forth in Section 4.24.

“China Transferred Entity” has the meaning set forth in Section 4.24(d).

“City of Industry Liabilities” shall have the meaning set forth in Section 1.01(a) of the Calmar SPA.

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“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Indebtedness” means the consolidated Indebtedness of the Transferred Entities as of the Calculation Time.

“Closing Date Net Working Capital” means the Net Working Capital as of the Calculation Time.

“Closing Statement” has the meaning set forth in Section 1.3(c)(i).

“Closing True-Up Amount” means, the True-Up Amount, as calculated by Buyers pursuant to Section 1.3(d) but also including the line items shown in Exhibit B for “Prepaid Income Taxes” and “Income Taxes Payable,” which were not included in the calculation of the Base True-Up Amount, based on the consolidated balance sheets for the Transferred Entities as of the Calculation Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined HH&B Group” means the combination of the Transferred Entities.

“Commercial Software” means commercially available off-the-shelf Software licensed to the public generally pursuant to a non-exclusive license agreement, including subscription based agreements.

“Company” or “Companies” has the meaning set forth in the Recitals.

“Company Allocation Schedule” has the meaning set forth in Section 1.5.

“Competing Business” has the meaning set forth in Section 4.19(a).

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Antitrust Authority regarding pre-acquisition notifications for the purpose of competition reviews), the Sherman Act, the Clayton Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, to the extent related to a Transferred Entity or the Business; provided, that the term “Confidential Information” shall not include: (a) information that is generally known or available to the public through no action or omission on the part of the disclosing party at the time of disclosure; (b) information developed after the Restricted Period by Seller or any of its Affiliates independently and without knowledge of, reference to or use of the Confidential Information; (c) information developed by any Acquired Competing Business independently and without knowledge of, reference to or use of the Confidential Information; or (d) information that is received after the Closing by Seller or any of its Affiliates from a thirty party, which thirty party is not known by Seller or any of its Affiliates to be bound by any obligation of confidentiality.

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“Confidentiality Agreement” has the meaning set forth in Section 4.2(c).

“Consolidated or Combined Return” means any Tax Return that is filed or required to be filed and that includes any Transferred Entity, on the one hand, and Seller or any of its Affiliates, excluding any of the Transferred Entities, on the other hand.

“Contract” means any written agreement, license, contract, arrangement, understanding, obligation, lease or commitment to which a party is bound (including any and all amendments and supplements thereto).

“Controlled Group Liabilities” means any and all liabilities of Seller and its Affiliates, including, for liabilities related to periods ending on or prior to the Closing with respect to the Transferred Entities: (a) under Title IV of ERISA, including any withdrawal liability to a Multiemployer Plan related to events on or prior to the Closing Date, regardless of when such withdrawal liability is assessed; (b) under Section 302 of ERISA; (c) under Sections 412 and 4917 of the Code; (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; and (e) other than with respect to Assumed Benefit Plans, under corresponding or similar provisions of foreign Law related to defined benefit pension plan funding requirements or post-termination medical insurance plan coverage.

“Covered Claim” has the meaning set forth in Section 8.4(a).

“Debt Commitment Letter” has the meaning set forth in Section 3.4(a).

“Debt Financing” has the meaning set forth in Section 3.4(a).

“Debt Financing Agreements” has the meaning set forth in Section 4.8(a).

“Deed of Transfer” means the notarial instrument of transfer of the Shares (as relevant), substantially in the forms set forth in Schedule E.

“Directive” has the meaning set forth in Section 4.4(q).

“Draft Profit Pooling Accounts” has the meaning set forth in Section 4.25(b).

“Employee List” has the meaning set forth in Section 2.15(a).

“Employee Representatives” has the meaning set forth in Section 4.4(r).

“End Date” has the meaning set forth in Section 7.1(b)(i).

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“Enterprise Value” means One Billion Twenty-Five Million Dollars ($1,025,000,000).

“Environmental Law” means all Laws in effect as of the Closing Date concerning pollution or protection of the environment, natural resources or human health as it relates to exposure to Hazardous Substances.

“Environmental Permits” has the meaning set forth in Section 2.14(a)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that would be treated together with any other Person as a “single employer” within the meaning of Section 414 of the Code or 4001(b)(1) of ERISA.

“Estimated Cash Balance” has the meaning set forth in Section 4.24(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.3(b).

“Estimated Purchase Price” has the meaning set forth in Section 1.3(b).

“Estimated Purchase Price Calculations” has the meaning set forth in Section 1.3(b).

“European Transferred Entities” means the Transferred Entities that are organized under the laws of any jurisdiction in Europe.

“Eversheds” has the meaning set forth in Section 11.14.

“Excluded HR Liabilities” has the meaning set forth in Section 4.4(n)(ii).

“Fee Letters” has the meaning set forth in Section 3.4(a).

“Final Closing Date Indebtedness” means: (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Indebtedness set forth in the Closing Statement; or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Indebtedness, as agreed by Seller and Buyers pursuant to Section 1.3(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.3(c)(iii).

“Final Closing True-Up Amount” means: (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Closing True-Up Amount set forth in the Closing Statement; or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Closing True-Up Amount, as agreed by Seller and Buyers pursuant to Section 1.3(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.3(c)(iii).

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“Final Net Working Capital Adjustment Amount” means: (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Net Working Capital Adjustment Amount set forth in the Closing Statement; or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Net Working Capital Adjustment Amount, as agreed by Seller and Buyers pursuant to Section 1.3(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.3(c)(iii); provided, in each cause under clause (a) or (b) of this definition, that, if the Net Working Capital Adjustment Amount results from a Closing Date Net Working Capital that is greater than $129,000,000, such Final Net Working Capital Adjustment Amount will be deemed to be a positive number for purposes of calculating the Final Purchase Price under this Agreement, and, if the Net Working Capital Adjustment Amount results from a Closing Date Net Working Capital that is less than $125,000,000, such Final Net Working Capital Adjustment Amount will be deemed to be a negative number for purposes of calculating the Final Purchase Price under this Agreement; and it being understood that if the Closing Date Net Working Capital is equal to or greater than $125,000,000 but less than or equal to $129,000,000, then the Net Working Capital Adjustment Amount shall be $0.

“Final Purchase Price” has the meaning set forth in Section 1.3(a).

“Final True-Up Adjustment Amount” means: (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the True-Up Adjustment Amount set forth in the Closing Statement; or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the True-Up Adjustment Amount, as agreed by Seller and Buyers pursuant to Section 1.3(c)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.3(c)(iii).

“Financial Statements” has the meaning set forth in Section 2.6(a).

“Financing Failure” means the proceeds of the Debt Financing (or the Alternative Financing, if applicable) are not available to Buyers on the terms set forth, as of the date of termination of this Agreement, in the Debt Commitment Letter (or Alternative Commitment Letter, if applicable).

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or Alternative Financing in connection with the transactions contemplated hereby (including the Lenders and any other parties named in the Debt Commitment Letter and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto), in all such cases, together with their Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the Debt Financing or Alternative Financing and their successors and assigns.

“Fiscal Years” has the meaning set forth in Section 5.6.

“Flow-Thru Entity” means: (a) any entity, plan or arrangement that is treated for Income Tax purposes as a partnership; (b) a “controlled foreign corporation” within the meaning of Section 957 of the Code; or (c) a “passive foreign investment corporation” within the meaning of Section 1297 of the Code.

“Forward-Looking Statements” has the meaning set forth in Section 11.13.

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“Fundamental Representations” means Section 2.1 (Organization and Power), Section 2.2 (Authorization), Section 2.3(a) and Section 2.3 (b) (Non-Contravention) Section 2.4 (Capitalization; Title to Shares), Section 2.5 (Ownership Interests), Section 3.1 (Organization and Power), Section 3.2 (Authorization) and Section 3.3(a) and Section 3.3(b) (Non-Contravention).

“GAAP” has the meaning set forth in Section 2.6(a).

“German Fiscal Unit Tax Matters” has the meaning set forth in Section 4.25(g).

“German Selling Entity” means WestRock Packing Systems Germany GmbH.

“German Transferred Entity” means WestRock Dispensing Systems Hemer GmbH.

“Governmental Antitrust Authority” means any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Authority” means any United States or foreign: (a) federal, state, local, municipal or other government; (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal.

“Hazardous Substance” means any substance that is listed, classified or regulated as a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning or effect under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Inactive Employee” has the meaning set forth in Section 4.4(c).

“Income Tax” means any Tax on or measured in whole or in part by net or gross income, gains or profits, including franchise Taxes.

“Indebtedness” means, with respect to the Transferred Entities as of any specified time, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans, advances, or interest rate derivative or hedging transactions (including any unpaid principal, premium and accrued and unpaid interest), but for the purposes of Section 1.3 with respect to hedging transactions, only interest rate hedging transactions; (b) letters of credit, issued for the account of the Transferred Entities, but for the purposes of Section 1.3, only to the extent drawn at such time; (c) obligations under leases required in accordance with GAAP to be recorded as capital leases (“Capital Leases”); (d) all indebtedness of any other Persons which is directly or indirectly guaranteed by the Transferred Entities, but for the purposes of Section 1.3, only to the extent a payment demand by the beneficiary of such guarantee is pending thereunder at such time; and (e) all accrued interest, prepayment premiums, make-whole payments, termination or breakage costs or penalties and all fees and other expenses on the foregoing due or to be due as a result of the payment on the Closing Date by Buyers of the foregoing pursuant to Section 1.2; provided, that Indebtedness shall include all Assumed Debt, but shall not include (x) any intercompany payables or loans among the Transferred Entities, (y) amounts outstanding under arrangements settled or terminated pursuant to Section 4.13 or (z) any amounts outstanding under the Wuxi Intercompany Loan (which shall not be settled or terminated pursuant to Section 4.13 and which shall remain outstanding following the Closing in accordance with its terms and as contemplated by Schedule 10.1 under the heading Non-Employee Transfers, China).

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“Indemnification Deductible” has the meaning set forth in Section 8.2(a).

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnified Taxes” means, without duplication, any of the following Taxes, in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a Tax Sharing Agreement entered (or assumed) by the Transferred Entities on or prior to the Closing Date, in connection with the filing of a Tax Return, as a result of an assessment or adjustment by any Governmental Authority, by means of withholding, or for any other reason and whether disputed or not:

(a)       All Taxes of the Transferred Entities or any Transferred Entity Affiliated Group (other than Transfer Taxes (which are governed by Section 5.7)) for any Pre-Closing Tax Period;

(b)       All Taxes for which any Transferred Entity is liable (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Laws) as a result of, prior to the Closing, being a member of (or leaving) an Affiliated Group (other than Taxes of a Transferred Entity Affiliated Group);

(c)       All Taxes resulting from a breach of a covenant or other agreement of Seller contained in this Agreement (including Article 5);

(d)       Seller’s allocable share of Transfer Taxes as determined pursuant to Section 5.7;

(e)       All Taxes resulting from the Restructuring Transactions; and

(f)       All Taxes imposed as a result of any loss, reduction, disallowance or unavailability (in whole or in part) of any refund (whether as cash or a credit or offset against Taxes otherwise payable) that: (i) was received by any Transferred Entity on or before the Closing Date; (ii) was included in the computation of the Final Closing True-Up Amount; or (iii) gave rise to a payment to, or for the benefit of, Seller under Section 5.3;

provided, however, that in no event shall Indemnified Taxes include any Taxes to the extent such Taxes: (1) are included in the computation of the Final Closing True-Up Amount, as finally determined; or (2)  result from an action taken or not taken by Buyers, their Affiliates or any Buyer Indemnitee after Closing that is prohibited by this Agreement.

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“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“India Approvals” means all licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of all Governmental Authorities necessary: (a) to consummate the India Entity Contribution; (b) for the India Entity to conduct its business consistent with how the Business conducted its business in India prior to the date hereof; and (c) for the sale of the India Shares to the applicable Buyer pursuant to this Agreement.

“India Entity” has the meaning set forth in the Recitals.

“India Entity Assets” has the meaning set forth in Section 4.21.

“India Entity Contribution” has the meaning set forth in the Recitals.

“India Shares” has the meaning set forth in Section 1.6(a).

“Intellectual Property” means all worldwide intellectual property rights, including patents, trademarks, service marks, trade dress, trade names, trade secrets, inventions, invention disclosures, and know-how; all applications and registrations for any of the foregoing, and all goodwill and all moral rights associated with any of the foregoing; and Software and domain names.

“International Transferee List” has the meaning set forth in Section 2.15(b).

“IP License Agreements” has the meaning set forth in Section 2.11.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” means, as of the date of this Agreement, the actual knowledge, without independent investigation (and shall in no event encompass constructively imputed or similar concepts of knowledge), of the following individuals: Kevin Clark, John Ferro, Christopher Flater, Andrea Gualdi, John Taylor, Devin Jensen (with respect to Section 2.9 and Section 2.11 only), Nina Butler (with respect to Section 2.14 only), and Kristi Tedrow (with respect to Section 2.16 only).

“Labor Contracts” has the meaning set forth in Section 4.4(m).

“Law” means a law, statute, order, ordinance, rule, regulation, judgment, injunction, order or decree of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 2.10(b).

“Lenders” has the meaning set forth in Section 3.4(a).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease or encumbrance.

“Listed Seller Contracts” has the meaning set forth in Section 4.3(f).

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“Litigation” means any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” means any and all damages, liabilities, losses, obligations, claims of any kind, interest and expenses (including reasonable fees and expenses of attorneys).

“Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse change in, or effect on: (a) the ability of Seller to perform its obligations under this Agreement and to consummate the transactions contemplated hereby; or (b) the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Transferred Entities, taken as a whole; provided that, for purposes of clause (b) above, any such change, effect, event or occurrence resulting from any of the following shall not be considered when determining whether a Material Adverse Effect has occurred: (i) general economic conditions affecting the economy or credit, capital and financial markets in the United States or elsewhere in the world, including changes in interest or exchange rates; (ii) any change in the industry in which the Business operates; (iii) any change in Laws or GAAP, or the enforcement or interpretation thereof; (iv) general political conditions, including hostilities, acts of war (whether declared or undeclared), sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing; (v) any change resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, including any such change relating to the identity of, or facts and circumstances relating to, Buyers and including any actions taken or threatened by any Transferred Entity’s customers, suppliers, distributors, employees or other personnel or others having relationships with a Transferred Entity; (vi) any action taken by Buyers and any of their respective Affiliates, agents or representatives; (vii) any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event; (viii) any actions required to be taken or omitted pursuant to this Agreement or the Ancillary Agreements or taken with Buyers’ consent or not taken because Buyers withheld, delayed or conditioned its consent; or (ix) the failure of the Business to achieve any financial projections or forecasts or revenue or earnings predictions (it being understood that for purposes of this clause (viii), the changes or effects giving rise to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (x) events or occurrences specifically disclosed in the Seller Disclosure Letter, solely as and to the extent so described therein, and in each case only taking into account supplements to the Seller Disclosure Letter which have been permitted and made to the Seller Disclosure Letter with Buyers’ acceptance in accordance with Section 4.15; or (xi) any adverse change in or effect on the Business of the Transferred Entities that is cured prior to the Closing; provided, however, that any change or effect referred to in clauses (i), (ii), (iii), (iv) or (vii) immediately above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event or occurrence has a materially disproportionate effect on the Transferred Entities relative to other companies in the industries or markets in which the Transferred Entities operate.

“Material Contracts” has the meaning set forth in Section 2.9(a).

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“Minimum Reasonable Cost” shall mean the lowest reasonable cost of satisfying standards of compliance with applicable Environmental Laws arising from or relating to a Remedial Action for which the Minimum Reasonable Cost is then being determined, using and applying risk-based cleanup criteria for non- residential use with respect to the Real Property and shall reflect only such costs that would be incurred by a Person exercising commercially reasonable business judgment under similar circumstances to perform a Remedial Action if that Person did not have rights to indemnification from another Person.

“Multi-party Contract Consent” has the meaning set forth in Section 4.3(e).

“Multi-party Contracts” means contracts with customers and suppliers of Transferred Entities that also include as a party Seller and/or an Affiliate of Seller (other than a Transferred Entity).

“Multiemployer Plan” means a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA, with respect to which Seller, a Transferred Entity or any of their respective ERISA Affiliates has any liability, contingent or otherwise.

“MW CIC Plan” means the MeadWestvaco Corporation Change of Control Severance Pay Plan for Salaried and Non-Union Hourly Employees (effective November 1, 2003, as amended June 22, 2015).

“MWV Delaware” has the meaning set forth in the Preamble.

“Net Working Capital” means, with respect to the Transferred Entities and calculated in accordance with Section 1.3(d), the amount equal to: (a) the sum of: (i) accounts receivable; plus (ii) inventory; less (b) accounts payable (excluding Indebtedness and all liabilities relating to Income Taxes (whether current or deferred)).

“Net Working Capital Adjustment Amount” means (a) if the Closing Date Net Working Capital is less than $125,000,000, the amount by which such Closing Date Net Working Capital is less than $125,000,000 (in which case the Net Working Capital Adjustment Amount shall be deemed to be a negative number for purposes of calculating Final Purchase Price in each case under this Agreement), or (b) if the Closing Date Net Working Capital is greater than $129,000,000, the amount by which such Closing Date Net Working Capital is greater than $129,000,000 (in which case the Net Working Capital Adjustment Amount shall be deemed to be a positive number for purposes of calculating Final Purchase Price in each case under this Agreement); it being understood that if the Closing Date Net Working Capital is equal to or greater than $125,000,000 but less than or equal to $129,000,000, then the Net Working Capital Adjustment Amount shall be $0.

“Netherlands Buyer” has the meaning set forth in the Preamble.

“New Employment Agreements” has the meaning set forth in the Recitals.

“Non-U.S. Benefit Plans” shall mean each Benefit Plan that covers current or former Business Employees primarily based outside of the United States or with respect to which any Transferred Entity has any liability, contingent or otherwise, as it relates to any individual outside of the United States, and, excluding any plan, program, contract or arrangement required by applicable Law (e.g., government mandated severance plans).

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“Non-Transferred Entity Employee” has the meaning set forth in Section 4.4(e).

“Notary” shall mean the notary (or such notary’s substitute) appointed for the purposes of and who shall be required to approve the Deeds of Transfer.

“OFAC Laws” has the meaning set forth in Section 2.13(d).

“Offer Employee” has the meaning set forth in Section 4.4(c).

“Orders” has the meaning set forth in Section 2.12.

“Ordinary Course Tax Sharing Agreement” means any Tax Sharing Agreement entered into in the ordinary course of business that is not primarily related to Taxes but which typically includes in that type of contract Tax sharing responsibilities (such as paying real estate Taxes in leases or grossing up for withholding Taxes in a credit agreement).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, deed of incorporation, articles of association, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” has the meaning set forth in Section 2.11.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Transferred Entities.

“Parent Insurances” has the meaning set forth in Section 4.7(a).

“Parent Occurrence Policy” has the meaning set forth in Section 4.7(a).

“PBGC” has the meaning set forth in Section 2.16(g).

“Per Claim Threshold” has the meaning set forth in Section 8.2(a).

“Permits” has the meaning set forth in Section 2.13(b).

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“Permitted Liens” means: (a) Liens for Taxes, assessments or other governmental charges not yet due and payable or due and payable but not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, in each case, for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other Liens arising or incurred in the ordinary course of business or in connection with construction contracts for amounts that are not yet delinquent or are being contested in good faith and subject to adequate reserves being established therefor in accordance with GAAP; (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Real Property, and which do not, individually or in the aggregate, materially interfere with the value, occupancy or use of the Real Property; (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the Real Property, and which do not, individually or in the aggregate, materially interfere with the value, occupancy or use of the Real Property; (e) all matters disclosed in the Seller Disclosure Letter; (f) any state of facts which an accurate survey or inspection of the Real Property would disclose, provided the same do not, individually or in the aggregate, materially interfere with the value, occupancy or use of the Real Property; (g) title exceptions disclosed by any title insurance commitment or title insurance policy for any such Real Property issued by a title company and delivered or otherwise made available to Buyers prior to the date hereof, and which do not, individually or in the aggregate, materially interfere with the value, occupancy or use of the Real Property; (h) statutory Liens in favor of lessors arising in connection with any property leased to any Transferred Entity; (i) other encumbrances, defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not, individually or in the aggregate, materially impair the present value, use or occupancy of the Real Property; (j) Liens granted to any lender at the Closing in connection with any financing by Buyers of the transactions contemplated hereby; and (k) Liens that do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the Business of the Transferred Entities or materially interfere with the use thereof as currently used by the Transferred Entities.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization (whether or not a legal entity), including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, that results from operations of any Transferred Entity (other than a Transferred Entity that is a member of an Affiliated Group for U.S. federal or state income Tax purposes) on the Closing Date and subsequent to the Closing shall be deemed to occur, and all Taxes attributable thereto shall be deemed to be incurred, in and for a Post-Closing Tax Period and shall be so reported by the Buyers for all Tax purposes.

“Post-Closing Tax Representation” means the representations and warranties set forth in Section 2.17(c), (d), (e), (h), (i), (k), (n) and (o).

“PRC Tax” means any Tax imposed, assessed, due or otherwise payable to the PRC State Administration of Taxation or any other Governmental Authority of the People’s Republic of China (including any political subdivision or an agency or instrumentality thereof).

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“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date; provided, that results from operations of any Transferred Entity (other than a Transferred Entity that is a member of an Affiliated Group for U.S. federal or state income Tax purposes) on the Closing Date and subsequent to the Closing shall be deemed to occur, and all Taxes attributable thereto shall be deemed to be incurred, in and for a Post-Closing Tax Period and shall be so reported by the Buyers for all Tax purposes.

“Pre-Transfer Time Workers’ Compensation Claims” has the meaning set forth in Section 4.12.

“Profit Pooling Accounts” means the Draft Profit Pooling Accounts as the same shall become final and binding in accordance with the procedures set forth in Section 4.25(c).

“Profit Pooling Agreement” has the meaning set forth in Section 4.25(a).

“Profit Pooling Deduction Amount” has the meaning set forth in Section 4.25(e)(i).

“Profit Pooling Increase Amount” has the meaning set forth in Section 4.25(e)(ii).

“Profit Pooling Payment Date” has the meaning set forth in Section 4.25(e).

“Profit Pooling Period” has the meaning set forth in Section 4.25(b).

“PT Purchase Agreement” has the meaning set forth in Section 6.2(o).

“Purchase Price Dispute Notice” has the meaning set forth in Section 1.3(c)(iii).

“Qualified Termination” has the meaning set forth in Section 7.3(a).

“R&H” has the meaning set forth in Section 11.14.

“R&W Insurance Policy” means the buyer-side representations and warranties insurance policies to be issued by Concord Specialty Risk, as the primary insurer, and the excess insurers pursuant to the conditional binders therefor, dated the date hereof, executed by such insurers, copies of which has been delivered to Seller.

“R&W Insurance Policy Costs” means the premium, premium taxes, underwriting fees and other charges, fees or expenses of the underwriter(s) in respect of the R&W Insurance Policy (including attorneys’ fees and expenses of the broker’s counsel and the R&W Insurance Policy carrier’s counsel).

“Real Property” means the Owned Real Property and any leased real property of any Transferred Entity.

“Real Property Lease” or “Real Property Leases” has the meaning set forth in Section 2.10(b).

“Refusal Employee” means any Offer Employee or Business Employee who has refused to accept an offer of employment from (or to commence employment with), or objected to the automatic transfer of employment to, a Buyer or its Affiliates (including the Transferred Entities).

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“Release” shall mean any spill, leak, pumping, pouring, emission, emptying, discharge, dumping, injection, escape, leaching, disposal or other release into the Environment of any Hazardous Substance.

“Remedial Action” shall mean any response, investigation, removal, cleanup, treatment, disposal, restoration, reuse, storage, confinement, neutralization, recycling, containment, remediation, monitoring, sampling or other action to address or remedy any Release or threatened Release or to prevent a Release or threatened Release.

“Required Governmental Approvals” means: (a) any required filings, consents and approvals pursuant to the HSR Act; and (b) any required filings with, or consents or approvals of, the Governmental Authorities set forth on Schedule D.

“Required Financial Information” means: (a) the Financial Statements; (b) an unaudited balance sheet, statement of income and statement of cash flows (and related notes) of the Combined HH&B Group for each fiscal quarter ending after September 30, 2016 and greater than thirty-five (35) days prior to the Closing Date, together with a comparison to the statement of income and statement of cash flows for the same period of the prior fiscal year and the balance sheet as of the prior quarter’s end, in each case, prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and on a carve-out basis consistent with the Financial Statements; and (c) financial and other information regarding the Transferred Entities required in order for Buyers and their respective Affiliates to complete and deliver a customary confidential information memorandum (other than the portions thereof customarily provided by financing or other sources) to syndicate the Debt Financing under the Debt Commitment Letter, as reasonably requested by Buyers and their respective Affiliates or its financing sources in connection with the Debt Financing, including furnishing information with respect to the Transferred Entities reasonably required for the preparation by Buyers and their respective Affiliates of: (i) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Silgan as of and for: (A) the twelve (12)-month period ending December 31, 2016; and (B) the twelve (12)-month period ending on the last day of the most recently completed four-fiscal quarter period of Silgan ended on the last day of a fiscal quarter that is at least thirty-five (35) days prior to the Closing Date for which financial statements are available, in each case prepared after giving effect to the transactions contemplated hereby and the Debt Financing as if such transactions and the Debt Financing had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income), provided, that Buyers shall be responsible to provide information relating to the proposed debt and equity capitalization; and (ii) materials for rating agency presentations for the Debt Financing, including business and financial projections reasonably requested by Buyers in connection with the Debt Financing.

“Restricted Period” has the meaning set forth in Section 4.19(a).

“Restructuring Transactions” means the internal restructuring carve-out activities and other transactions described on Schedule 10.1.

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“Retained Funds” has the meaning set forth in Section 4.24.

“Retained Funds Purchase Price” has the meaning set forth in Section 4.24.

“Returned Funds” has the meaning set forth in Section 4.24.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Affiliated Group” means any Affiliated Group that has any of the Selling Entities as its common parent.

“Seller Contracts” means all Contracts, other than any Multi-party Contracts, currently in the name of any Seller or any of its Affiliates (other than Transferred Entities) that are: (a) leases of real property or personal property used solely by Transferred Entities; (b) supplier Contracts solely on behalf of the Business of the Transferred Entities; (c) customer Contracts solely on behalf of the Business of the Transferred Entities; or (d) any other Contracts used solely in connection with the Business of the Transferred Entities.

“Seller Credit Support” has the meaning set forth in Section 4.11(c).

“Seller Designated Account(s)” has the meaning set forth in Section 1.2(b).

“Seller Disclosure Letter” means the letter, dated as of the date hereof, delivered by Seller to Buyers prior to the execution of this Agreement and identified as the Seller Disclosure Letter.

“Seller Guarantees” has the meaning set forth in Section 4.11(b).

“Seller Indemnitees” has the meaning set forth in Section 8.3(a).

“Seller Letters of Credit” has the meaning set forth in Section 4.11(a).

“Seller Marks” means: (a) all trademarks, service marks, trade dress, tradenames, domain names, logos, website designs, social media user names and other identifiers of source or origin: (i) containing or incorporating the words “WestRock,” “WRK,” “MeadWestvaco,” “MWV” or “Mead;” or (ii) owned by Seller or any of its Affiliates (excluding the Transferred Entities) and used in connection with the Business as of the Closing; (b) variations or acronyms of any of the foregoing that are confusingly similar thereto or dilutive of any of the foregoing, including all registrations and applications for registration of any of the foregoing and any name, mark or other identifier confusingly similar thereto or dilutive thereof; and (c) goodwill connected with the use of, or symbolized by, any of the foregoing.

“Seller Obligation” or “Seller Obligations” has the meaning set forth in Section 9.2(a).

“Seller Prepared Returns” has the meaning set forth in Section 5.4(a).

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“Seller Software” means all Software owned by or licensed to Seller or any of its Affiliates other than any such Software that is: (a) owned by or licensed exclusively to any of the Transferred Entities; (b) licensed to any of the Transferred Entities and used primarily in the Business (as opposed to by Seller and its Affiliates (other than the Transferred Entities), but excluding any such Software that any Transferred Entity does not directly license but has the right to use or may be deemed to have licensed as consequence of such Transferred Entity being a Subsidiary of Seller or any of its Affiliates (other than any Transferred Entity); or (c) used exclusively in the Business by the Transferred Entities.

“Sell-Side Party” has meaning set forth in Section 11.14.

“Selling Entity” or “Selling Entities” has the meaning set forth in the Recitals.

“Selling Subsidiary” or “Selling Subsidiaries” has the meaning set forth in the Recitals.

“Shares” has the meaning set forth in the Recitals.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Short-Term Incentive Amounts” has the meaning set forth in Section 4.4(h).

“Silgan” has the meaning set forth in the Preamble.

“Software” means computer software and databases, together with, as applicable, object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Solvent” has the meaning set forth in Section 3.6.

“Spain Buyer” has the meaning set forth in the Preamble.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests: (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; or (b) representing more than fifty percent of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Supplemental Disclosure Matter” has the meaning set forth in Section 4.15(a).

“Survival Period Termination Date” has the meaning set forth in Section 8.1.

“Tax” means any federal, state, local or foreign net income, gross income, capital gains, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, net receipts, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated, leasing, lease, natural resources, gaming, goods and services, fuel, interest equalization, recording, turnover, unclaimed or abandoned property or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

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“Tax Accountant” has the meaning set forth in Section 5.4(d).

“Tax Matters” has the meaning set forth in Section 5.5(a).

“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, form, claim for refund or information return, including any schedule or attachment thereto, and any amendment to any of the foregoing relating to Taxes filed, or required under applicable Law to be filed with, any Governmental Authority.

“Tax Sharing Agreement” means any agreement including any provision pursuant to which a Transferred Entity is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.

“Territory” means worldwide.

“Third-Party Claim” has the meaning set forth in Section 8.5(b).

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transaction Expenses” means the aggregate amount of: (a) fees and expenses of legal counsel, investment bankers, accountants and other advisors, incurred by any Transferred Entity prior to the Closing in connection with this Agreement and the consummation of the transactions contemplated hereby that remain unpaid as of the Calculation Time and are payable by any Transferred Entity at or after the Closing; (b) any bonuses, any success fees, any severance payments (other than any severance payments to be borne by Buyers pursuant to the second and last sentences of Section 4.4(f) of this Agreement and pursuant to Section 4.4(g) and Section 4.4(j) of this Agreement), any change of control payments and any other amounts payable to any Person by any Transferred Entity as a result of the consummation of the transactions contemplated by this Agreement (and all related employment Taxes incurred by a Transferred Entity with respect to the items in this clause (b)); and (c) 50% of all Transfer Taxes in excess of the first $1,500,000 of Transfer Taxes, if any; in each case it being understood that Transaction Expenses shall not include any amount: (i) included in the definition of Indebtedness (whether such amount is repaid at the Closing pursuant to Section 1.2(c) or treated as Assumed Debt); (ii) included in the calculation of the Closing Date Net Working Capital or the Closing True-Up Amount; or (iii) in respect of commitments made by Buyers or any of their respective Affiliates (including the Debt Financing).

“Transfer Regulations” has the meaning set forth in Section 4.4(q).

“Transfer Taxes” has the meaning set forth in Section 5.7.

“Transfer Time” has the meaning set forth in Section 4.4(c).

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“Transferred Employee” means each Business Employee who, as of the Closing Date (or, if applicable, such later date that such employee commences employment with any Buyer or one of its Affiliates pursuant to Section 4.4), becomes an employee of any Buyer or one of its Affiliates whether by operation of Law, pursuant to the transfer of any of the Shares to any Buyer or by acceptance of any Buyer’s or one of its Affiliates’ offer of employment pursuant to Section 4.4.

“Transferred Entity” or “Transferred Entities” has the meaning set forth in the Recitals.

“Transferred Entity Affiliated Group” means any Affiliated Group that has any of the Transferred Entities as its common parent.

“Transferred Entity Securities” has the meaning set forth in Section 2.4(b).

“Transferred Entity Tax Matter” has the meaning set forth in Section 5.5(b).

“Transferred HR Liabilities” has the meaning set forth in Section 4.4(n)(i).

“Transition Services Agreement” has the meaning set forth in Section 4.14.

“Treasury Regulations” means the regulations prescribed under the Code.

“True-Up Adjustment Amount” shall mean an amount (which may be a positive or negative number) equal to: (a) the Closing True-Up Amount; minus (b) the Base True-Up Amount.

“True-Up Amount” means, with respect to the Transferred Entities and in each case calculated in accordance with Section 1.3(d), the amount (which may be a positive or negative number) equal to: (a) other current assets (excluding Cash, Prepaid Income Taxes (as shown on Exhibit B) and any current assets included in the calculation of Closing Date Net Working Capital); less (b) the sum of: (i) accrued compensation and benefits; plus (ii) other current liabilities (excluding Income Taxes Payable (as shown on Exhibit B)); plus (iii) other long-term liabilities (in the case of each of clauses (i), (ii) and (iii) excluding Indebtedness, all liabilities relating to Income Taxes (whether current or deferred), all liabilities relating to U.S. and Canada group insurance, all liabilities relating to U.S. workers’ compensation claims, all liabilities relating to the WestRock Company Deferred Compensation Plan, the MeadWestvaco Corporation Deferred Income Plan and the WestRock Short-Term Incentive Plan and any liabilities included in the calculation of Closing Date Net Working Capital), with the terms “other current assets”, “accrued compensation and benefits”, “other current liabilities” and “other long-term liabilities” each referring to the respective line items on the balance sheet as at the Balance Sheet Date included in the Financial Statements.

“U.S. Buyer” has the meaning set forth in the Preamble.

“WARN” has the meaning set forth in Section 4.4(s).

“Washington Courthouse Bargaining Agreement” has the meaning set forth in Section 4.4(p).

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“WestRock” has the meaning set forth in the Preamble.

“WestRock Credit Facility” means that certain Credit Agreement, dated as of July 1, 2015, and amended as of July 1, 2016, by and among WestRock, WestRock Company of Canada Holdings Corp./Compagnie de Holdings WestRock du Canada Corp. (f/k/a RockTenn Company of Canada Holdings Corp./Compagnie de Holdings RockTenn du Canada Corp.), a Nova Scotia unlimited company, WestRock RKT Company (f/k/a Rock-Tenn Company), a Georgia corporation, and MWV Delaware (f/k/a MeadWestvaco Corporation), the lenders named therein and such other lenders that become parties thereto and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders and as Multicurrency Agent for the Lenders, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“WestRock Pension Plan” has the meaning set forth in Section 4.4(p).

“Workers’ Compensation Claims” means all liabilities relating to workers’ compensation or similar benefits or claims for occupational health and safety, occupational disease, or occupational injury or other claim relating to health, safety, disease or injury with respect to any Transferred Employee or any other Person who is or was employed by any Transferred Entity or any of their respective predecessors prior to the Closing, in each case to the extent such liabilities relate to their period of employment in the United States by any Transferred Entity or any of their respective predecessors.

“WRK” has the meaning set forth in the Recitals.

“Wuxi Intercompany Loan” means the loan from WestRock (China) Holdings Company Limited to the China Transferred Entity in the principal amount of approximately USD $6,300,000 made as part of the Restructuring Transactions as referenced in Schedule 10.1 under the heading Non-Employee Transfers, China.

Section 10.2        Interpretation and Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise provided herein, all monetary values stated herein are expressed in United States currency and all references to “dollars” or “$” will be deemed references to the lawful money of the United States. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. Any capitalized term used in any Exhibit or the Seller Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Buyers hereunder shall be a joint and several obligation of Buyers and the Transferred Entities and Buyers shall cause the Transferred Entities to comply with this obligation.

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ARTICLE 11
Miscellaneous

Section 11.1        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), Email (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

If to any Buyer or Silgan:

c/o Silgan Holdings Inc.

4 Landmark Square, Suite 400

Stamford, Connecticut 06901

Attention: Frank W. Hogan, III

Facsimile: 203-975-4598

Email: fhogan@silgan.com

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with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attention: Robert J. Rawn

Facsimile: 212-294-4700

Email: rrawn@winston.com

If to WestRock or Seller:

WestRock Company

504 Thrasher Street

Norcross, Georgia 30071

Attention: Chief Financial Officer

Facsimile: 770-263-3582

Email: ward.dickson@westrock.com

With a copy (which shall not constitute notice) to:

WestRock Company

504 Thrasher Street

Norcross, Georgia 30071

Attention: General Counsel

Facsimile: 678-291-7808

Email: bob.mcintosh@westrock.com

or such other address, Email or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 11.2        Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as otherwise expressly provided herein, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. Notwithstanding anything to the contrary contained herein, Section 7.4, Section 4.9, Section 7.3, this Section 11.2, Section 11.4, Section 11.5, Section 11.7, Section 11.9(c) and Section 11.10 (and any provision of this Agreement to the extent an amendment, modification, discharge or waiver of such provision would modify the substance of any of the foregoing provisions) may not be amended, modified, discharged or waived in a manner that impacts or is adverse in any respect to any Financing Source without the prior written consent of such Financing Source.

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Section 11.3        Expenses. Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses. Without limiting the foregoing, in the event that the transactions contemplated by this Agreement are consummated, Seller shall pay, or shall cause to be paid, all Transaction Expenses and shall promptly reimburse or indemnify fully the Buyer Indemnitees for all Transaction Expenses that have not been paid.

Section 11.4        Governing Law, Etc.

(a)                This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws. Each of the parties hereto submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in Wilmington, Delaware (or, if such court does not have subject matter jurisdiction over such action or proceeding, the federal courts of the United States of America located in the City of Wilmington in the State of Delaware), in any action or proceeding arising out of or relating to this Agreement, agrees that all claims under any theory of liability in respect of such action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.4, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(b)               The parties to this Agreement each hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action or cause of action: (i) arising under this Agreement; or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

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Section 11.5        Successors and Assigns. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns; provided that this Agreement and the Ancillary Agreements shall not be assigned by any party hereto (whether by operation of Law or otherwise), without the prior written consent of Buyers and Seller; provided, however, that Buyers (and their permitted assigns) may at any time without the prior written consent of Seller: (a) designate any other direct or indirect wholly-owned Subsidiaries of Silgan to have the right to purchase any of the Shares as a “Buyer” hereunder; or (b) assign, in whole or in part, their rights and obligations under this Agreement to one or more of its Affiliates or to any subsequent purchaser of the Transferred Entities or of any material portion of any of their respective assets. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.5 shall be void.

Section 11.6        Entire Agreement. This Agreement, the Seller Disclosure Letter, the Ancillary Agreements (when executed and delivered) and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the matters covered hereby and thereby and supersede all prior agreements, understandings and representations, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 11.7        Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.8        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.9        Specific Performance.

(a)                The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 11.4, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby agree not to assert, and hereby waive, in any action seeking injunctive relief or for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

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(b)               Notwithstanding anything to the contrary in this Agreement, including Section 11.9(a), it is agreed that Seller shall be entitled to specific performance of Buyers’ obligation to cause Buyers to consummate the transactions contemplated hereby (including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions set forth in this Agreement), only in the event that: (i) Buyers are required to complete the Closing pursuant to Section 1.2 (disregarding for this purpose any conditions in ARTICLE 6 that have not been satisfied as a result of any Buyer’s breach of this Agreement); (ii) the Debt Financing has been funded or will be funded by the date the Closing is required to have occurred pursuant to Section 1.2 (disregarding for this purpose any conditions in ARTICLE 6 that have not been satisfied as a result of any Buyer’s breach of this Agreement); (iii) any Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 (disregarding for this purpose any conditions in ARTICLE 6 that have not been satisfied as a result of such Buyer’s breach of this Agreement); and (iv) Seller has irrevocably confirmed that, if specific performance is granted and the Debt Financing is funded, then the Closing will occur. The parties have specifically bargained for the right to specific performance of the obligations hereunder in accordance with the terms and conditions of this Section 11.9, notwithstanding the potential for payment of the Buyer Termination Fee in the event of the termination of this Agreement in accordance with Section 7.3.

(c)                Each party further agrees that: (i) by seeking the remedies provided for in this Section 11.9, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement or in the event that the remedies provided for in this Section 11.9 are not available or otherwise are not granted; and (ii) nothing set forth in this Section 11.9 shall require any party hereto to institute any action for (or limit any party’s right to institute any action for) specific performance under this Section 11.9 prior or as a condition to exercising any termination right under ARTICLE 7, nor shall the commencement of any action pursuant to this Section 11.9 or anything set forth in this Section 11.9 restrict or limit any such party’s right to terminate this Agreement in accordance with ARTICLE 7 or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding anything to the contrary in this Agreement, in no event shall Seller be entitled to, or be permitted to seek, specific performance in respect of any Financing Source.

Section 11.10    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except for Section 4.4, Section 4.6, Section 4.9(b) and ARTICLE 8 (each of which shall be for the benefit of the Persons set forth therein, and each such Person shall be an intended third-party beneficiary thereof and shall have the rights, benefits and remedies provided for therein), and except as provided in Section 7.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.11    No Other Representations and Warranties of Seller. Except for the representations and warranties expressly set forth in ARTICLE 2, neither Seller nor any Transferred Entity nor any of their respective agents, Affiliates, officers, directors, employees or representatives nor any other Person makes or shall be deemed to make any representation or warranty to Buyers, express or implied, at law or in equity, on behalf of Seller, a Transferred Entity or any Affiliate of Seller or of a Transferred Entity, and each of Seller, the Transferred Entities and each of their respective Affiliates by this Agreement disclaims any such representation or warranty (including any representation or warranty as to merchantability, suitability or fitness for a particular purpose or quality), whether by Seller, a Transferred Entity or any of their respective agents, Affiliates, officers, directors, employees or representatives or any other Person, notwithstanding the delivery or disclosure to any Buyer or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by a Seller, a Transferred Entity or any of their respective agents, Affiliates, officers, directors, employees or representatives or any other Person with respect to any one or more of the foregoing.

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Section 11.12    No Other Representations and Warranties of Buyers. Except for the representations and warranties expressly set forth in ARTICLE 3, neither any Buyer nor any of its agents, Affiliates, officers, directors, employees or representatives nor any other Person makes or shall be deemed to make any representation or warranty to Seller or WestRock, express or implied, at law or in equity, on behalf of Buyers or any Affiliate of Buyers, and each Buyer and its Affiliates by this Agreement disclaims any such representation or warranty (including any representation or warranty as to merchantability, suitability or fitness for a particular purpose or quality), whether by such Buyer or any of its agents, Affiliates, officers, directors, employees or representatives or any other Person, notwithstanding the delivery or disclosure to Seller and WestRock or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by a Buyer or any of its agents, Affiliates, officers, directors, employees or representatives or any other Person with respect to any one or more of the foregoing.

Section 11.13    No Additional Representations; Inspection. Each Buyer acknowledges and agrees that it has conducted its own independent investigation and analysis as it has deemed necessary or desirable of, and, based thereon, has formed an independent judgment concerning, the Business, assets, condition, operations and prospects of the Transferred Entities. In connection with each Buyer’s investigation, each Buyer has received from Seller or its Affiliates various forward-looking statements regarding the Business and the Transferred Entities (including the estimates, assumptions, projections, forecasts, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business and the Transferred Entities furnished to Buyers or any of its respective agents, representatives, lenders or Affiliates) (the “Forward-Looking Statements”). Each Buyer acknowledges and agrees: (a) there are uncertainties inherent in attempting to make the Forward-Looking Statements; (b) such Buyer is familiar with such uncertainties; and (c) such Buyer is not relying on any Forward-Looking Statement in any manner whatsoever. In entering into this Agreement, such Buyer has relied solely upon its own investigation and analysis and the representations and warranties set forth in ARTICLE 2, and such Buyer acknowledges and agrees that, except for the representations and warranties set forth in ARTICLE 2: (a) neither Seller nor any of its respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyers or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement; and (b) it has not been induced by or relied upon in any manner whatsoever any representation, warranty or other statement, express or implied, made by Seller or any of its respective directors, officers, employees, Affiliates, stockholders, agents or representatives or any other Person. Without limiting the generality of the foregoing, each Buyer acknowledges and agrees that neither Seller nor any of its respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied: (a) with respect to any Forward-Looking Statements made: (i) in any management presentations; (ii) in any “data room”; (iii) in any supplemental due diligence information provided or made available; (iv) in connection with such Buyer’s discussions with management of the Business; (v) in negotiations leading to this Agreement; or (vi) in any other circumstance; (b) with respect to the reasonableness of the assumptions underlying any Forward-Looking Statements; or (c) as to merchantability, suitability or fitness for a particular purpose or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Each Buyer acknowledges and agrees that the representations and warranties set forth in ARTICLE 2 are in lieu of, and such Buyer hereby expressly waives all rights to, any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other Law, including the warranties of merchantability and fitness for a particular purpose.

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Section 11.14    Representation of the Transferred Entities and Seller. Each Buyer and its Subsidiaries (including, after the Closing, the Transferred Entities) hereby agrees, on its own behalf and on behalf of its directors, shareholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing arising from the transactions contemplated by this Agreement between any Buyer or any of its Affiliates, on the one hand, and Seller or any of its respective directors, shareholders, members, partners, officers, employees or Affiliates (any of the foregoing, a “Sell-Side Party”), on the other hand, Rogers & Hardin LP (“R&H”) or Eversheds LLP (“Eversheds”) may represent the Sell-Side Party in such dispute even though the interests of the Sell-Side Party may be directly adverse to a Buyer or a Transferred Entity, and even though R&H or Eversheds may have represented a Transferred Entity in a matter substantially related to such dispute, or may be handling ongoing matters for a Transferred Entity. Each Buyer further agrees that, as to all communications among R&H or Eversheds, a Transferred Entity and the Sell-Side Parties that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller (on behalf of the Sell-Side Parties) and may be controlled by Seller and shall not pass to or be claimed by any Buyer or any of the Transferred Entities. Notwithstanding the foregoing, in the event that a dispute arises between any Buyer or any of the Transferred Entities and a third party other than a Sell-Side Party after the Closing, a Transferred Entity may assert the attorney-client privilege to prevent disclosure of confidential communications by R&H or Eversheds to such third party; provided, however, that no Transferred Entity may waive such privilege without the prior written consent of Seller.

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Section 11.15    Exhibits and Schedules. The Seller Disclosure Letter and all exhibits or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Without limiting the terms of the Seller Disclosure Letter, any item disclosed in the Seller Disclosure Letter referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Seller Disclosure Letter is or is not material for purposes of this Agreement. The Seller Disclosure Letter and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as, or to the extent, provided in this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

WESTROCK MWV, LLC

By /s/ Steven C. Voorhees
      Name: Steven C. Voorhees
      Title: CEO

SILGAN HOLDINGS LLC

By /s/ Frank W. Hogan III
      Name: Frank W. Hogan III
      Title: Senior Vice President, General Counsel and Secretary

SILGAN WHITE CAP HOLDINGS SPAIN, S.L.

By /s/ Frank W. Hogan III
      Name: Frank W. Hogan III
      Title: Senior Vice President, General Counsel and Secretary

SILGAN HOLDINGS B.V.

By /s/ Frank W. Hogan III
      Name: Frank W. Hogan III
      Title: Senior Vice President, General Counsel and Secretary

SOLELY FOR PURPOSES OF

SECTION 4.19, SECTION 9.2,
AND ARTICLE 11:

WESTROCK COMPANY

By /s/ Steven C. Voorhees
     Name: Steven C. Voorhees
     Title: CEO

SOLELY FOR PURPOSES of

SECTION 4.8, SECTION 4.19,

Section 9.1 and ARTICLE 11:

SILGAN HOLDINGS INC.

By /s/ Frank W. Hogan III
      Name: Frank W. Hogan III
      Title: Senior Vice President, General Counsel and Secretary